As filed with the Securities and Exchange Commission on February 26,
1996

                                             Registration No. 333-00669
___________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                            AMENDMENT NO. 2 TO
                                 FORM S-4
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                      CHEMICAL FINANCIAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)

          MICHIGAN                       6022                     38-2022454
(State or Other Jurisdiction   (Primary Standard Industrial     (IRS Employer
    of Incorporation or         Classification Code Number)     Identification
     Organization No.)

                           333 EAST MAIN STREET
                          MIDLAND, MICHIGAN 48640
                              (517) 631-3310

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                  ALAN W. OTT                   COPIES OF COMMUNICATIONS TO:
              PRESIDENT AND CHIEF
               EXECUTIVE OFFICER                      GORDON R. LEWIS
             333 EAST MAIN STREET                WARNER NORCROSS & JUDD LLP
            MIDLAND, MICHIGAN 48640               900 OLD KENT BUILDING
                (517) 631-3310                     111 LYON STREET, N.W.
       (Name, Address, Including Zip Code,      GRAND RAPIDS, MICHIGAN 49503
       and Telephone Number, Including Area           (616) 752-2752
          Code, of Agent For Service)

    Approximate date of commencement of proposed sale of the securities to the public:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box:   [ ]







                      CALCULATION OF REGISTRATION FEE
   Title of Each                  Amount to         Proposed Maximum       Proposed Maximum          Amount of
Class of Securities             be Registered        Offering Price       Aggregate Offering       Registration
  to be Registered                                   Per Share<F1>            Price <F1>              Fee<F1>
Common Stock, $10 par value        584,000               $15.95               $9,315,596              $3,212.27
__________________

<F1> The registration fee has been computed pursuant to Rule 457(f)(2)
     based on the aggregate book value of the shares of Common Stock, $20 par value, of State Savings Bancorp, Inc. computed as of September 30, 1995 ($9,315,596). The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

                              _______________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

___________________________________________________________________________





















                    CHEMICAL FINANCIAL CORPORATION
                        CROSS-REFERENCE SHEET
                    AMENDMENT NO. 2 TO FORM S-4


                                              HEADING IN PROSPECTUS
           ITEM OF FORM S-4                    AND PROXY STATEMENT

1.  Forepart of Registration Statement       Outside Front Cover Page
    and Outside Front Cover Page of          of Prospectus
    Prospectus

2.  Inside Front and Outside Back Cover      Inside Front and Outside
    Pages of Prospectus                      Back Cover Pages of
                                             Prospectus; Table of
                                             Contents

3.  Risk Factors, Ratio of Earnings to       Introduction and Summary
    Fixed Charges, and Other
    Information

4.  Terms of the Transaction                 The Merger

5.  PRO FORMA Financial Information          Not Applicable

6.  Material Contracts with the Company      The Merger--Summary of the
    Being Acquired                           Terms of the Merger, and
                                             --Resales by Affiliates;
                                             Voting and Management
                                             Information--Interests of
                                             Certain Persons

7.  Additional Information Required for      Not Applicable
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and           General Information--Experts
    Counsel

9.  Disclosure of Commission Position        Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to S-3          Introduction and Summary--
    Registrants                              Chemical Financial
                                             Corporation and--Chemical
                                             Financial Corporation
                                             Summary of Recent Finan-
                                             cial Information



                                              HEADING IN PROSPECTUS
           ITEM OF FORM S-4                    AND PROXY STATEMENT

11. Incorporation of Certain Informa-        Inside Front Cover Page of
    tion by Reference                        Prospectus; Incorporation of
                                             Certain Documents by
                                             Reference

12. Information with Respect to S-2          Not Applicable
    or S-3 Registrants

13. Incorporation of Certain Infor-          Not Applicable
    mation by Reference

14. Information with Respect to              Not Applicable
    Registrants Other Than S-3
    or S-2 Registrants

15. Information with Respect to S-3          Not Applicable
    Companies

16. Information with Respect to S-2          Not Applicable
    or S-3 Companies

17. Information with Respect to              Introduction and Summary--
    Companies Other Than S-2 or              State Savings Bancorp, Inc.;
    S-3 Companies                            State Savings Bancorp, Inc.;
                                             Voting and Management Infor-
                                             mation--Voting Securities
                                             and Principal Shareholders
                                             of SSBI

18. Information if Proxies, Consents         Introduction and Summary;
    or Authorizations are to be              General Proxy Information;
    Solicited                                Voting and Management Infor-
                                             mation; General Information;
                                             Inside Front Cover Page of
                                             Prospectus

19. Information if Proxies, Consents         Not Applicable
    or Authorizations are Not to be
    Solicited, or in an Exchange
    Offer








                      -ii-
PROSPECTUS AND PROXY STATEMENT


                    SPECIAL MEETING OF SHAREHOLDERS OF
                        STATE SAVINGS BANCORP, INC.
                  IN CONNECTION WITH AN OFFERING OF UP TO
                              584,000 SHARES
                      CHEMICAL FINANCIAL CORPORATION
                      COMMON STOCK, $10.00 PAR VALUE

     The Board of Directors of State Savings Bancorp, Inc. ("SSBI") is furnishing this Prospectus and Proxy Statement on or about March 1, 1996, to solicit proxies to vote at the special meeting of SSBI's shareholders to be held on April 1, 1996, and at any adjournment thereof. At the special meeting, the shareholders will consider and vote upon the approval of an Agreement and Plan of Merger (the "Plan of Merger") pursuant to which SSBI would become affiliated with Chemical Financial Corporation ("Chemical") through the merger of SSBI with and into Chemical (the "Merger").

     This Prospectus and Proxy Statement is a prospectus of Chemical relating to an offering of Chemical Common Stock, $10 par value. This offering is made only to the holders of SSBI Common Stock, $20 par value. (See "The Merger.")

     If the Merger is consummated, each share of SSBI Common Stock outstanding immediately prior to the effective time of the Merger will be converted into 5 validly issued, fully paid, and nonassessable shares of Chemical Common Stock (the "Exchange Rate"), subject to payment in cash for fractional shares and adjustment under certain circumstances. (See "The Merger--Stock Price Condition.") The Exchange Rate will be reduced proportionately if and to the extent that SSBI's "Adjusted Shareholders' Equity" (as defined in the Plan of Merger) is less than $9,300,000 as of a date not more than one month before the closing of the transactions contemplated by the Plan of Merger to be specified by either Chemical or SSBI. (See "The Merger--Minimum Adjusted Shareholders' Equity.") The Board of Directors of
SSBI will resubmit the Plan of Merger for approval by SSBI's shareholders if, as a result of such adjustments, the Exchange Rate would be less than 4.5 shares of Chemical Common Stock for each share of SSBI Common Stock. The Exchange Rate is also subject to upward or downward adjustment upon the occurrence of certain events specified in the Plan of Merger. (See "The Merger.")

     In the written opinion of Austin Associates, Inc. ("Austin"), financial adviser to SSBI, the terms of the Merger are fair from a financial point of view to the shareholders of SSBI. (See "The Merger--Opinion of Financial Adviser.")

     Consummation of the Merger is subject to SSBI shareholder and regulatory approvals and certain other conditions. (See "The Merger--Conditions to the Merger and Abandonment.")

     YOUR VOTE IS IMPORTANT.  APPROVAL OF THE MERGER REQUIRES THE
AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF SSBI COMMON STOCK. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE

SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED
ENVELOPE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus and Proxy Statement is dated February 26, 1996






































                           AVAILABLE INFORMATION


     Chemical is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials and other information filed by Chemical can be inspected and copied at the public reference facilities maintained by the Commission (Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission (450 Fifth Street, N.W., Washington, D.C. 20549).

     Chemical has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission relating to the Chemical Common Stock offered in connection with the Merger described in this Prospectus and Proxy Statement. This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and exhibits for further information about Chemical, SSBI, and their respective securities. Any person may inspect the Registration Statement without charge at the Public Reference Section of the Commission and may obtain copies of all or any part of it at prescribed rates from the Commission.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM ALOYSIUS J. OLIVER, EXECUTIVE VICE PRESIDENT AND SECRETARY, CHEMICAL FINANCIAL CORPORATION, 333 EAST MAIN STREET, MIDLAND, MICHIGAN 48640, TELEPHONE NUMBER (517) 631-3310. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 25, 1996.

     Chemical undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus and Proxy Statement is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference in this Prospectus and Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus and Proxy Statement incorporates). Any such request should be directed to the individual identified in the paragraph above.


     Chemical incorporates by reference into this Prospectus and Proxy Statement the following documents and information:

          FORM 10-K REPORT. Chemical's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1994.

          OTHER REPORTS.

               (1) Chemical's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

               (2) Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

               (3) Chemical's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

               (4) Chemical's Report by Issuer of Securities Quoted on NASDAQ Interdealer Quotation System on Form 10-C dated January 20, 1995.

          DESCRIPTION OF STOCK. The description of Chemical's common stock contained in Chemical's Form 8-A Registration Statement filed with the Commission on January 2, 1976, and any other amendments and reports filed for the purpose of updating such description.

          SUBSEQUENT FILINGS. All other reports Chemical files with the Commission subsequent to the date of this Prospectus and Proxy Statement, but prior to the date of the special meeting of SSBI shareholders, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.




















                        STATE SAVINGS BANCORP, INC.

                          240 NORTH STATE STREET
                         CARO, MICHIGAN 48723-0146

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


To the shareholders of State Savings Bancorp, Inc.:

     A special meeting of shareholders of State Savings Bancorp, Inc. will be held at the main office of State Savings Bank of Caro at 240 North State Street, Caro, Michigan, on April 1, 1996, at 4:00 p.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger between State Savings Bancorp, Inc. and Chemical Financial Corporation.

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 13, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting.


                                   By Order of the Board of Directors,



                                   F. DOUGLAS CAMPBELL, President



   March 1, 1996



               YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO
                 ATTEND THE MEETING, PLEASE SIGN, DATE AND
                    RETURN THE ENCLOSED PROXY PROMPTLY.









                      PROSPECTUS AND PROXY STATEMENT


                    SPECIAL MEETING OF SHAREHOLDERS OF

                        STATE SAVINGS BANCORP, INC.
                          240 NORTH STATE STREET
                         CARO, MICHIGAN 48723-0146
                              (517) 673-3184

                               TO APPROVE AN
                       AGREEMENT AND PLAN OF MERGER
                  INVOLVING AN OFFERING OF COMMON STOCK,
                           $10.00 PAR VALUE, OF

                      CHEMICAL FINANCIAL CORPORATION
                           333 EAST MAIN STREET
                          MIDLAND, MICHIGAN 48640
                              (517) 631-3310


                         INTRODUCTION AND SUMMARY

INTRODUCTION

     Chemical Financial Corporation ("Chemical") and State Savings Bancorp, Inc. ("SSBI") are furnishing this Prospectus and Proxy Statement and the accompanying form of proxy on or about March 1, 1996, to record holders of SSBI Common Stock, $20 par value ("SSBI Common Stock"). The board of directors of SSBI is soliciting proxies to vote at the special meeting of SSBI shareholders to be held on Monday, April 1, 1996, and at any adjournment of that meeting. The shareholders' meeting will be held at the main office of State Savings Bank of Caro, 240 North State Street, Caro, Michigan, at 4:00 p.m., local time.

     The purpose of the special meeting of SSBI shareholders is to consider and vote on approval of the Agreement and Plan of Merger (the "Plan of Merger") attached as Appendix A to this Prospectus and Proxy Statement.
The Plan of Merger provides for the merger of SSBI with and into Chemical (the "Merger"). Approval of the Plan of Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of SSBI Common Stock. (See "The Merger.") SSBI does not anticipate that any other matter will come before the special meeting.

     SSBI's board of directors unanimously voted to approve the Plan of Merger at its October 31, 1995, meeting. (See "Voting and Management Information--Interests of Certain Persons.")

       THE BOARD OF DIRECTORS OF SSBI UNANIMOUSLY RECOMMENDS A VOTE
                    FOR APPROVAL OF THE PLAN OF MERGER.


         CHEMICAL FINANCIAL CORPORATION

     Chemical is a bank holding company with its headquarters in Midland, Michigan. At September 30, 1995, Chemical, on a consolidated basis, had assets of $1.6 billion, deposits of $1.4 billion, a net loan portfolio of $706.1 million and shareholders' equity of $178.8 million. Chemical is the parent company of 10 banking subsidiaries that operate 85 banking offices in 54 Michigan communities. Chemical also has one non-banking subsidiary, CFC Data Corp.

     Chemical and its subsidiaries are engaged in the business of commercial banking and other related activities. The services offered by Chemical cover a wide spectrum of banking and fiduciary services. These include commercial and retail loans, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, automated transaction machine services, money transfer services, safe deposit facilities, cash management, real estate financing, and corporate, pension and personal trust services.

     Chemical's principal markets for financial services presently are the Michigan communities in which Chemical's subsidiaries are located and the areas immediately surrounding those communities. The Midland market is the source of a substantial portion of Chemical's business. Chemical has no material foreign assets or operations.

     Chemical's largest subsidiary is Chemical Bank & Trust Company ("Chemical Bank"). At September 30, 1995, Chemical Bank had assets of $558.9 million, deposits of $447.1 million and a net loan portfolio of $209.4 million. At September 30, 1995, Chemical Bank's assets represented 34.5% of Chemical's consolidated assets. Chemical Bank is headquartered in Midland, Michigan, and conducts a general commercial banking business with individuals and corporate and governmental entities through 17 offices. Chemical Bank serves an area consisting primarily of Midland, Gratiot, western Bay and northwestern Saginaw counties.

     Chemical's 9 other subsidiary banks ranged in size from $54.2 million to $252.7 million in total assets as of September 30, 1995.


STATE SAVINGS BANCORP, INC.

     SSBI is a bank holding company with its headquarters in Caro, Michigan. At September 30, 1995, SSBI, on a consolidated basis, had assets of $59.9 million, deposits of $50.1 million, a net loan portfolio of $21.2 million and shareholders' equity of $9.3 million. SSBI is the parent company of State Savings Bank of Caro (the "Bank"). The Bank conducts its business from its main office and auto bank branch in Caro, Michigan, and a branch office in Fairgrove, Michigan.



                       -2-
     SSBI and its subsidiary are engaged in the commercial banking business and other related activities. The services offered by SSBI include taking deposits, making secured and unsecured loans, and financing commercial transactions.

     SSBI's principal markets for financial services presently are Caro and Fairgrove, Michigan, and the areas immediately surrounding those communities. SSBI has no foreign assets or operations.


SUMMARY OF CERTAIN ASPECTS OF THE MERGER

     SSBI shareholders should consider the following summary in conjunction with the more detailed information appearing elsewhere in this Prospectus and Proxy Statement.

     CONSIDERATION TO BE RECEIVED IN THE MERGER. If the Merger is consummated, SSBI will be merged with and into Chemical. The surviving corporation will be Chemical. The surviving corporation will own the Bank and all of the other assets of SSBI.

     Each share of SSBI Common Stock outstanding immediately prior to the effective time of the Merger will be converted into 5 validly issued, fully paid, and nonassessable shares of Chemical Common Stock (the "Exchange
Rate"), subject to payment in cash for fractional shares and adjustment under certain circumstances. The Exchange Rate may be increased if certain conditions exist, SSBI requests an increase in the Exchange Rate, and Chemical agrees to such increase. In no event will the Exchange Rate be greater than 5.8333 shares of Chemical Common Stock for each share of SSBI Common Stock. See "The Merger--Stock Price Condition" for a discussion of the conditions that must exist before SSBI may request an increase in the Exchange Rate. The Exchange Rate will be reduced proportionately if and to the extent that SSBI's "Adjusted Shareholders' Equity" (as defined in the Plan of Merger) is less than $9,300,000 as of a date not more than one month before the closing of the transactions contemplated by the Plan of Merger to be specified by either Chemical or SSBI. The Board of Directors of SSBI will resubmit the Plan of Merger for approval by SSBI's shareholders if, as a result of such adjustments, the Exchange Rate would be less than 4.5 shares of Chemical Common Stock for each share of SSBI Common Stock. See "The Merger--Minimum Adjusted Shareholders' Equity" for a discussion of the factors to be considered in determining SSBI's Adjusted Shareholders' Equity and the date as of which such amount will be determined.

     The Exchange Rate is also subject to adjustment to prevent dilution upon the occurrence of certain events specified in the Plan of Merger which result in changes in the number of shares of Chemical Common Stock outstanding and certain other events which could otherwise affect the nature or amount of the consideration to be received by SSBI shareholders in exchange for their shares of SSBI Common Stock. See "The Merger--Conversion of SSBI Shares."

                       -3-
     The Exchange Rate and the possible adjustments to the Exchange Rate were determined through the parties' negotiation of the Plan of Merger.
These terms reflect Chemical's and SSBI's judgment as to the value of the shares of SSBI Common Stock relative to the historical and anticipated market price of Chemical Common Stock. See "The Merger--Stock Price Condition" for a discussion of SSBI's ability to request an increase in the Exchange Rate or avoid consummating the Merger in the event of a downward movement in the market price of Chemical Common Stock and "The Merger--Minimum Adjusted Shareholders' Equity" for a discussion of the circumstances that would result in a reduction in the Exchange Rate.

     Chemical will not issue fractional shares of Chemical Common Stock in the Merger. An SSBI shareholder who would otherwise be entitled to receive a fraction of a share of Chemical Common Stock in the Merger will receive instead an amount of cash (without interest) determined by multiplying that fraction of a share by the mean between the high and low transaction prices of Chemical Common Stock reported on The NASDAQ Stock Market for the last trading date preceding the effective time of the Merger.

     OPINION OF FINANCIAL ADVISER. The board of directors of SSBI has engaged Austin to serve as a financial adviser to the board in connection with the Merger and to render its opinion on the terms of the Plan of Merger. Austin has rendered an opinion to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of SSBI. The opinion of Austin is attached as Appendix B. For a more detailed description of this opinion, see "The Merger--Opinion of Financial Adviser." Austin provides consulting services to banking and other financial institutions.

     CONSUMMATION OF THE MERGER. Consummation of the Merger is subject to certain conditions, including among others that the shareholders of SSBI approve the Plan of Merger, that necessary regulatory approvals be obtained, that no proceeding seeking to prevent the Merger be pending or threatened, and that Chemical and SSBI obtain various ancillary certificates, opinions and agreements. SSBI has the right to abandon the Merger if either of the following conditions exists as of a date when the closing of the Merger could be convened: (1) the average of the means between the high and low transactions prices of Chemical Common Stock reported on The NASDAQ Stock Market (the "Reference Price") during the 20 consecutive trading days immediately preceding a date when the closing could be convened (the "Reference Period") as reported in THE WALL STREET JOURNAL, MIDWEST EDITION, is less than $28.00, subject to adjustment; or
(2)(a) the Reference Price is less than $30.00, subject to adjustment, and
(b) the percentage determined by dividing the Reference Price by $35.00 is more than 15 percentage points less than the percentage determined by dividing the aggregate price per share of certain comparison stocks defined in the Plan of Merger on the last day of the Reference Period by the aggregate price per share of those stocks on October 25, 1995, subject to adjustments provided in the Plan of Merger. At any time prior to the


                       -4-
effective time of the Merger, the boards of directors of Chemical and SSBI, or duly authorized committees thereof, may by mutual consent abandon the Merger. In addition, for certain specified reasons the board of directors of either Chemical or SSBI may abandon the Merger. See "The Merger--Conditions to the Merger and Abandonment."

     It is expected that the closing of the Merger will occur, and the Merger will become effective, before June 30, 1996.

     VOTE REQUIRED. Pursuant to the Michigan Business Corporation Act (the "MBCA") and SSBI's Articles of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding shares of SSBI Common Stock entitled to vote on the Plan of Merger is required to approve the Plan of Merger. Failures to vote, abstentions and broker non-votes will have the same effect as votes against approval of the Plan of Merger. As of January 1, 1996, SSBI's directors and executive officers and their affiliates held 26.44% of the outstanding shares of SSBI Common Stock. (See "Voting and Management Information--Interests of Certain Persons.")
Chemical Bank, as trustee for the Chemical Financial Corporation Pension Plan, holds 454 shares of SSBI Common Stock. As of January 1, 1996, none of Chemical's directors and executive officers or their affiliates held shares of SSBI Common Stock. No approval by Chemical's shareholders is required.

     REGULATORY APPROVALS. Consummation of the Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the
"Federal Reserve Board"). Chemical filed an application for approval of the Merger with the Federal Reserve Board on November 24, 1995 and received final approval from the Federal Reserve Board on January 26, 1996. The Merger cannot be consummated for a period of 30 days after receipt of the Federal Reserve Board's final approval. During this 30-day period, the United States Department of Justice may review the competitive effects of the Merger to determine whether it will take action to block the Merger.

     DISSENTERS' RIGHTS. Holders of SSBI Common Stock are not entitled to dissenters' rights under the MBCA in connection with the Merger.

     FEDERAL INCOME TAX CONSEQUENCES. As a condition precedent to consummation of the Merger, Chemical and SSBI must each receive an opinion from Chemical's counsel regarding the federal income tax consequences of the Merger. The opinion of Chemical's counsel must be substantially to the effect, among other matters, that SSBI shareholders will not recognize taxable income by reason of receiving shares of Chemical Common Stock in the Merger and that shares of Chemical Common Stock received by SSBI shareholders in the Merger will have the same basis and holding period as the respective shares of SSBI Common Stock surrendered in exchange for





                       -5-
them. Cash received in lieu of fractional shares of Chemical Common Stock will be taxable. See "The Merger--Federal Income Tax Consequences."

     Due to the complexities of federal, state and local income tax laws, it is strongly recommended that SSBI shareholders consult their own tax advisers concerning the federal, state, and local tax consequences of the Merger.

     ACCOUNTING TREATMENT. Chemical expects to account for the Merger under the pooling of interests method of accounting. See "The
Merger--Accounting Treatment."


MARKET VALUE OF SHARES

     Chemical Common Stock is traded in the over-the-counter market and quoted on The NASDAQ Stock Market under the symbol CHFC. SSBI Common Stock is not actively traded, although occasional transactions occur informally between individuals and local and regional brokerage firms. The prices at which such transactions are effected are only occasionally reported to SSBI. The last transaction prior to September 18, 1995, in which SSBI Common Stock was bought and sold and the price is known to SSBI management was on April 30, 1993, when 220 shares traded at a price of $70 per share. The following table sets forth the ranges of bid prices for Chemical Common Stock for the periods indicated. The high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         PERIOD                     1994                  1995
                              HIGH        LOW       HIGH        LOW
     First Quarter           $28.00     $26.67     $27.50     $25.50
     Second Quarter           26.67      25.33      28.25      27.50
     Third Quarter            26.00      24.33      36.00      28.25
     Fourth Quarter           26.67      25.00      39.00      36.00

     The following table sets forth the last trade price for Chemical Common Stock that The NASDAQ Stock Market reported on September 18, 1995 (the last trading date before the public announcement of the proposed transaction, the price of SSBI Common Stock in the last sale prior to September 18, 1995, for which the price was reported to SSBI management, and the estimated value of Chemical Common Stock to be received for each share of SSBI Common Stock on an equivalent per share basis:







                       -6-

                            CHEMICAL
                          COMMON STOCK             SSBI COMMON STOCK

                                             LAST REPORTED
                                          SALE PRICE PRIOR TO    EQUIVALENT
           DATE           ACTUAL PRICE    SEPTEMBER 18, 1995    PER SHARE<F1>
  September 18, 1995         $37.50            $70.00             $187.50

_________________

<F1> The Equivalent Per Share value of SSBI Common Stock is the estimated market value of Chemical Common Stock to be received in the Merger by SSBI shareholders for each share of SSBI Common Stock. This value is estimated assuming a market value of $37.50 per share for Chemical Common Stock and an Exchange Rate of 5 shares of Chemical Common Stock for each share of SSBI Common Stock.

     As of December 1, 1995, there were 9,187,957 shares of Chemical Common Stock issued and outstanding held by 3,493 holders of record. As of December 31, 1995, there were 100,000 shares of SSBI Common Stock issued and outstanding held by 150 holders of record.

     Chemical and SSBI urge each SSBI shareholder to obtain a current market quote on Chemical Common Stock.


SELECTED FINANCIAL DATA

     The following unaudited table presents selected historical financial information and selected PRO FORMA combined financial information for Chemical and SSBI. This information should be read in conjunction with the historical financial statements and notes thereto included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement. The PRO FORMA combined financial information gives effect to the Merger. The PRO FORMA combined financial information may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be attained in the future. The PRO FORMA combined financial information has been prepared on the assumption that the Merger will be accounted for under the pooling of interests method of accounting. Historical financial information has been restated to reflect stock splits and stock dividends.






                       -7-

                                                                                                              NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                       1990         1991         1992           1993           1994          1994            1995
                                                          (Dollars in Thousands)
CHEMICAL FINANCIAL CORPORATION
 (HISTORICAL)
   Income Statement Data:
     Net Interest Income          $   50,259   $   54,170    $   59,624    $   60,113     $   60,796     $   45,156     $   45,650
     Provision for Loan Losses         1,629        2,214         1,414         1,089          1,081            811            750
     Other Income                      8,691        8,920        10,420        11,482         10,880          8,119          8,837
     Operating Expenses               37,725       40,873        44,087        44,936         43,826         33,855         33,257
     Net Income                       13,350       13,871        16,541        19,268         18,268         12,799         13,802
   Balance Sheet Data
    (period end):
     Assets                       $1,442,593   $1,494,713    $1,573,072    $1,589,693     $1,593,417     $1,602,192     $1,621,570
     Deposits                      1,258,202    1,306,073     1,368,386     1,370,996      1,366,701      1,363,800      1,367,261
     Loans (net)                     682,538      706,327       697,694       697,552        725,081        729,223        706,083
     Long-term Debt                   17,802       16,186        16,057        14,104         12,099         14,101         12,097
     Shareholders' Equity            117,842      127,981       141,241       156,379        161,680        159,177        178,826

STATE SAVINGS BANCORP, INC.
 (HISTORICAL)
   Income Statement Data:
     Net Interest Income          $    2,107   $    2,274    $    2,696    $    2,640     $    2,674     $    1,989     $    1,987
     Provision for Loan Losses            42           56            49            15             19              0              0
     Other Income                        170          166           193           206            193            146            140
     Operating Expenses                1,589        1,571         1,698         1,730          1,721          1,258          1,287
     Net Income                          533          663           943           897            842            651            646
   Balance Sheet Data
    (period end):
     Assets                       $   60,116   $   60,699    $   61,983    $   63,553     $   64,606     $   62,837     $   59,895
     Deposits                         52,173       52,436        53,155        54,419         54,977         53,096         50,078
     Loans (net)                      19,452       18,307        18,158        18,386         20,487         19,868         21,162
     Long-term Debt                        0            0             0             0              0              0              0
     Shareholders' Equity              7,204        7,592         8,160         8,658          9,000          9,159          9,346












                       -8-

                                                                                                             NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                         1992            1993             1994             1994             1995
                                                                 (Dollars in Thousands)
PRO FORMA COMBINED<F1>
        Income Statement Data:
          Net Interest Income                       $   62,320       $   62,753       $   63,470       $   47,145       $   47,637
          Provision for Loan Losses                      1,463            1,104            1,100              811              750
          Other Income                                  10,613           11,688           11,073            8,265            8,977
          Operating Expenses                            45,785           46,666           45,547           35,113           34,544
          Net Income                                    17,484           20,165           19,110           13,450           14,448
        Balance Sheet Data (period end):
          Assets                                    $1,635,055       $1,653,246       $1,658,023       $1,665,029       $1,681,465
          Deposits                                   1,421,541        1,425,415        1,421,678        1,416,896        1,417,339
          Loans                                        715,852          715,938          745,568          749,091          727,245
          Long-term Debt                                16,057           14,104           12,099           14,101           12,097
          Shareholders' Equity                         149,401          165,037          170,680          168,336          188,172

_____________________

<F1> The PRO FORMA financial information was prepared using an Exchange Rate of 5 shares of Chemical
     Common Stock for each share of SSBI Common Stock.  The Exchange Rate assumes that SSBI's
     Adjusted Shareholders' Equity on the Final Statement Date, adjusted as discussed in this
     Prospectus and Proxy Statement, is at least $9,300,000.  The Exchange Rate also assumes the nonexistence of the conditions that could permit SSBI to request an increase in the Exchange
     Rate.




















                       -9-
COMPARATIVE PER SHARE DATA

     The following unaudited table sets forth certain historical and PRO FORMA combined per common share information for Chemical, and certain historical and equivalent PRO FORMA combined per common share information for SSBI. The data is derived from financial statements of Chemical and SSBI incorporated by reference or included elsewhere in this Prospectus and Proxy Statement. The PRO FORMA data do not purport to be indicative of the results of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the period presented. The PRO FORMA combined per common share information for Chemical and the equivalent PRO FORMA combined per common share information for SSBI are stated as if SSBI had always been affiliated with Chemical, giving effect to the proposed transaction under the pooling of interests method of accounting. The information presented below has been restated to reflect stock dividends and stock splits.

                                                                                                        NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,                        ENDED
                                          1990         1991         1992         1993         1994   SEPTEMBER 30, 1995
HISTORICAL PER SHARE DATA

Chemical Financial Corporation
 Net Income per Common Share            $  1.49      $  1.55      $  1.81      $  2.08      $  1.97      $  1.48
 Cash Dividends Declared per
   Common Share                             .40          .44          .47          .51          .56          .50
 Book Value per Common
   Share (at period end)                  13.21        14.31        15.61        17.19        17.69        19.49

State Savings Bancorp, Inc.
 Net Income per Common Share            $  5.33      $  6.63      $  9.43      $  8.97      $  8.42      $  6.46
 Cash Dividends Declared per
   Common Share                            2.75         2.75         3.75         4.00         5.00         3.00
 Book Value per Common
   Share (at period end)                  72.04        75.92        81.60        86.58        90.00        93.46











                      -10-

                                                                                                        NINE MONTHS
                                                                        YEAR ENDED DECEMBER 31,            ENDED
                                                                    1992         1993         1994   SEPTEMBER 30, 1995
PRO FORMA PER SHARE DATA

PRO FORMA Combined (per
 Chemical Share)
 Net Income per Common Share                                      $  1.79      $  2.07      $  1.98      $  1.47
 Cash Dividends Declared per
   Common Share<F1>                                                   .47          .51          .56          .50
 Book Value per Common
   Share (at period end)                                            15.65        17.20        17.71        19.45

Equivalent PRO FORMA Combined
 per SSBI Share<F2>
   Net Income per Common Share                                    $  8.95      $ 10.35      $  9.90      $  7.35
   Cash Dividends Declared per
     Common Share                                                    2.35         2.55         2.80         2.50
   Book Value per Common
     Share (at period end)                                          78.25        86.00        88.55        97.25

____________________

<F1> The PRO FORMA combined cash dividends declared per common share are assumed to be the same as the cash dividends declared per common share by Chemical on a historical basis.

<F2> The SSBI equivalent PRO FORMA combined per common share information is calculated by multiplying the PRO FORMA income per share, PRO FORMA book value per share, and the PRO FORMA dividends per share of Chemical by the Exchange Rate so that the per share amounts are equated to the respective values for one share of SSBI. This information assumes an Exchange Rate of 5.0 (assuming the nonexistence of the conditions that could cause the Exchange Rate to be increased to 5.8333 and no adjustments to SSBI's Adjusted Shareholders' Equity that could cause the Exchange Rate to be reduced).

CHEMICAL FINANCIAL CORPORATION SUMMARY OF RECENT FINANCIAL INFORMATION

     The following tables present summary results of operations of Chemical for the three and twelve-month periods ended December 31, 1995, and for the comparable periods in the preceding year, and selected balance sheet data as of December 31, 1995 and December 31, 1994. In


                      -11-
the opinion of Chemical, the figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial condition and results of operations of Chemical for such periods and as of such dates. This information should be read in conjunction with the historical financial information included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement.

                                           QUARTER ENDED        TWELVE MONTHS ENDED
                                            DECEMBER 31,            DECEMBER 31,
                                          1995        1994       1995         1994
                                       (Dollars in Thousands, Except Per Share Data)
Net interest income                     $15,707     $15,640     $61,357     $60,796
Provision for credit losses                 303         270       1,053       1,081
Net income                                5,929       5,469      19,731      18,268
Net income per common share                 .64         .59        2.12        1.97
Cash dividends per common share             .18         .14         .68         .56

                                               AT DECEMBER 31,
                                          1995                 1994
                                (Dollars in Thousands, Except Per Share Data)
Assets                               $ 1,643,880           $ 1,593,417
Deposits                               1,397,266             1,366,701
Loans                                    738,716               740,176
Long-term debt                            12,080                12,099
Shareholders' equity                     185,544               161,680
Book value per common share                20.18                 17.69

     For the fourth quarter of 1995, Chemical's earnings per share increased by 8.5% compared to the fourth quarter of 1994. Net income per share for the three months ended December 31, 1995, was $.64, compared to $.59 for the same period last year. Net income for the three months ended December 31, 1995 was $5,929,000, compared to $5,469,000 for the fourth quarter of 1994. For the year ended December 31, 1995, net income per share was $2.12, an increase of 7.6% over 1994 earnings per share of $1.97. Net income for 1995 was $19,731,000, an increase of 8.0% over 1994 net income of $18,268,000. Return on average shareholders' equity was 11.1% in 1995, compared to 11.2% in 1994.
Return on average total assets was 1.24% in 1995, compared to 1.14% in 1994.

     Total cash dividends paid in 1995 were $.68 per share, a 21.4% increase over 1994 cash dividends paid per share of $.56.


                      -12-
     Net interest margin increased to 4.19% in 1995, from 4.17% in 1994. The net interest margin increase was primarily attributable to a combined increase in average noninterest bearing deposits and shareholders' equity of $26.2 million during 1995.

     Total loans were $738.7 million as of December 31, 1995, compared to $740.2 million as of December 31, 1994. The lack of growth in Chemical's loan portfolio was partially attributable to the sale of approximately $19.5 million in loans during 1995. During 1995, Chemical sold its $2.9 million credit card portfolio, approximately $1 million in student loans and $15.6 million in longer term residential mortgage loans originated during 1995. Loan quality remains strong as nonperforming loans were $2.6 million as of December 31, 1995, compared to $3.1 million a year ago. Additionally, the allowance for credit losses was 604% of nonperforming loans as of December 31, 1995.




































                      -13-
                     GENERAL MEETING INFORMATION


PURPOSE

     The special meeting will be held for the purpose of considering and voting upon a proposal to approve the Plan of Merger and to transact any and all other business that may properly come before the meeting, or any adjournment of that meeting.


VOTING BY PROXY

     If a holder of shares of SSBI Common Stock as of the record date properly executes and returns a proxy in the form distributed by SSBI, the proxies named will vote the shares represented by that proxy at the special meeting of SSBI shareholders, and at any adjournment of that meeting. Where a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder's specification. If no specific direction is given, the proxies will vote the shares in favor of approval of the Plan of Merger.

     SSBI's management does not currently know of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

     A shareholder may revoke a proxy at any time prior to its exercise by written notice delivered to the President of SSBI or by attending the special meeting of shareholders and voting in person.


PROXY SOLICITATION

     The board of directors and management of SSBI will initially solicit proxies by mail. If they deem it advisable, directors, officers and employees of SSBI may also solicit proxies in person or by telephone without additional compensation. In addition, nominees and other fiduciaries may solicit proxies. Such persons may at the request of SSBI's management mail material to or otherwise communicate with the beneficial owners of shares held by them. Although it does not presently plan to do so, SSBI's management may request that directors, officers and employees of Chemical and its subsidiaries assist in the proxy solicitation. If management makes such a request, such persons may also solicit proxies of SSBI shareholders by mail, telephone and personal interview without additional compensation.





                      -14-
VOTING RIGHTS AND RECORD DATE

     Only shareholders of record of SSBI Common Stock at the close of business on February 13, 1996 (the "Record Date"), are entitled to notice of and to vote at the special meeting of SSBI shareholders or at any adjournment of that meeting. At the close of business on the Record Date, 100,000 shares of SSBI Common Stock were issued and outstanding. As of January 1, 1996, 26,439 shares, or 26.44 percent of the outstanding shares of SSBI Common Stock, were beneficially owned by directors and executive officers of SSBI and their affiliates. These individuals have agreed that they will use their best efforts to cause the Plan of Merger to be approved by the shareholders of SSBI and consummated according to its terms. Each holder of record of SSBI Common Stock on the Record Date will be entitled to one vote for each share registered in his or her name on each matter presented to a vote of the shareholders at the special meeting. The Plan of Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the SSBI Common Stock. For the purpose of counting votes on this proposal, failures to vote, abstentions, and broker non-votes will have the same effect as votes against approval of the Plan of Merger.


EXPENSES

     Chemical will pay all printing expenses and filing fees pertaining to the Registration Statement. SSBI will pay all printing and mailing expenses associated with the Prospectus and Proxy Statement. Except in the case of certain breaches of the Plan of Merger by Chemical or SSBI, each party will pay its own expenses incident to preparing for, entering into, and carrying out the Plan of Merger, and incident to the consummation of the Merger.


                              THE MERGER

     The respective boards of directors of Chemical and SSBI have adopted an Agreement and Plan of Merger dated as of October 31, 1995 (the "Plan of Merger").

     The following discussion summarizes certain provisions of the Plan of Merger and aspects of the Merger. This summary discussion does not purport to be a complete description of the Merger and is qualified in its entirety by reference to the Plan of Merger, which is attached as Appendix A and incorporated by reference into this Prospectus and Proxy Statement.





                      -15-
BACKGROUND OF THE MERGER

     On March 24, 1995, SSBI's board of directors engaged Austin Associates, Inc. ("Austin"), an investment banking firm of Toledo, Ohio, to explore the possibility of enhancing shareholder value through an affiliation with a regional bank holding company.
Proposals were solicited from 10 potentially interested acquiring institutions. SSBI received three proposals, including Chemical's, and SSBI's board of directors determined that Chemical's proposal presented the best opportunity for enhancing shareholder value. After an exchange of additional information and preliminary negotiations, Chemical and SSBI entered into the Plan of Merger with regard to the Merger on October 31, 1995, following approval of the Plan of Merger by their respective boards of directors. Chemical's management and SSBI's management and board of directors, and their respective representatives, negotiated the Exchange Rate and other terms of the Plan of Merger on an arm's-length basis.


REASONS FOR THE TRANSACTION

     The board of directors of SSBI has unanimously determined that the Merger is in the best interests of SSBI and its shareholders. The terms of the Merger and the Plan of Merger, including the Exchange Rate, were the result of arms-length negotiations between SSBI and Chemical and their respective representatives. In the course of reaching its decision to approve the Plan of Merger, the board of directors of SSBI consulted with its legal and financial advisers as well as with management of SSBI and, without assigning any relative or specific weights, considered numerous factors, including, without limitation, the financial results and conditions of SSBI and Chemical, the perceived prospects for each in the future, and the business philosophies of SSBI and Chemical.

     SSBI's board of directors believes the Merger provides to SSBI shareholders an opportunity to have an interest in a larger and more diversified financial organization. SSBI's board of directors also believes that the Merger will assist SSBI in becoming a more effective competitor in its markets through access to greater financial and managerial resources. The directors consider this access to be important in light of the increased competition from a wider range of financial institutions that SSBI has been encountering in the banking industry. The board of directors also believes that the combined organization can achieve certain economies of scale in areas such as holding company management, data processing and regulatory compliance.

     Chemical believes the proposed Merger will enable Chemical to improve its ability to service customers and increase its market share in the markets currently served by SSBI. Chemical believes that the


                      -16-
Merger will permit the achievement of certain economies of scale with respect to Chemical's business conducted in the Thumb region of Michigan.


OPINION OF FINANCIAL ADVISER

     Austin is a recognized investment banking firm regularly engaged in the valuation of financial institutions and other businesses and their securities in connection with mergers and acquisitions and in valuation for estate, corporate and other purposes. SSBI selected Austin to act as SSBI's financial adviser in connection with the Merger on the basis of its reputation and qualifications in evaluating financial institutions.

     Austin has rendered a separate written opinion to the board of directors of SSBI to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of SSBI as of the date of the opinion. Austin based its opinion upon, among other things: (1) a comparison of the financial statements and other financial information concerning SSBI and Chemical set forth or incorporated by reference in this Prospectus and Proxy Statement;
(2) certain other financial information concerning SSBI, including, but not limited to, operating budgets, board of directors' reports and loan loss reserve adequacy reports; (3) financial and share price data of SSBI, Chemical, and comparable banking organizations; (4) the financial terms, to the extent publicly available, of certain comparable transactions; (5) the terms of certain other proposals received by SSBI from other banking institutions; and (6) discussions with the management of SSBI and Chemical. Austin did not make an independent appraisal of SSBI's assets.

     No limitations were imposed on the scope of Austin's investigation. Austin did participate in the negotiation of the terms of the Plan of Merger and other related agreements associated with the Merger. The terms of the Plan of Merger, however, including the Exchange Rate, were negotiated by the boards of directors of Chemical and SSBI, and their representatives, on an arm's-length basis. A copy of the fairness opinion is attached as Appendix B to this Prospectus and Proxy Statement and should be read in its entirety.

     Austin has no other material relationship with any of the parties to the merger or their affiliation.








                      -17-
     In connection with rendering its opinion, Austin performed a variety of financial analyses, which are summarized below. Austin believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Austin's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond SSBI's or Chemical's control. Any estimates contained in Austin's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.

     PRELIMINARY APPRAISAL OF SSBI. Austin completed a preliminary appraisal of SSBI which was presented to the Board of Directors of SSBI in April of 1995. Austin estimated that a reasonable sale of control value for SSBI would range between $12.8 to $13.3 million, or approximately $128 - $133 per share.

     THE PROCESS FOR SOLICITING INDICATIONS OF INTEREST FROM OTHER BANK HOLDING COMPANIES. Through Austin, SSBI contacted ten publicly traded commercial banking organizations, that were selected by the SSBI board of directors after consultation with Austin, to assess their interest in acquiring SSBI. Of the ten organizations contacted, five requested confidential information packages which provided detailed information regarding the business and operations of SSBI. Each organization provided information was requested to submit a specific proposal to acquire SSBI. Austin pursued discussions with each organization that had requested the confidential information. Eventually three organizations submitted proposals to acquire SSBI. The SSBI board of directors selected the Chemical proposal after extensive deliberation and negotiation.

     COMPARATIVE PRICE ANALYSIS. In determining whether the price offered by Chemical for SSBI was fair, from a financial point of view, to the shareholders of SSBI, Austin reviewed a comparison of prices paid in sale of control transactions in Michigan for banks having assets of up to $100 million. Austin looked specifically at nine transactions announced between 1988 and 1993 involving Michigan-based sellers. The nine transactions had an average price to book value ratio of 142% and a price to earnings multiple of 14.72 times. The median multiples were 123% of book value and 14.90 times earnings.
The market value of the consideration to be received by SSBI shareholders in the Merger is based on an exchange rate of 5 validly issued, fully paid, nonassessable shares of Chemical Common Stock, subject to payment in cash for fractional shares and adjustment under certain circumstances which is estimated at approximately 216% of


                      -18-
SSBI's book value at September 30, 1995. The market value of the consideration is further estimated to equal 25.4 times SSBI's consolidated earnings per share for the twelve months ended
September 30, 1995.

     CONTRIBUTION ANALYSIS. Austin compared the PRO FORMA ownership interest in Chemical that SSBI shareholders would receive, in the aggregate, to the contribution by SSBI to the total assets, equity and net income in the combined organization. Assuming a September 30, 1995 Closing date for the Merger, SSBI shareholders would own approximately 5.2% of Chemical on a PRO FORMA basis. SSBI's contribution of total assets would equal 3.6%, the contribution of total equity would equal 5.0%, and the contribution of year-to-date 1995 net income would have equaled 4.5%.

     DILUTION ANALYSIS. Austin also reviewed the PRO FORMA effect of the Merger to SSBI's and Chemical's September 30, 1995 earnings per share and book value per share. SSBI recorded earnings per share of $6.46 and a book value of $93.46 per share as of September 30, 1995. Giving effect to the Merger through September 30, 1995, the equivalent SSBI earnings per share would have equaled $7.35, an increase of 14% over actual results. Book value per share would have increased to $97.25 per share, an increase of 4% over the actual book value of $93.46. Giving effect to the Merger, Chemical's book value per share would have been diluted by $.04 or .2% and earnings per share would have been diluted by $.01 or 1.0%.

     DIVIDENDS. Austin reviewed the current cash dividends paid by SSBI and Chemical. Based on the exchange ratio of 5 Chemical shares for each share of SSBI, equivalent dividends to SSBI shareholders would have been $2.80 in 1994, a 44% decrease over actual dividends received by SSBI shareholders. Equivalent dividends for 1995 would have been $2.50, a 16.6% decrease from actual dividends received by SSBI shareholders.

     The summary set forth above does not purport to be a complete description of the analyses performed by Austin. Further, Austin did not conduct a physical inspection of any of the properties or assets of SSBI or Chemical. Austin has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of SSBI and Chemical made pursuant to the Plan of Merger, and has not independently attempted to verify any of such information. Austin has also assumed that the conditions to the Merger as set forth in the Plan of Merger would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Plan of Merger. No limitations were imposed by SSBI or Chemical upon Austin on the scope of its investigation nor were any specific instructions given to Austin in connection with its fairness opinion.


                      -19-
     For Austin's services as financial adviser, SSBI will pay the firm a fee of $30,000, plus a contingent amount equal to .625% of the transaction value when the Merger is consummated. SSBI estimates that total fees under this arrangement will be $155,000. In addition, SSBI has agreed to reimburse Austin for reasonable out-of-pocket expenses and indemnify Austin against certain liabilities, including liabilities under the securities laws.


CONVERSION OF SSBI SHARES

     Pursuant to the Plan of Merger, SSBI is soliciting proxies from SSBI's shareholders for the purpose of approving the Plan of Merger. The affirmative vote of the holders of two-thirds of the outstanding shares of SSBI Common Stock is required to approve the Plan of Merger.

     At the time the Merger becomes effective, SSBI will be merged with and into Chemical. The surviving corporation will be Chemical and will own the Bank and all of the other assets of SSBI. The Articles of Incorporation of the surviving corporation will be the Restated Articles of Incorporation of Chemical without change from the Restated Articles of Incorporation in effect immediately prior to the effective time of the Merger. The Bylaws of the surviving corporation will be the Bylaws of Chemical as in effect immediately prior to the effective time of the Merger.

     At the time the Merger becomes effective, each of the then issued and outstanding shares of SSBI Common Stock will be converted into 5 (the "Exchange Rate") validly issued, fully paid and nonassessable shares of Chemical Common Stock, subject to payment in cash for fractional shares and adjustment under certain circumstances. The Exchange Rate may be increased if certain conditions exist. See "The Merger--Stock Price Condition" for a discussion of the conditions that must exist before SSBI may request an increase in the Exchange Rate. The Exchange Rate will be reduced proportionately if and to the extent that SSBI's "Adjusted Shareholders' Equity" (as defined in the Plan of Merger) is less than $9,300,000 as of a date not more than one month before the closing of the transactions contemplated by the Plan of Merger to be specified by either Chemical or SSBI. The Board of Directors of SSBI will resubmit the Plan of Merger for approval by SSBI's shareholders if, as a result of such adjustments, the Exchange Rate would be less than 4.5 shares of Chemical Common Stock for each share of SSBI Common Stock. See "The Merger--Minimum Adjusted Shareholders' Equity" for a discussion of the factors to be considered in determining SSBI's Adjusted Shareholders' Equity and the date as of which such amount will be determined.

     The Exchange Rate and the possible adjustments to the Exchange Rate were determined through the parties' negotiation of the Plan of Merger. These terms reflect Chemical's and SSBI's judgment as to the

                      -20-
value of the shares of SSBI Common Stock relative to the historical and anticipated market price of Chemical Common Stock.

     The Exchange Rate is subject to upward or downward adjustment upon the occurrence of or the setting of a record date for certain events between the date of the Plan of Merger and the effective time of the Merger that result in or would result in changes in the number of shares of Chemical Common Stock or SSBI Common Stock outstanding, as the case may be. The purpose of any such adjustment to the Exchange Rate would be to prevent dilution of the interests of the respective shareholders of Chemical and SSBI upon the occurrence of certain events listed in the Plan of Merger. It is expected that none of these events will occur and that no adjustment of the Exchange Rate for any such event will be necessary. (See "The Merger--Conversion of SSBI Shares.") See "The Merger--Minimum Adjusted Shareholders' Equity" for a discussion of the circumstances that would result in a reduction in the Exchange Rate.

     Chemical will not issue fractional shares of Chemical Common Stock in the Merger. An SSBI shareholder who would otherwise be entitled to receive a fraction of a share of Chemical Common Stock in the Merger will receive instead an amount of cash (without interest) equal to such fraction of a share multiplied by the mean between the high and low transaction prices of Chemical Common Stock reported on The NASDAQ Stock Market for the last trading date preceding the effective time of the Merger.


STOCK PRICE CONDITION

     SSBI will not be obligated to consummate the Merger at any time when either of the following conditions exist: (1) the average of the means between the high and low transactions prices of Chemical Common Stock reported on The NASDAQ Stock Market (the "Reference Price") during the 20 consecutive trading days immediately preceding a date (the "Upset Date") when the closing of the Merger could be convened (the "Reference Period") as reported in THE WALL STREET JOURNAL, MIDWEST EDITION, is less than $28.00, subject to certain adjustments; or (2)(a) the Reference Price is less than $30.00, subject to certain adjustments, and (b) the percentage determined by dividing the Reference Price by $35.00 is more than 15 percentage points less than the percentage determined by dividing the sum of the closing prices of a group of comparison stocks (as defined in the Plan of Merger) on the last day of the Reference Period by the sum of the closing prices of those comparison stocks on October 25, 1995, subject to certain adjustments. The comparison stocks used for this purpose include the publicly traded common stocks of a group of 6 regional bank holding companies listed in the Plan of Merger that are similar in size and nature to Chemical.


                      -21-
     The effect of these provisions is that SSBI need not consummate the Merger at a time when the price of Chemical Common Stock has declined substantially from the price prevailing when SSBI's board of directors approved the Merger and the Exchange Rate or when the price of Chemical Common Stock has declined less significantly from the price prevailing when SSBI's board approved the Plan of Merger and that decline has been disproportionate to any decline in the average price of the comparison stocks.

     If either of these conditions exists, SSBI will have the right until the fifth business day after the last day of the Reference Period (the "Exercise Period") to either: (1) abandon the Merger and terminate the Plan of Merger; (2) proceed with the Merger on the basis of the Exchange Rate without adjustment; or (3) request Chemical to increase the Exchange Rate (an "Increase Notice") to 5.8333 shares of Chemical Common Stock for each share of SSBI Common Stock (the "Adjusted Rate"). If Chemical receives an Increase Notice, Chemical may either accept or decline the Adjusted Rate. If Chemical accepts the Adjusted Rate, the Plan of Merger will remain in effect except that the Exchange Rate will be equal to the Adjusted Rate. If Chemical declines the Adjusted Rate or fails to deliver written notice of its decision to accept or decline the Adjusted Rate, the Merger will be abandoned and the Plan of Merger terminated; provided, that if Chemical declines the Adjusted Rate or fails to deliver notice of its decision to accept or decline the Adjusted Rate, SSBI may elect to proceed with the Merger on the basis of the Exchange Rate without any adjustment.


MINIMUM ADJUSTED SHAREHOLDERS' EQUITY

     Under the Plan of Merger, the Exchange Rate will be reduced proportionately if and to the extent that SSBI's "Adjusted Shareholders' Equity" is less than $9,300,000. Any such adjustment to the Exchange
Rate will be effected by multiplying the Exchange Rate by a fraction equal to SSBI's Adjusted Shareholders' Equity divided by $9,300,000.
SSBI's "Adjusted Shareholders' Equity" will be SSBI's consolidated shareholders' equity computed according to generally accepted accounting principles as of a Final Statement Date (as defined in the Plan of Merger) not more than one month before the closing of the transactions contemplated by the Plan of Merger, as set forth on a Closing Balance Sheet (as defined below), adjusted by subtracting the following items, net of tax effects, if and to the extent that they are not reflected in the Closing Balance Sheet: (1) all transaction-related expenses which SSBI has incurred to date plus a reasonable estimate of the transaction-related expenses SSBI will incur as a result of the Merger (including, without limitation, its legal, accounting, actuarial, tax preparation and investment bankers' fees and expenses); (2) any additional provision to SSBI's loan loss allowance necessary to cause SSBI's allowance for loan losses as

                      -22-
reflected on the Closing Balance Sheet to be not less than 0.97% of total loans reflected on the Closing Balance Sheet; (3) the amount of any cash dividends declared by SSBI before the effective time of the Merger; (4) the amount of any bonuses or other compensation awarded or payable to directors and/or employees of either SSBI or the Bank before the effective time of the Merger; (5) the amount of fees and expenses incurred to date or payable to accountants and other representatives in connection with an audit of SSBI's 1994 and 1995 consolidated financial statements; and (6) any other amounts upon which Chemical and SSBI may mutually agree.

     The "Closing Balance Sheet" will be a consolidated balance sheet of SSBI as of the Final Statement Date (as defined in the Plan of Merger), the subject of an agreed-upon procedures report (the "Closing Report") by SSBI's independent auditors, and prepared based upon applicable standards of the American Institute of Certified Public Accountants in a manner consistent with the audited balance sheet of SSBI as of December 31, 1995. The computation of SSBI's Adjusted Shareholders' Equity as of the Final Statement Date shall also be the subject of the Closing Report.

     The Board of Directors of SSBI will resubmit the Plan of Merger for approval by SSBI's shareholders if, as a result of such adjustments, the Exchange Rate would be less than 4.5 shares of Chemical Common Stock for each share of SSBI Common Stock.


DISTRIBUTION OF CHEMICAL COMMON STOCK

     As of the effective time of the Merger, holders of SSBI Common Stock outstanding immediately prior to the effective time of the Merger will cease to be shareholders of SSBI and will have no rights as SSBI shareholders. Certificates that represented shares of SSBI Common Stock outstanding immediately prior to the effective time of the Merger ("Old Certificates") will then represent the right to receive shares of Chemical Common Stock having all of the voting and other rights of shares of Chemical Common Stock and the right to receive cash in lieu of fractional shares, as provided in the Plan of Merger, except that no former SSBI shareholder shall be entitled to receive dividends payable to holders of record of Chemical Common Stock after the effective time of the Merger until the physical exchange of that shareholder's Old Certificates for new Chemical Common Stock certificates has been effected. After the effective time of the Merger, Old Certificates will be exchangeable for new stock certificates representing the number of shares of Chemical Common Stock to which such holders will be entitled.

     As soon as practicable after the Merger becomes effective, Chemical will send to record holders of SSBI Common Stock transmittal materials to be used to exchange Old Certificates for stock

                      -23-
certificates representing shares of Chemical Common Stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

     As soon as practicable after the Merger becomes effective, Chemical will deliver the number of shares of Chemical Common Stock issuable and the amount of cash payable for fractional shares in the Merger to Chemical Bank, or such other bank or trust company as Chemical may designate for such purpose (the "Exchange Agent").

     Promptly after receipt of the proper transmittal documents and Old Certificates from a SSBI shareholder, the Exchange Agent will issue and deliver new stock certificates to the shareholder. The Exchange Agent will issue and deliver certificates in the name and to the address appearing on SSBI's stock records as of the effective time of the Merger, or in such other name or to such other address as the holder of record may specify in transmittal documents received by the Exchange Agent. The Exchange Agent will not be required to issue and deliver certificates to a shareholder until it has received all of the Old Certificates held of record by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials. Such Old Certificates, transmittal materials and affidavits must be in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

     The Exchange Agent will have reasonable discretion to determine the rules and procedures relating to the issuance and delivery of certificates of Chemical Common Stock into which shares of SSBI Common Stock are converted in the Merger and governing the payment for fractional shares.

     The declaration of a dividend on Chemical Common Stock payable to shareholders of record of Chemical as of a record date on or after the effective time of the Merger will include dividends on all shares of Chemical Common Stock issuable under the Plan of Merger. However, no former shareholder of SSBI will be entitled to receive a distribution of such dividends until physical exchange of that shareholder's Old Certificates shall have been effected. Upon physical exchange of that shareholder's Old Certificates, he or she will be entitled to receive from Chemical an amount equal to all such dividends (without interest and less the amount of taxes, if any, which may have been imposed or paid) declared and paid with respect to those shares.

     At or after the effective time of the Merger, Chemical and SSBI will not transfer on the stock transfer books of SSBI any shares of SSBI Common Stock which were issued and outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, a shareholder properly presents Old Certificates to Chemical for transfer, Chemical will cancel and exchange the Old

                      -24-
Certificates for stock certificates representing shares of Chemical Common Stock as provided in the Plan of Merger. After the effective time of the Merger, ownership of shares represented by Old
Certificates may be transferred only on the stock transfer records of Chemical.


EFFECTIVE TIME OF THE MERGER

     The Merger shall be consummated as promptly as possible following a closing by filing a Certificate of Merger in accordance with the MBCA. The effective time of Merger will be a date and time specified in the Certificate of Merger, which will be not later than 3 business days after the closing. If the shareholders of SSBI adopt the Plan of Merger at the special meeting of SSBI shareholders, and the other conditions to the Merger set forth in the Plan of Merger and summarized under "The Merger--Conditions to the Merger and Abandonment" in this Prospectus and Proxy Statement are satisfied, the effective time of the Merger is anticipated to be during the second quarter of 1996, provided that the Plan of Merger has not been terminated prior to that time. The Merger may not be consummated until receipt of approval from the Federal Reserve Board or its delegate and expiration of the required 30-day waiting period following such approval. An application for prior approval of the Merger was submitted to the Federal Reserve Board on November 24, 1995, and the final approval of the Federal Reserve Board was granted on January 26, 1996. There can be no assurance when or if any other condition to the Merger will be satisfied.


BUSINESS OF SSBI PENDING THE MERGER

     The Plan of Merger also contains covenants to which SSBI has agreed. The covenants remain in effect until the effective time of the Merger or until the Plan of Merger has been terminated and include, among others things (except as consented to in writing by Chemical or otherwise provided in the Plan of Merger), an agreement that each of SSBI and the Bank will: (1) conduct its business and manage its property only in the usual, regular and ordinary course;
(2) not enter into any employment agreement that is not terminable, without cost of penalty, on 60 days' or less notice; (3) not issue any capital stock or any security convertible into capital stock, or grant any warrant or option to acquire capital stock, or otherwise alter its capital structure; (4) not make any material changes in any policies or procedures applicable to the conduct of its business; (5) not sell, mortgage, pledge, encumber or otherwise dispose of any property or assets, except in the ordinary course of business, having a fair market value of $25,000 or more; (6) except to reelect persons who are then incumbent directors and officers at annual meetings, not, without first consulting Chemical, increase the number of directors or fill

                      -25-
any vacancy on the board of directors or elect or appoint any person to an executive office; (7) except for certain exceptions listed in the Plan of Merger, not increase the salary or compensation payable to or agree to pay any bonus to any director or officer, or any class or group of employees as a class or group, and not introduce or change any employee benefit plan or program of any kind for the benefit of its employees unless required by law or the Plan of Merger; (8) not borrow money except in the ordinary course of business; and (9) not change its articles of incorporation or charter, or its bylaws.

     SSBI has agreed not to declare or pay, or agree to declare or pay, any dividend or distribution of any kind upon SSBI Common Stock after the Final Statement Date. SSBI has agreed to declare and pay dividends which are consistent with SSBI's historical practice, including an agreement to: (1) not declare or pay cash dividends during any fiscal period which exceed the cash dividends declared or paid during the comparable period of the prior year; and (2) not declare or pay cash dividends during any fiscal period which are less than the cash dividends declared or paid during the comparable period of the prior year without Chemical's written consent, which consent may not be withheld unless, in Chemical's reasonable judgment, the reduction in dividends declared or paid could be inconsistent with the pooling of interests method of accounting for the Merger. SSBI must adjust the record date for its regularly scheduled dividend with respect to the period in which the Merger occurs, if necessary, to assure that SSBI shareholders receive only one dividend payable in, or with a record date occurring in, the quarter in which the effective time of the Merger occurs, with respect to shares of SSBI Common Stock or Chemical Common Stock received in the Merger.


MANAGEMENT AFTER THE MERGER

     Upon the consummation of the Merger, the directors and officers of the surviving corporation will be the persons who were directors and officers of Chemical immediately prior to the effective time of the Merger. The directors, officers and employees of the Bank will continue immediately after the effective time of the Merger as directors, officers and employees of the Bank.

CONDITIONS TO THE MERGER AND ABANDONMENT

     The obligations of Chemical and SSBI to consummate the Merger are subject to the fulfillment of certain conditions including, without limitation, the following:

          (1) An affirmative vote of holders of two-thirds of the outstanding shares of SSBI Common Stock is required to approve the Plan of Merger.


                      -26-
          (2)  The Federal Reserve Board must approve the Merger.

          (3) Chemical and SSBI must comply with their respective covenants, and their respective representations and warranties must be true in all material respects each as set forth in the Plan of Merger. (See "The Merger--Business of SSBI Pending the Merger.")

          (4) Chemical and SSBI must receive certain opinions of counsel.

          (5) Chemical must have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of SSBI upon consummation of the Merger, all in form and substance reasonably satisfactory to Chemical.

          (6) Chemical must receive reasonable assurance from its certified public accountants, satisfactory in form and substance, that the Merger will be treated as a pooling of interests for accounting purposes, subject to satisfaction of post-Merger conditions.

          (7) Neither Chemical nor SSBI must be subject to any order, decree or injunction of a court or agency enjoining or prohibiting the Merger.

          (8) There must not be any suit or proceeding pending or threatened (a) against or relating to SSBI or the Bank that could result in any liability that could have a material adverse effect on SSBI and the Bank on a consolidated basis, (b) against directors or officers of SSBI in their capacities as such, or (c) that challenges the Merger or the Plan of Merger.

     Either Chemical or SSBI, whichever is entitled to the benefit of the foregoing conditions, may waive one or more of those conditions except where satisfaction of the condition is required by law. The Plan of Merger contains various other conditions to the respective obligations of Chemical and SSBI which must be satisfied.

     The boards of directors, or duly authorized committees thereof, of SSBI and Chemical may by mutual consent terminate the Plan of Merger and abandon the Merger at any time prior to the effective time of the Merger. The board of directors of either SSBI or Chemical may terminate the Plan of Merger and abandon the Merger on its own action upon the occurrence of certain events specified in the Plan of Merger including, among others, the following events:



                      -27-
          (1) Chemical or SSBI discovers that one or more of the other party's representations and warranties is or has become untrue, and the cumulative effect of all such untrue representations and warranties is material to the other party's income, business or financial condition on a consolidated basis;

          (2) Chemical or SSBI commits one or more breaches of certain provisions set forth in the Plan of Merger which would in the aggregate be material and such breach or breaches are not cured after notice;

          (3) there occurs a materially adverse change in the financial condition of either Chemical or SSBI on a consolidated basis from that which existed on December 31, 1994;

          (4)  the Merger is not effective on or before September
     30, 1996;

          (5) a court of competent jurisdiction issues a final unappealable injunction or other judgment restraining or prohibiting consummation of the Merger;

          (6) the shareholders of SSBI fail to adopt the Plan of Merger at the special meeting or any adjournments of that meeting and the meeting has been finally adjourned; or

          (7) the Federal Reserve Board or its delegate refuses to approve the Merger.

     Chemical may terminate the Plan of Merger and abandon the Merger at any time if its independent public accountants shall have advised Chemical that the Merger is not likely to qualify for treatment as a pooling of interests for accounting purposes.

     Chemical may terminate the Plan of Merger and abandon the Merger if any environmental conditions are found, suspected, or indicated by environmental assessments which are contrary to SSBI's representations and warranties set forth in the Plan of Merger, and the parties are unable to agree upon arrangements for the further investigation and remediation of the condition and/or a mutually acceptable modification to the Plan of Merger; provided, that Chemical gives SSBI 5 days' written notice of its intent to terminate the Plan of Merger.

     Chemical may terminate the Plan of Merger and abandon the Merger if SSBI or the Bank, or any of their respective directors, officers, employees, investment bankers, representatives, or agents, solicits, encourages, negotiates, accepts, approves or discusses with any party other than Chemical any proposals, offers, or expressions of interest

                      -28-
concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving SSBI or the Bank or any of their respective assets or properties.


DESCRIPTION OF CHEMICAL CAPITAL STOCK

     Chemical's authorized capital stock consists of 15,000,000 shares
of common stock, $10 par value ("Common Stock").   As of October 16,
1995, Chemical had outstanding 9,173,873 shares of Chemical Common Stock. Chemical expects to issue 500,000 shares of Chemical Common Stock in the Merger.

     Holders of Chemical Common Stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. Each holder of Chemical Common Stock is entitled to one vote for each share held on each matter submitted for shareholder action. Chemical Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

     In the case of any liquidation, dissolution or winding up of the affairs of Chemical, holders of Chemical Common Stock will be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them.

     All outstanding shares of Chemical Common Stock are, and shares to be issued pursuant to the Merger will be, when issued, fully paid and nonassessable.


COMPARISON OF RIGHTS OF CHEMICAL SHAREHOLDERS AND SSBI SHAREHOLDERS

     If the Merger is consummated, a person holding a given percentage of the outstanding shares of SSBI Common Stock will hold a lesser percentage of the outstanding shares of Chemical Common Stock after the Merger. In addition, because Chemical is a larger entity than SSBI, the universe of financial institutions and other companies that have the resources to acquire Chemical will be smaller than for SSBI.

     SSBI Common Stock is not listed on a securities exchange or quotation system. Chemical's shareholders enjoy a broader and more active market for Chemical Common Stock than has historically existed for SSBI Common Stock. Listing on The NASDAQ Stock Market provides market quotations which are useful in resolving questions of fair valuation.

     Chemical is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
SSBI is not presently subject to these reporting requirements.  SSBI's

                      -29-
shareholders will therefore benefit from Chemical's registration under the Exchange Act by virtue of the availability of more current and detailed information regarding Chemical than presently exists with respect to SSBI.

     As bank holding companies, both Chemical's and SSBI's corporate affairs are governed by the MBCA. Therefore, persons who receive shares of Chemical Common Stock in the Merger will have similar rights to those they presently possess as shareholders of SSBI.

     SSBI's Articles of Incorporation contain a provision that requires the affirmative vote of the holders of two-thirds of the outstanding shares of SSBI Common Stock to approve any merger, consolidation, recapitalization, reclassification, liquidation or dissolution in which SSBI is a party or the sale, lease, exchange or other disposition of substantially all of the property and assets of SSBI. Chemical's Restated Articles of Incorporation do not contain any such super-majority approval requirement and such actions may be approved by the affirmative vote of the holders of a majority of the outstanding shares of Chemical Common Stock. Therefore, approval of such actions requires the affirmative vote of the holders of a lesser percentage of the outstanding shares of Chemical Common Stock.


PROVISIONS AFFECTING CONTROL OF CHEMICAL

     CONTROL SHARE ACT. Michigan law regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act applies to Chemical and its shareholders. The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     FAIR PRICE ACT. Certain provisions of the MBCA (the "Fair Price Act") establish a statutory scheme similar to the supermajority and

                      -30-
fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (1) the purchase price to be paid for the shares of the corporation is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and
(2) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with the interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.


INDEMNIFICATION AND LIMITATION OF LIABILITY

     INDEMNIFICATION OF DIRECTORS AND OFFICERS OF CHEMICAL.
Chemical's Restated Articles of Incorporation require indemnification of Chemical's directors, officers, employees and agents as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of Chemical, a subsidiary, or otherwise) arising out of their service as directors, officers, employees or agents or in any other capacity to Chemical or a subsidiary, or to another organization at the request of Chemical or a subsidiary.

     Chemical may purchase and maintain insurance to protect itself and any director, officer or other person against any liability asserted against and incurred by him or her in respect of such service

                      -31-
regardless of whether Chemical would have the power to indemnify him or her against such liability by law or otherwise.

     LIMITATION OF CHEMICAL DIRECTORS' LIABILITY. Article VIII of Chemical's Restated Articles of Incorporation provides that directors of Chemical shall not be personally liable to Chemical or its shareholders for monetary damages for breaches of fiduciary duty, except to the extent that such a limitation of liability is contrary to the MBCA. This provision is designed to promote an environment in which Chemical's directors are free to function decisively and effectively in directing the operation of the corporation without the potential inhibiting threat of litigation.

     Article VIII eliminates the personal liability of directors of Chemical in their capacity as directors (but not directors in their capacity as officers) to Chemical and its shareholders to the full extent permitted by Michigan law. Article VIII does not affect a director's fiduciary duties. Each director would continue to owe to Chemical and its shareholders a duty of care (which requires that a director make informed and well-reasoned business judgments) and a duty of loyalty (which requires that a director act in good faith and with the honest belief that his or her actions are in the best interests of Chemical and its shareholders). Article VIII does, however, prevent a director from being monetarily liable to Chemical or its shareholders for violations of his or her duty of care, even if the director makes a negligent business decision.

     Article VIII does not limit a director's liability to parties other than Chemical and its shareholders, nor does Article VIII eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an illegal dividend, approving an illegal distribution, or obtaining an improper personal benefit. In addition, Article VIII does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, or limit a director's liability under the federal securities laws. However, equitable remedies available to shareholders may in some instances be ineffective as a practical matter. For instance, shareholders may not be aware of a proposed transaction or other action until it is too late to prevent its completion.

     Because Article VIII limits the situations in which a director may be held monetarily liable, it could have the effect of reducing the likelihood of derivative litigation against Chemical's directors.
Article VIII may also discourage or deter shareholders from bringing a lawsuit against Chemical's directors for breach of their duties of care, even though such an action, if successful, might otherwise have benefited Chemical and its shareholders. Insulation of directors from personal liability could influence their decisions with respect to any

                      -32-
future proposals to acquire Chemical. This could have the effect of making it more difficult for others to acquire Chemical and might discourage efforts to acquire Chemical.

     Chemical's board of directors does not believe the limitation of director liability under Article VIII results in directors acting with less concern for their fiduciary duties. Chemical's board of directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of Chemical, and not from a fear of monetary damage awards. Consequently, Chemical's board of directors believes that the level of scrutiny and care exercised by directors is not lessened by Article VIII.

     An amendment to or repeal of Article VIII may not apply to or affect the liability or alleged liability of any director of Chemical for or with respect to any act or omission of such director prior to such amendment or repeal.


AGREEMENTS OF AFFILIATES

     The shares of Chemical Common Stock to be issued to shareholders of SSBI under the Plan of Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). That registration, however, does not cover resales by SSBI shareholders who may be deemed to control or be controlled by, or be under common control with, SSBI at the time of the special meeting of shareholders ("Affiliates").

     Each director and certain other individuals of SSBI who may be deemed Affiliates of SSBI have agreed that he or she will not sell, transfer or otherwise dispose of shares of Chemical Common Stock received in the Merger in a manner which would result in a violation of the Securities Act or applicable rules and regulations or prior to publication of financial results of the post-Merger combined operations of Chemical covering a period of at least 30 days.
Chemical may place a legend reflecting the transfer restrictions on the certificates representing the shares of Chemical Common Stock. In addition, each director and certain other individuals who may be deemed Affiliates of SSBI have agreed not to voluntarily sell or dispose of any shares of SSBI Common Stock (except as may be necessary to discharge a fiduciary duty or by gift made for estate planning purposes).

     SSBI's directors, as Affiliates of SSBI, have each executed a letter agreement setting forth the obligations described above and requiring in addition that the Affiliates use their best efforts to cause the Merger to be consummated. See "Voting and Management Information--Interests of Certain Persons."


                      -33-
ACCOUNTING TREATMENT

     Chemical expects to treat the Merger as a pooling of interests for accounting purposes. Under generally accepted accounting principles governing pooling of interests accounting, Chemical would carry forward to its accounts the assets and liabilities of SSBI in the amounts reported by SSBI. See "The Merger--Pro Forma Condensed Combined Financial Statements." If the Merger does not qualify for the pooling of interests accounting method, Chemical may terminate the Plan of Merger and abandon the Merger.

     One of the conditions of eligibility for the pooling of interests method of accounting is that, at the date of consummation of the plan of combination, each combining company must be independent of the other combining company. SSBI has warranted to Chemical that it does not own any shares of Chemical's capital stock, any securities convertible into such stock, or any rights to acquire such stock, except in a fiduciary capacity as to which it has no beneficial interest. SSBI has further warranted to Chemical that, during the past two years, it has not acquired any shares of its own capital stock or Chemical's capital stock, any securities convertible into such stock, or any other rights to acquire such stock except in a fiduciary capacity and as permitted for purposes other than a business combination under the pooling of interests method of accounting.


FEDERAL INCOME TAX CONSEQUENCES

     As a condition precedent to the Merger, Chemical and SSBI must receive opinions of Chemical's legal counsel substantially to the effect that for federal income tax purposes:

          (1) The Merger of SSBI with and into Chemical will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Chemical and SSBI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by the shareholders of SSBI who receive shares of Chemical Common
     Stock in exchange for all of their shares of the SSBI Common
     Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock;

          (3) The basis of the Chemical Common Stock to be received by the shareholders of SSBI will, in each instance, be the same as the basis of the respective shares of SSBI
     Common Stock surrendered in exchange therefore;


                      -34-
          (4) The holding period of the assets of SSBI in the hands of Chemical will include the holding period during which such assets were held by SSBI;

          (5) No gain or loss will be recognized to Chemical on the receipt by Chemical of the assets of SSBI in exchange for Chemical Common Stock and the assumption by Chemical of the liabilities of SSBI;

          (6) The basis of the SSBI assets in the hands of Chemical will be the same as the basis of those assets in the hands of SSBI immediately prior to the Merger; and

          (7) The holding period of the Chemical Common Stock received by shareholders of SSBI will, in each instance, include the period during which the SSBI Common Stock surrendered in exchange therefor was held, provided that the SSBI Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of SSBI at the effective time of the Merger.

     EACH SHAREHOLDER OF SSBI SHOULD CONSULT A PROFESSIONAL TAX
ADVISER ON THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. THE TAX AND OTHER MATTERS DESCRIBED IN THIS PROSPECTUS AND PROXY STATEMENT DO NOT CONSTITUTE LEGAL OR TAX ADVICE.


























                      -35-
                        STATE SAVINGS BANCORP, INC.


BUSINESS

     SSBI is a Michigan bank holding company with its headquarters in Caro, Michigan. SSBI was formed on March 1, 1989. SSBI is the parent company of the Bank, which is SSBI's only subsidiary.

     SSBI and the Bank are engaged in the business of commercial banking and other related activities. Bank is a full service bank offering customary commercial banking services, which include commercial and retail loans, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, automated transaction machine services, money transfer services, and safe deposit facilities. No material part of the business of SSBI and the Bank is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on SSBI.

     The principal markets for SSBI's financial services are presently Caro and Fairgrove, Michigan, and the areas immediately surrounding those communities. SSBI and the Bank serve these markets through its main office and an auto bank branch in Caro, Michigan, and a branch office in Fairgrove, Michigan. SSBI and the Bank have no foreign assets or income.

     The principal source of revenue for SSBI and the Bank is interest on investment securities. On a consolidated basis, interest on investment securities accounted for 55.7% of total revenues in 1994, 55.2% in 1993, and 50.5% in 1992. Interest and fees on loans accounted for 40.7% of total revenues in 1994, 41.2% in 1993, and 42.1% in 1992.

     SSBI and the Bank employed approximately 36 persons (32 persons on a full-time equivalent basis) at December 31, 1994.

     Additional statistical information describing the business of SSBI appears in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

     SSBI is a bank holding company which, through its subsidiary, is engaged in the business of commercial banking. The business of banking is highly competitive. In addition to competition from other commercial banks, banks face significant competition from saving and loan associations, credit unions, finance companies, insurance companies and investment and brokerage firms. The principal methods of competition for financial services are price (interest rates paid on deposits, interest rates charged on borrowings and fees charged for services) and service (convenience and quality of services rendered to customers).




                      -36-
MARKET PRICE AND DIVIDENDS

     MARKET INFORMATION. There is no established public trading market for SSBI Common Stock. Transactions in SSBI Common Stock are occasionally effected by individuals on an informal basis. Some transactions are effected through the involvement of local or regional brokerage firms. The prices at which such transactions are effected are only occasionally reported to SSBI. The most recent transaction effected in SSBI Common Stock for which the price was reported to SSBI was effected on April 30, 1993, when 220 shares traded at a price of $70 per share.
As of September 30, 1995, there were 150 holders of shares of SSBI
Common Stock.

     DIVIDENDS. SSBI has paid regular cash dividends every quarter since March, 1990. The following table summarizes the quarterly cash dividends paid to common shareholders during the last two full years for which financial information is presented.

        QUARTER        1995          1994
         1st          $ 1.00       $  .50
         2nd            1.00          .50
         3rd            1.00          .50
         4th            1.00         3.50
         TOTAL        $ 4.00       $ 5.00

Holders of SSBI Common Stock are entitled to receive dividends when, as and if declared by SSBI's board of directors out of funds legally available for that purpose. The earnings of SSBI are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting SSBI. See "The Merger--Business of SSBI Pending the Merger" for a discussion of certain restrictions on SSBI's ability to pay future dividends contained in the Plan of Merger.


SSBI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1994
    AND 1993

     The following discussion and analysis is intended to cover the significant factors affecting SSBI's balance sheets and income statements. It provides shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone.

     NET INCOME. Net income for the year 1994 was $842,000, compared to $897,000 in 1993. Per share net income for 1994 was $8.42, compared to


                      -37-
$8.97 in 1993. Net income and earnings per share for 1994 decreased 6.1% over 1993 amounts. The decrease in net income in 1994 was primarily the result of a change in the effective income tax rate to 25.2% in 1994 compared to 18.5% in 1993. This rate difference is largely attributed to a tax credit used in 1993.

     BOOK VALUE PER SHARE. Book value per share at December 31, 1994, was $90.00 per share. This represents a 3.95% increase from the book value per share of $86.58 at December 31, 1993.

     DIVIDENDS PER SHARE. SSBI paid cash dividends of $5 per share for 1994 and $4 per share for 1993.

     FINANCIAL CONDITION. Total assets were $64.6 million at December 31, 1994 compared to $63.6 million at December 31, 1993, an increase of $1 million or 1.66%.

     Loans increased 11.3% or $2,101 million at year end 1994 from year end 1993. SSBI's loan to deposit ration increased to 37.3% at December 31, 1994 from 33.4% a year earlier. This increase was primarily in the real estate portfolio and was due to competitive pricing to take advantage of increased refinancings during this period.

     Federal funds sold decreased $1,700 million and were used to fund the loan growth.

     Securities held to maturity remained substantially unchanged.

     Deposits increased $558,000 or 1%, during 1994.

     NET INTEREST INCOME. Interest income is the total amount earned on funds invested in loans, securities and other money market instruments, such as federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking accounts, such as NOW accounts, savings and time deposits. The amount of net interest income (or the difference between interest income and interest expense) varies from year to year according to the volume and mix of assets and liabilities and the level of interest rates. The tax equivalent adjustment restates tax exempt interest income (from municipal bonds and tax exempt loans) on a basis as if it were taxable interest income. Net interest income is referred to as being on a fully taxable equivalent (FTE) basis after this adjustment is made. The net interest margin is net interest income (FTE) as a percentage of average earning assets.

     The single most important factor in analyzing the results of SSBI's operations is net interest income. Net interest income is influenced by changes in: (i) the volume of earning assets; (ii) the mix of earning assets and interest-bearing liabilities; (iii) the proportion of earning assets that are funded by noninterest-bearing liabilities (demand deposits)


                      -38-
and equity capital; and (iv) market rates of interest. Some of these factors are controlled to a certain extent by management policies and actions. However, conditions quite often beyond management's control have a significant impact on changes in net interest income, as occurred throughout 1993 and 1994. The prime lending rate was 6.0% at the beginning of 1993. It stayed constant throughout 1993. The prime lending rate began increasing in 1994 to a high of 8.50%. Other factors impacting net interest income include the strength of credit demands by customers, increased competition from other financial institutions, the growth of deposit accounts by non-bank financial competitors and the continued growth in mutual fund investments. As shown in Tables 1 and 2, net interest income, on an FTE basis, increased by $42,000 in 1994 over 1993 to $2,820,000. Table 1 presents average daily balances, interest income on an FTE basis and interest expense, as well as average rates earned and paid on SSBI's assets and liabilities for various periods.

     SSBI's net interest margin was 4.22% and 4.26% for the years ended December 31, 1994 and 1993, respectively. Though rates increased during 1994, SSBI's average rate on earning assets declined as shown in Table 1. That is because changes in rates on SSBI's earning assets tend to lag behind changes in prime rate since SSBI's loans and investments tend to be at fixed rates and for longer terms. During 1994, the effective yield on earning assets declined 54 basis points to 7.15%, while the average interest rate paid on interest-bearing liabilities declined 50 basis points to 2.93%. The overall change in net interest margin was a decline in the net interest earnings (FTE) as a percent of average earning assets to 4.75% in 1994 from 4.84% in 1993.

     Table 3 allocates net interest income (FTE) between that portion of assets which are funded by: (i) interest-bearing liabilities at the "interest spread," and (ii) noninterest-bearing liabilities and equity capital. Interest spread on assets funded by interest-bearing liabilities equals the average rate earned on earning assets minus the average rate paid on the interest-bearing liabilities. The interest spread decreased 4 basis points to 4.22% in 1994, from 4.26% in 1993. Interest on assets funded by noninterest-bearing liabilities and equity decreased to 7.15% at December 31, 1994. This was a 54 basis point decrease in the rates in 1994 compared to 1993. Net interest income increased, however, because this rate decrease was offset by an increase in the volume of noninterest-bearing liabilities and equity used to fund earning assets.











                      -39-

                                              TABLE 1

                    DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY
                              INTEREST RATES AND INTEREST DIFFERENTIAL
                                       (DOLLARS IN THOUSANDS)
                                                                  YEARS ENDED DECEMBER 31,
                                                       1994                                      1993
                                      AVERAGE                     AVERAGE        AVERAGE                     AVERAGE
                                      BALANCE        INTEREST       RATE         BALANCE        INTEREST       RATE
Interest-earning assets:
 Federal fund sold                    $ 4,255        $   160        3.76%        $ 3,414        $   104        3.05%
 Time deposits                              -              -                         545             47        8.62
 Investment securities:
  Taxable                              31,119          1,989        6.39          31,291          2,093        6.69
  Tax-exempt<F1>                        4,901            429        8.75           3,914            405       10.34
 Loans<F2><F3>                         19,108          1,668        8.73          18,275          1,766        9.66
  Total interest-earning
     assets                            59,383          4,246        7.15          57,439          4,415        7.69
Noninterest-bearing assets:
 Cash and due from banks                2,534                                      2,639
 Premises and equipment                   675                                        545
 Other nonearning assets                  765                                        887
 Allowance for loan losses               (200)                                      (195)

  Total assets                        $63,157                                    $61,315
Interest-bearing liabilities:
 NOW & money mrkt accts               $13,650        $   341        2.50%        $12,794        $   384        3.00%
 Savings                               16,972            399        2.35          16,108            483        3.00
 Time, $100,000 and over                1,943             63        3.24           1,677             56        3.34
 Other time                            16,126            623        3.86          17,186            714        4.15
  Total interest-bearing
   liabilities                         48,691          1,426        2.93          47,765          1,637        3.43
Noninterest-bearing liabilities:
 Noninterest-bearing demand             5,117                                      4,599
 Other liabilities                        331                                        417
 Shareholder's equity                   9,018                                      8,534
  Total liabilities and share-
    holders' equity                   $63,157                                    $61,315
Net interest earnings                                $ 2,820                                    $ 2,778
Net interest earnings as a %
  of interest earning assets                                        4.75%                                     4.84%
Net interest spread                                                 4.22%                                     4.26%

<F1> Interest income is adjusted to taxable equivalents for tax-exempt assets based on a federal income tax rate of 34% for each year.

<F2> The bank did not have any nonaccrual loans.

                                      -40-

<F3> Interest includes loan fees.

                                              TABLE 2

                                        RATE/VOLUME ANALYSIS
                                       (DOLLARS IN THOUSANDS)
                                                            YEAR ENDED DECEMBER 31,
                                         1994 COMPARED TO 1993                   1993 COMPARED TO 1992
                                          INCREASE (DECREASE)                     INCREASE (DECREASE)
                                                 CHANGE      CHANGE                     CHANGE       CHANGE
                                    TOTAL        DUE TO      DUE TO        TOTAL        DUE TO       DUE TO
                                    CHANGE     VOLUME <F3>  RATE <F3>      CHANGE     VOLUME <F3>   RATE <F3>
Interest income:
 Interest on time deposits         $  (47)      $  (24)      $  (23)      $ (128)      $ (139)      $   11
 Federal funds sold                    56           28           28          (68)         (47)         (21)
 Investment securities:
   Taxable                           (104)         (11)         (93)          60          350         (290)
   Tax-exempt<F1>                      24           92          (68)        (103)        (111)           8
 Loans <F1><F2>                       (98)          22         (120)        (209)          59         (268)

   Total interest income             (169)         107         (276)        (448)         112         (560)

Interest expense:
 NOW and money markets                (43)          24          (67)          16           64          (48)
 Savings                              (84)          25         (109)           -           55          (55)
 Time, $100,000 and over                7            9           (2)         (47)         (30)         (17)
 Other time                           (91)         (43)         (48)        (325)        (139)        (186)

   Total interest expense            (211)          15         (226)        (356)         (50)        (306)

Net interest earnings              $   42       $   92       $  (50)      $  (92)      $  162       $ (254)

<F1> Interest income is adjusted to taxable equivalents for the tax-exempt assets based on federal income tax rate of 34% each year.

<F2> There are no nonaccruing loans which have been included in the average loan balances for purposes of this computation.

<F3> Changes in rates and volume are computed on a consistent basis using the absolute values of changes in volume compared to the absolute values of the changes in rates.  Loan fees included in interest income are not material.


                      -41-

                                             TABLE 3

                                 ANALYSIS OF NET INTEREST INCOME
                                      (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                     1994                                       1993
                                       AVERAGE     INTEREST        NET            AVERAGE     INTEREST        NET
                                       EARNING      SPREAD/      INTEREST         EARNING      SPREAD/      INTEREST
                                       ASSETS        YIELD        INCOME          ASSETS        YIELD        INCOME
Source of funding:
 Interest-bearing liabilities         $ 48,691        4.22        $ 2,055        $ 47,765        4.26        $ 2,034
 Noninterest-bearing
   liabilities and equity
   capital                              10,692        7.15            765           9,674        7.69            744

      TOTAL                           $ 59,383                    $ 2,820        $ 57,439                    $ 2,778

__________________________________________________________________________

     Table 2 identifies the dollar change in net interest income (FTE) attribute to interest rate movement versus the change in the volume of assets and liabilities, including the change in the mix of SSBI's assets and liabilities. Table 2 shows that SSBI's net interest income (FTE) increased by $42,000 for calendar 1994. The majority of the increase in net interest income in 1994 is attributable to the overall increase in the volume of earning assets which more than offset the impact of a decline in rates.

     LOANS. Tables 4 through 6 provide detailed information about SSBI's loan portfolio, loan mix and nonperforming loans. Total loans increased by $2,101,000, or 11.3%, in 1994 as the change in rates caused increased refinancing. In 1994, consumers were active in the refinancing of residential mortgage loans to take advantage of significantly lower rates. Real estate mortgages were up $1,472,000 as of December 31, 1994, compared to the previous year end. The installment loan and commercial loan departments increased their respective portfolios by $473,000 and $157,000, respectively.

__________________________________________________________________________







                      -42-

                                 TABLE 4

                     SUMMARY OF NON-PERFORMING LOANS
                         (DOLLARS IN THOUSANDS)
                                                  DECEMBER 31,
                                                 1994      1993
          Nonaccrual loans                       $  0     $  0
          Past due loans 90 days or more           72       83
          Restructured loans                        0        0

(1) SSBI's policy is to transfer a loan to nonaccrual status whenever management determines that payment in full of interest or the principal amount cannot be expected, or the loan has been in default for a period of 90 days or more, unless it is both well secured and in the process of collection (this category excludes one- to four-family residential loans and consumer installment loans).

__________________________________________________________________________

     Table 5 presents a summary of commercial, real estate, and installment loans, as well as the maturity distribution for such loans. The percentage of these loans maturing within one year was 10.8% at December 31, 1994. All of these loans are fixed rate and loan maturities remain at levels acceptable to management to provide management with flexibility in maintaining a balance between interest rate sensitive assets and liabilities.

     SSBI's loan portfolio at December 31, 1994 is diversified geographically and along industry lines. Commercial loans are primarily secured by business assets, and installment loans are secured by various items of personal property. Mortgage loans are secured principally by residential real estate, agricultural land and some commercial property. The loan to value ratio does not normally exceed 80%. SSBI is located in east central Michigan which is primarily an agricultural area. SSBI has no loans to foreign countries or borrowers.

__________________________________________________________________________










                      -43-
                                 TABLE 5

                             LOAN PORTFOLIO
                          (DOLLARS IN THOUSANDS)

The following indicates loans, net of unearned income, by type at:


                                          DECEMBER 31,
                                      1994            1993
     Commercial                     $  1,642        $  1,485
     Real estate mortgage             16,651          15,179
     Installment                       2,394           1,921

        Total loans                 $ 20,687        $ 18,585

The following presents the balance of loans outstanding as of December 31, 1994 by maturities, based on the contractual repayments of principal (dollars in thousands):

                                  ONE         OVER 1
                                  YEAR        THROUGH        OVER
                                 OR LESS      5 YEARS       5 YEARS        TOTAL
     Commercial                  $ 1,307      $   335      $      -      $  1,642
     Real estate mortgage            728        2,049        13,874        16,651
     Installment                     207        2,167            20         2,394

        Total loans              $ 2,242      $ 4,551      $ 13,894      $ 20,687

     Percentage of total           10.84%       22.00%        67.16%       100.00%

__________________________________________________________________________

     As of December 31, 1994, loans with maturities over one year consisted of $18.45 million in fixed rate loans. The loan maturities noted above are based on the contractual provisions of the individual loans. The Bank has no general policy regarding renewals, and borrower requests for such are handled on a case-by-case basis.

     PROVISION FOR LOAN LOSSES. The provision for loan losses (the "provision") is credited annually to an allowance for loan losses account (the "allowance"), which is maintained at a level considered by management to be adequate to absorb potential future losses.


                      -44-
     Criteria such as customers' financial statements, financial ratios, cash flow on business and income producing property, net worth, collateral position and guarantees, as well as other outside economic factors, are evaluated by management in determining whether loans should be written off as uncollectible. In evaluating the adequacy of the allowance for loan losses, management evaluates these same criteria to determine whether specific loans should be considered in determining the allowance for loan losses. In determining whether specific loans should be considered in the allowance, management reviews the loan to determine if there are weaknesses in current conditions or facts which cause the possibility of loss. Management also must use historical loss percentages on the loan portfolio as a whole, since the portfolio will contain some loans that have weaknesses which have not been brought to its attention. A loan is charged off when deemed uncollectible by management or, if applicable, by the periodic reviews of the banking regulatory agencies. Recoveries of previous charge-offs are added to the allowance. The economic climate and other outside influences often indicate to management that loan losses will increase or decrease, as the case may be.  Thus, if necessary, an estimate of unforeseen losses is included as well as an allocation for specific loans.
__________________________________________________________________________

                                 TABLE 6

                     SUMMARY OF LOAN LOSS EXPERIENCE
                         (DOLLARS IN THOUSANDS)

Loan loss experience is summarized as follows:

                                                  YEAR
                                                  ENDED
                                                DECEMBER 31,
                                            1994           1993
Average loans outstanding                 $ 19,108       $ 18,275
Allowance at beginning of year            $    200       $    184
Loan losses:
  Commercial                                     3              6
  Real estate mortgage                           -              -
  Installment                                   33             24
                                                36             30
Recoveries:
  Commercial                                     -              6
  Real estate mortgage                           -              -
  Installment                                   17             25
                                                17             31

  Net loan losses (recoveries)                  19             (1)
Provision for loan losses                       19             15

                                      -45-
Allowance at end of year                  $    200       $    200
Ratio of net charge-offs to
  average loans                               0.10%         -0.01%
Ratio of allowance for loan
  losses to loans outstanding at
  end of year                                 0.97           1.08

     The provision charged to operations in 1994 was $19,000, an increase of $4,000 from 1993. SSBI experienced net loan losses of $19,000 in 1994 and net loan recoveries of $1,000 in 1993.

__________________________________________________________________________

                                 TABLE 7

                ALLOCATION OF THE ALLOWANCE FOR LOAN LOSS
                         (DOLLARS IN THOUSANDS)

     The allowance for loan losses, in management's judgment, would be allocated as follows to cover potential loan losses.

                                DECEMBER 31, 1994     DECEMBER 31, 1993
                                            % OF                   % OF
                                ALLOWANCE  LOANS      ALLOWANCE   LOANS
                                FOR LOAN  TO TOTAL    FOR LOAN   TO TOTAL
                                 LOSSES    LOANS       LOSSES     LOANS
Balance at end of
period applicable to:
 Commercial                      $  50       7.94%     $  50       7.99%
 Real estate mortgage               50      80.49         50      81.67
 Installment                        50      11.57         50      10.34
   Total allocated               $ 150     100.00%     $ 150     100.00%
Unallocated:                        50          -         50          -
 Allowance at end of year        $ 200     100.00%     $ 200     100.00%

__________________________________________________________________________

     The allocation of the allowance in Table 7 is based upon management estimates and is not intended to imply limitations on the usage of the allowance or exactness of the specific amounts. The entire allowance is available to absorb any future losses without regard to the categories in which the charged-off loans are classified. The allowance for loan losses is allocated to the individual loan categories by a specific reserve for all classified loans plus a percentage of loans not classified, based on historical losses.




                      -46-
     OTHER INCOME. Other income is derived from deposit account fees and fees for customer services. Total other income decreased $13,000, or 6.1%, during 1994 compared to 1993.

     OTHER EXPENSES. Other expenses include a variety of expenses, of which the most significant are salaries and employee benefits, occupancy expense, Federal Deposit Insurance Corporation ("FDIC") premiums, professional fees, office supplies and state taxes. The "other" category of other expenses includes such items as costs of general insurance, postage, printing, marketing and advertising. These can be reviewed in more detail in relation to other components of net income in Table 8.

     The largest component of other expense is the category of salaries and benefits, which accounted for 57.0% and 56.9% of other expenses during 1994 and 1993, respectively. During 1994, salaries and benefits decreased nominally. All other expenses combined were virtually unchanged from 1993, reflecting management's cost controls and only nominal growth in assets.

     INCOME TAXES. SSBI's effective federal income tax rate was 25.2% and 18.5% for 1994 and 1993, respectively, as compared to the statutory rate of 34% in each of these years. The change in the effective tax rate reflects the change in the proportion of interest income exempt from federal taxation, non-deductible interest expense and other non-deductible expenses. In addition, the alternative minimum tax credit carryforward in 1993 was approximately $80,000 higher than in 1994, significantly reducing federal income tax expense in 1993.

     LIQUIDITY. In basic banking terms, liquidity relates to the ability to convert assets into cash or to acquire deposit funds to meet the cash withdrawal needs of depositors or to provide funds for borrowers. In a more complex business environment, it also represents the ability to fund expanding operations, allow for contingencies, and provide investment opportunities.

     SSBI manages its liquidity to meet the cash flow needs of customers, such as borrowing and deposit withdrawals, while at the same time striving to maximize the yield on investments and loans. To meet these cash flow requirements and also to be able to expand service in existing markets, there must be sufficient sources of liquid funds and adequate capital. The major sources of liquidity are money market instruments such as federal funds sold and that portion of the securities portfolio that matures within one year. These sources are supplemented by new deposit growth and by loans that are paid during the period.





                      -47-

                                 TABLE 8

           TWO-YEAR INCOME STATEMENT - TAXABLE EQUIVALENT BASIS<F1>
                 AS A PERCENTAGE OF AVERAGE TOTAL ASSETS
                                                   YEAR ENDED
                                                   DECEMBER 31,
                                                1994         1993
INTEREST INCOME

 Interest and fees on loans                      2.63%        2.87%
 Interest on securities                          3.80         4.06
 Interest on short-term investments                 -          .08
 Interest on federal funds sold                   .25          .17
   Total interest income                         6.68         7.18

INTEREST EXPENSE

 Interest on deposits                            2.25         2.66
Net interest income (FTE)                        4.43         4.52
 Provision for possible loan losses               .03          .02
Net interest income after provision
 for loan losses                                 4.40         4.50

OTHER INCOME

 Service charges on deposit accounts              .24          .24
 Other                                            .07          .09
   Total other income                             .31          .33

OTHER EXPENSE

 Salaries and employee benefits                  1.55         1.60
 Occupancy expense                                .37          .37
 Professional fees                                .08          .07
 FDIC insurance premiums                          .19          .18
 Office supplies                                  .07          .08
 Michigan taxes                                   .08          .08
 Other                                            .38          .43
   Total other expense                           2.72         2.81

INCOME BEFORE TAXES                              1.99         2.02

 Federal income taxes                             .45          .33
 Taxable equivalent adjustment                    .21          .23
   Net income                                    1.33%        1.46%

Average total assets                          $63,157      $61,315

                                      -48-

<F1> Taxable equivalent basis using a federal income tax rate of 34%.

     Table 9 presents the maturity distribution of time certificates of deposit of $100,000 or more at the end of 1994 and 1993. All time deposits of $100,000 or more held by SSBI are in the form of time certificates of deposit. At December 31, 1994, 60% of these deposits mature in less than three months as compared to 83.2% at December 31, 1993. Time deposits of $100,000 or more as a percentage of total deposits increased in 1994 to $2,230,000, or 4.1%, of total deposits at December 31, 1994, from $1,782,000, or 3.3%, of total deposits at
December 31, 1993.  SSBI historically has not utilized these deposits as a source of liquidity.  SSBI has and expects to continue to have more than sufficient funds to meet the liquidity requirements of its deposits.
__________________________________________________________________________

                                 TABLE 9

             MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE
                          (DOLLARS IN THOUSANDS)

     The following sets forth the maturity of time deposits of $100,000 or more:

                                                 DECEMBER 31,
                                            1994             1993
     Maturing within 3 months             $ 1,339          $ 1,482
     After 3 but within 6 months              459                -
     After 6 but within 12 months             132                -
     After 12 months                          300              300

      Total                               $ 2,230          $ 1,782

__________________________________________________________________________

     There were no time deposits of $100,000 or more issued by foreign offices at December 31, 1994.

     Table 1 shows the daily average amounts of deposits with balances greater than $100,000 and rates paid on such deposits for the periods indicated therein.

     Table 10 presents the book value, maturities and yields of investment securities at December 31, 1994. This table shows that at December 31, 1994, 18.9% of SSBI's securities mature in one year or less.

                      -49-
     U.S. Agency securities at December 31, 1994 and 1993 includes approximately $11,397,000 and $11,000,000, respectively, in amortized cost of structured notes. The interest on these securities is indexed based on formulas tied to Treasury and LIBOR rates. The Company has the ability and intent to hold these securities to maturity. Since full realization of principal is expected, no ultimate loss is anticipated.


                                TABLE 10

                          INVESTMENT PORTFOLIO
                         (DOLLARS IN THOUSANDS)

     The amortized cost and fair value of investment securities held to maturity at December 31, 1994 and 1993 are as follows:

                                                 DECEMBER 31, 1994           DECEMBER 31, 1993
                                               AMORTIZED       FAIR        AMORTIZED       FAIR
                                                  COST         VALUE          COST         VALUE
U.S. Treasury and other
      U.S. government agency securities        $ 26,509      $ 25,021      $ 28,288      $ 28,828
Corporate and other debt securities               1,630         1,599         1,547         1,610
Obligations of states and political
      subdivisions                                6,786         6,607         3,396         3,619
Mortgage-backed securities and
      collaterized mortgage obligations           1,611         1,575         2,473         2,513

       TOTAL                                   $ 36,536      $ 34,802      $ 35,704      $ 36,570

     The following indicates the expected maturities of investment securities at December 31, 1994, and the weighted average yield for each range of maturities:

                                                                  AMORTIZED COST MATURING IN

                                                   ONE        AFTER ONE   AFTER FIVE
                                                   YEAR        THROUGH      THROUGH      OVER
                                                 OR LESS      FIVE YEARS   TEN YEARS   TEN YEARS      TOTAL
U.S. Treasury and other
      U.S. government agency securities<F1>      $ 5,517      $ 14,403      $ 6,589      $   0      $ 26,509
Obligations of states and political
      subdivisions<F1>                             1,176         2,078        3,316        216         6,786
Corporate and other debt securities<F1>              200         1,430            0          0         1,630
                                                 $ 6,893      $ 17,911      $ 9,905      $ 216        34,925



                                      -50-
Mortgage-backed securities and
      collaterized mortgage obligations<F1>                                                            1,611
       Total                                                                                        $ 36,536

Weighted average yield<F2>                          7.83%         6.06%        5.39%      5.68%         6.25%
Full taxable equivalent yield<F3>                   8.48          6.45         6.24       8.53          6.83

     The weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Full taxable equivalent yields have been calculated using the statutory tax rate of 34%.

<F1> The aggregate book value of the securities of no single issuer except the U.S. government exceeds 10% of SSBI's shareholders' equity.

<F2> The weighted average yields are calculated on the basis of book value, effective interest rates and the scheduled maturities of each issue.

<F3> Yields are computed on a taxable equivalent basis using a 34%
     federal income tax rate.

__________________________________________________________________________

                                TABLE 11

                     SHORT-TERM INVESTMENT ANALYSIS
                     (AS A PERCENT OF TOTAL ASSETS)
                                                         DECEMBER 31,
                                                       1994       1993
Interest-bearing deposits with banks                   0.00%      0.00%
Federal funds sold                                     4.64       7.40
Investment securities maturing within 1 year          10.67      12.67

  TOTAL                                               15.31%     20.07%

__________________________________________________________________________










                      -51-

                                TABLE 12

               MATURITY ANALYSIS OF INVESTMENT SECURITIES
                    (AS A PERCENT OF TOTAL PORTFOLIO)
                                               DECEMBER 31,
                                           1994          1993
Under 1 year                              18.87%        22.56%
Within 1 to 5 years                       49.02         61.60
Within 5 to 10 years                      27.11         15.59
Over 10 years                              0.59          0.00
Mortgage-backed securities                 4.41          0.25

       TOTAL                             100.00%       100.00%

__________________________________________________________________________

          CAPITAL RESOURCES. Capital provides a foundation for future growth and expansion. Shareholders' equity was $9,000,000, or 13.93%, of total assets at December 31, 1994; and $8,658,000, or 13.62%, of total assets at December 31, 1993.

          The adequacy of capital can be evaluated based on guidelines established by banking regulatory agencies. The current method of analyzing capital adequacy employs three principal ratio measurements: capital to total assets, or "leverage," and two risk-based capital ratio measures prescribed by the Federal Reserve Board. The risk-based capital ratios are calculated using risk-adjusted assets based on assigning standard risk weights to on- and off-balance sheet items. The Tier 1 risk- based capital ratio is based only on SSBI's shareholders' equity. The total risk-based capital ratio is based on SSBI's shareholders' equity plus the allowance for loan losses, as adjusted according to regulatory requirements.

          The regulatory minimum capital to assets ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio are 4% and 8%, respectively. SSBI's capital to assets ratios are as follows:

                                   DECEMBER 31, 1994   DECEMBER 31, 1993
Capital to asset ratio                      13.93%            13.62%
Tier 1 capital ratio                        39.90             40.32
Total risk-based capital ratio              40.79             41.25

     SSBI meets the definition of a "well capitalized" institution set forth by federal regulatory authorities.


                      -52-
__________________________________________________________________________

                                TABLE 13

                            FINANCIAL RATIOS
                                                        YEAR ENDED
                                                        DECEMBER 31,
                                                      1994        1993
     Return on average total assets                    1.33%       1.46%
     Return on average shareholder's equity            9.34       10.51
     Average shareholders' equity to
       average total assets                           14.28       13.92
     Cash dividends paid per share to net
       income per share                               59.38       44.59

_______________________________________________________________________


SSBI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS FOR PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

     The following discussion and analysis is intended to cover the significant factors affecting SSBI's balance sheets and income statements for the periods ended September 30, 1995 and 1994. It provides shareholders with a more comprehensive review of the operating results and financial position that could be obtained from an examination of the unaudited financial statements alone.

     FINANCIAL CONDITION. There was a $4.7 million decrease in total assets as of September 30, 1995 as compared to December 31, 1994. This decrease is primarily related to a decline in deposits of $4.9 million over this period, offset by an increase in equity due to earnings. This decline in deposits is not attributed to any single event or activity and was funded by maturities of securities held to maturity of $3.3 million.

     Total loans increased approximately 3.3% in 1995 over year end 1994 amounts. The mix of loans changed somewhat, however, with commercial loans declining approximately $.4 million and real estate and consumer loans increasing $.612 million and $.453 million, respectively. Real estate loans continued to represent approximately 80% of total loans.

     The Bank adopted SFAS 114, as of January 1, 1995. The impact of its adoption, however, was not material to SSBI's financial condition or results of operations.

     NET INCOME. For the nine months ended September 30, 1995, net income was $646,000 as compared to $651,000 for the same period in 1994.

                      -53-
This modest decline of 1.0% is attributed to an increase of 2.2% in expenses, other than interest, offset by a reduction in federal income taxes.

     BOOK VALUE PER SHARE. Book value per share at September 30, 1995 was $93.46. At December 31, 1994, the book value was $90.00 per share.

     DIVIDENDS PER SHARE. SSBI paid dividends of $3.00 per share for the nine months ended September 30, 1995, compared to $1.50 paid during the same period the previous year.

     RESULTS OF OPERATIONS. An analysis of the components affecting net income for the nine months ended September 30, 1995 and 1994 is facilitated by segregating amounts into categories of interest income, interest expense, provision for possible loan losses, other income, other expense and income tax expense. To improve the comparability of the interest income component, interest income, shown in the following table, is expressed on a fully taxable equivalent (FTE) basis. For this purpose, tax exempt interest earned has been adjusted as if it had been subject to federal income taxes at a rate of 34%.

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                                1995            1994
                                               (dollars in thousands)
     Interest income                          $ 3,085         $ 3,074
      Plus taxable equivalent adjustment          149             104
     Interest income (FTE)                      3,234           3,178
      Less interest expense                     1,098           1,085

     Net interest income (FTE)                $ 2,136         $ 2,093

     As shown above, net interest income, on an FTE basis, increased by $43,000 for the nine months ended September 30, 1995 versus the same period in 1994.

     SSBI recorded no provision for loan losses during the first nine months of 1995 and 1994 since charge-offs were only $4,300 and $6,300 during the respective periods and there were no nonaccrual or nonperforming loans at September 30, 1995 and 1994.

     Other income declined by $6,000 or 4.2% in 1995 compared to 1994.

     Other expense increased by $28,000 or 2.2% in 1995 compared to the same period in 1994. The largest components of this change were an increase in certain employee benefits, offset by a reduction in the FDIC insurance premium.


                      -54-
     SSBI's provision for federal income tax decreased $30,000 for the nine months ended September 30, 1995 versus the nine months ended September 30, 1994. The effective tax rate was 23.2% in 1995 and 25.7% in 1994. The drop in this rate is the result of increased amounts of tax exempt income in 1995 compared to 1994.

     CAPITAL RESOURCES. Shareholders' equity was $9,346,000 or 15.6% of total assets at September 30, 1995. SSBI's capital ratios continue to be well above the minimum levels required by banking regulators.

     OTHER. There are currently no trends, events or uncertainties that management believes may reasonably be expected to have a material adverse effect on SSBI's liquidity, capital resources or financial performance.

SUMMARY OF RECENT FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited tables present summary results of operations of SSBI for the three months and year ended December 31, 1995, and for the comparable periods in the preceding year, and selected balance sheet data as of December 31, 1995 and December 31, 1994. In the opinion of SSBI, the unaudited figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial condition and results of operations of SSBI as of such dates and for such periods. This information should be read in conjunction with the historical financial information included elsewhere in this Prospectus and Proxy Statement.

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        FOR THE                 FOR THE
                                        QUARTER                  YEAR
                                   ENDED DECEMBER 31,       ENDED DECEMBER 31,
                                   1995         1994         1995        1994
Interest income                  $  980       $ 1,026      $ 4,065     $ 4,100

Net interest income                 596           685        2,584       2,674

Provision for loan losses            12            19           12          19

Income before income taxes          121           250          961       1,127

Net income                          113           191          758         842

Earnings per share (based on
  100,000 shares)                  1.13          1.91         7.58        8.42


                      -55-

                                          DECEMBER 31,
                                      1995            1994
Total assets                       $ 62,278        $ 64,606
Total deposits                       52,529          54,977
Total loans (net)                    21,654          20,487
Shareholders' equity                  9,358           9,000
Book value per share                  93.58           90.00

     RESULTS OF OPERATIONS. Net income for SSBI for the fourth quarter of 1995 decreased $78,000 to $113,000 from $191,000 in the fourth quarter of 1994. For the full year, net income for 1995 was $758,000, a decrease of $84,000 or 10.0% from $842,000 for the year 1994. Net interest income decreased $90,000 in 1995 versus 1994 with substantially all of the decrease occurring in the fourth quarter compared to a year ago. For the full year, interest income was down $35,000 in 1995 and interest expense was up $55,000 in 1995 compared to 1994.

     Other expenses increased $70,000 in 1995 compared to 1994. Substantially all of the increase occurred in the fourth quarter and resulted from the recording of a post-retirement benefit obligation of $35,000 and approximately $100,000 in legal and professional fees in connection with the merger, offset by a $58,000 reduction in FDIC insurance premiums.

     FINANCIAL CONDITION. Assets increased $2.3 million during the fourth quarter to $62.3 million at December 31, 1995 compared to $64.6 million a year earlier. In comparing year end 1995 to year end 1994, there was a $5.0 million decrease in investment securities that was used to fund a $1.2 million or 5.7% increase in loans, a $1.8 million increase in cash equivalents and a $2.4 million or 4.5% decrease in deposits. Asset quality remained strong through the end of the year.
















                      -56-
SSBI CONSOLIDATED FINANCIAL STATEMENTS

                       STATE SAVINGS BANCORP, INC.
                             Caro, Michigan

                    CONSOLIDATED FINANCIAL STATEMENTS









                                CONTENTS


REPORT OF INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . 58


CONSOLIDATED FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEETS. . . . . . . . . . . . . . . . . . . 59

      CONSOLIDATED STATEMENTS OF INCOME. . . . . . . . . . . . . . . . 61

      CONSOLIDATED STATEMENTS OF CHANGES IN
        SHAREHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . 63

      CONSOLIDATED STATEMENTS OF CASH FLOWS. . . . . . . . . . . . . . 64

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . 66


















                      -57-
                     REPORT OF INDEPENDENT AUDITORS



Board of Directors
State Savings Bancorp, Inc.
Caro, Michigan


We have audited the accompanying consolidated balance sheet of State Savings Bancorp, Inc. and its wholly-owned subsidiary as of December 31, 1994, and the related consolidated statements of income and shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of State Savings Bancorp, Inc. and its wholly-owned subsidiary as of December 31, 1994, and results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        /S/ CROWE, CHIZEK AND COMPANY LLP
                                        Crowe, Chizek and Company LLP

Grand Rapids, Michigan
October 20, 1995










                      -58-
                       STATE SAVINGS BANCORP, INC.
                       CONSOLIDATED BALANCE SHEETS
__________________________________________________________________________

                                                SEPTEMBER 30,                        DECEMBER 31,
                                                   1995               1994              1993
                                                (unaudited)                          (unaudited)
ASSETS
Cash and due from banks                        $  2,164,774      $  3,155,332      $  3,427,209
Federal funds sold                                1,900,000         3,000,000         4,700,000
  Cash and cash equivalents                       4,064,774         6,155,332         8,127,209

Securities held to maturity (fair value -
  1995 - $32,730,305 (unaudited); 1994
  - $34,802,025; 1993 - $36,569,598
  (unaudited) (Note 2)                           33,237,538        36,536,776        35,704,177

Loans (Note 3)                                   21,357,516        20,686,710        18,585,648
Allowance for loan losses (Note 4)                 (195,692)         (200,000)         (200,000)
                                                 21,161,824        20,486,710        18,385,648

Premises and equipment - net (Note 5)               629,173           695,547           552,231

Accrued income and other assets                     801,252           731,665           784,074

                                               $ 59,894,561      $ 64,606,030      $ 63,553,339

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Deposits
  Noninterest-bearing                          $  4,271,583      $  6,926,707      $  6,053,620
  Interest-bearing savings and time
     (Note 6)                                    45,806,441        48,049,993        48,365,293
                                                 50,078,024        54,976,700        54,418,913

Accrued expenses and other liabilities              470,941           629,323           476,846
  Total liabilities                              50,548,965        55,606,023        54,895,759

Commitments and contingencies (Note 9)
Shareholders' equity
  Common stock - $20 par value; 200,000
     shares authorized; 100,000 issued and
     outstanding                                  2,000,000         2,000,000         2,000,000
  Paid-in capital                                 2,000,000         2,000,000         2,000,000
  Retained earnings                               5,345,596         5,000,007         4,657,580
                                                  9,345,596         9,000,007         8,657,580


                                      -59-
                                               $ 59,894,561      $ 64,606,030      $ 63,553,339

________________________________________________________________________________

           See accompanying notes to consolidated financial statements














































                      -60-

                       STATE SAVINGS BANCORP, INC.
                    CONSOLIDATED STATEMENTS OF INCOME
__________________________________________________________________________


                                                       NINE MONTHS                                      YEAR ENDED
                                                    ENDED SEPTEMBER 30,                                 DECEMBER 31,
                                                   1995            1994             1994           1993             1992
                                                (unaudited)     (unaudited)                     (unaudited)      (unaudited)
Interest income
     Interest and fees on loans                 $ 1,350,298     $ 1,243,006     $ 1,668,331     $ 1,765,592     $ 1,974,717
     Interest on securities held to
       maturity
       Taxable                                    1,299,471       1,489,250       1,988,875       2,093,307       2,032,600
       Tax-exempt                                   288,979         200,772         283,343         267,359         334,603
     Interest on federal funds sold                 146,703         140,618         159,448         103,894         172,491
     Interest on time deposits with
       banks                                              -               -               -          46,907         174,662
                                                  3,085,451       3,073,646       4,099,997       4,277,059       4,689,073

Interest expense
     Interest on deposits                         1,098,203       1,084,595       1,426,356       1,637,012       1,992,835

Net interest income                               1,987,248       1,989,051       2,673,641       2,640,047       2,696,238

Provision for loan losses (Note 4)                        -               -          18,546          14,944          49,193

Net interest income after
     provision for loan losses                    1,987,248       1,989,051       2,655,095       2,625,103       2,647,045

Other income
     Service charges on deposit
       accounts                                     109,954         112,882         150,228         149,212         144,518
     Other income                                    29,898          33,503          42,975          56,543          48,462
                                                    139,852         146,385         193,203         205,755         192,980
Other expenses
     Salaries and employee benefits
       (Note 7)                                     795,610         758,604         981,366         984,968         974,560
     Occupancy expense                              178,048         169,120         233,789         230,475         211,105
     FDIC Insurance premium                          47,228          89,854         120,415         117,946         115,964
     Professional fees                               43,234          33,431          51,622          42,438          38,882
     Office supplies                                 34,792          29,897          43,284          47,041          42,970
     Michigan taxes                                  39,435          39,011          52,021          51,712          52,600
     Other expense                                  148,213         138,364         238,884         255,021         261,869
                                                  1,286,560       1,258,481       1,721,381       1,729,601       1,697,950



                                      -61-
Income before federal income taxes                  840,540         876,955       1,126,917       1,101,257       1,142,075

Federal income tax expense (Note 8)                 194,951         226,000         284,490         204,175         198,850

Net income                                      $   645,589     $   650,955     $   842,427     $   897,082     $   943,225

Earnings per share (Note 1)                     $      6.46     $      6.51     $      8.42     $      8.97     $      9.43

________________________________________________________________________________

           See accompanying notes to consolidated financial statements








































                      -62-

                       STATE SAVINGS BANCORP, INC.
       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
__________________________________________________________________________


                                                                                               TOTAL
                                             COMMON         PAID-IN         RETAINED       SHAREHOLDERS'
                                             STOCK          CAPITAL         EARNINGS          EQUITY
Balance, January 1, 1992
  (unaudited)                            $ 2,000,000     $ 2,000,000      $ 3,592,273      $ 7,592,273

Net income (unaudited)                             -               -          943,225          943,225

Cash dividends ($3.75 per share)
  (unaudited)                                      -               -         (375,000)        (375,000)

Balance, January 1, 1993
  (unaudited)                              2,000,000       2,000,000        4,160,498        8,160,498

Net income (unaudited)                             -               -          897,082          897,082

Cash dividends ($4.00 per share)
  (unaudited)                                      -               -         (400,000)        (400,000)

Balance, December 31, 1993                 2,000,000       2,000,000        4,657,580        8,657,580

Net income                                         -               -          842,427          842,427

Cash dividends ($5.00 per share)                   -               -         (500,000)        (500,000)

Balance, December 31, 1994                 2,000,000       2,000,000        5,000,007        9,000,007

Net income (unaudited)                             -               -          645,589          645,589

Cash dividends ($3.00 per share)
  (unaudited)                                      -               -         (300,000)        (300,000)

Balance, September 30, 1995
  (unaudited)                            $ 2,000,000     $ 2,000,000      $ 5,345,596      $ 9,345,596

________________________________________________________________________________

           See accompanying notes to consolidated financial statements





                      -63-

                       STATE SAVINGS BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
__________________________________________________________________________


                                                         NINE MONTHS                                YEAR ENDED
                                                      ENDED SEPTEMBER 30,                           DECEMBER 31,
                                                      1995            1994             1994            1993            1992
                                                   (unaudited)     (unaudited)                      (unaudited)     (unaudited)
Cash flows from operating activities
   Net income                                      $   645,589     $   650,955     $   842,427     $   897,082     $   943,225
   Adjustments to reconcile net income
    to net cash from operating activities
     Depreciation and amortization                      54,171          49,680          76,051          71,296          71,692
     Provision for loan losses                               -               -          18,546          14,944          49,193
     Net amortization (accretion)
      on securities                                    148,415         490,950         248,939          73,573         (62,758)
     Change in deferred taxes                           42,127         (38,032)        (20,064)        (42,425)        (27,714)
     Change in accrued income and
      other assets                                     (57,385)       (267,274)         47,825          61,232         152,573
     Change in accrued expenses and
      other liabilities                               (200,509)        143,296         172,541        (148,089)         46,414
        Net cash from operating
          activities                                   632,408       1,029,575       1,386,265         927,613       1,172,625

Cash flows from investing activities
   Proceeds from maturities of securities
     held to maturity                               10,150,000       5,450,000       8,075,000       3,500,791       4,409,843
   Purchases of securities held to maturity         (7,229,297)     (8,079,618)    (10,617,769)     (7,461,259)     (7,281,765)
   Principal paydowns on securities held
     to maturity                                       230,121         789,066       1,461,231               -               -
   Net change in time deposits                               -               -               -       1,000,000       2,835,109
   Net change in loans                                (675,114)     (1,288,906)     (2,119,608)       (242,105)         99,327
   Premises and equipment expenditures                       -        (195,583)       (214,783)        (98,651)        (18,387)
     Net cash from investing activities              2,475,710      (3,325,041)     (3,415,929)     (3,301,224)         44,127

Cash flows from financing activities
   Net change in deposits                           (4,898,676)     (1,322,809)        557,787       1,263,527         719,477
   Dividends paid                                     (300,000)       (150,000)       (500,000)       (400,000)       (375,000)
     Net cash from financing activities             (5,198,676)     (1,472,809)         57,787         863,527         344,477

Net change in cash and cash equivalents             (2,090,558)     (3,768,275)     (1,971,877)     (1,510,084)      1,561,229

Cash and cash equivalents at beginning
   of year                                           6,155,332       8,127,209       8,127,209       9,637,293       8,076,064



                                      -64-
Cash and cash equivalents at end of year           $ 4,064,774     $ 4,358,934     $ 6,155,332     $ 8,127,209     $ 9,637,293

Supplemental disclosures of cash flow
   information
     Cash paid during the year for
      Interest                                     $ 1,085,216     $ 1,107,792     $ 1,444,946     $ 1,661,051     $ 2,081,936
      Income taxes                                     313,732         161,000         220,000         319,250         184,518

________________________________________________________________________________

           See accompanying notes to consolidated financial statements








































                      -65-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements include the accounts of State Savings Bancorp, Inc. (Company) and its wholly-owned subsidiary, State Savings Bank of Caro (Bank), after elimination of all significant inter-company transactions and accounts.

The financial statements of the Company as of and for the nine months ended September 30, 1995 and 1994 reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair statement of results for the interim periods. The results of the interim period ended September 30, 1995 are not necessarily indicative of the results expected for the fiscal year ended December 31, 1995.

STATEMENT OF CASH FLOWS: For purposes of this statement, cash and cash equivalents include cash on hand, demand deposits due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan transactions and deposit transactions.

SECURITIES HELD TO MATURITY: Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS
115). In adopting FAS 115, all securities have been identified as held to maturity. Securities held to maturity are those securities which the Company has the ability and intent to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount, both computed on the level yield method.

INTEREST AND FEES ON LOANS: Income from real estate, commercial and installment loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued when management believes serious doubt exists as to the collectibility of the interest or principal.

Loan origination fees and related costs are recognized over the life of the loan as an adjustment of yield.
______________________________________________________________________

                           (Continued)

                      -66-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses and the annual provision charged to expense are determined based upon numerous factors affecting collectibility. These factors include the current and future financial position of the borrower, the estimated market value of any collateral, guarantees, the Bank's position versus other creditors, general economic conditions and past loan loss experience. Management periodically reviews the loan portfolio to identify potential problem loans. Judgments as to the probability of loss and the amount of loss are formed on individual loans and on various aggregate bases. After considering these numerous factors, management determines its estimate of an adequate allowance which will reasonably provide for anticipated loan losses.

Statements of Financial Accounting Standards No. 114 and No. 118 were adopted at January 1, 1995. Under these standards, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as part of the provision for loan losses. The effect of adopting these standards was not material to the Company's consolidated financial position.

Beginning in 1995, for impairment recognized in accordance with SFAS 114, the entire change in present value of expected cash flows or current collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

A loan is charged off when deemed uncollectible by management or, if applicable, by the periodic reviews of the banking regulatory agencies. Recoveries of previous charge-offs are added to the allowance.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives

______________________________________________________________________

                           (Continued)

                      -67-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of the assets. Maintenance and repairs are expensed and major improvements are capitalized.

INCOME TAXES: Beginning in 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Previously, the Company computed deferred taxes for the tax effects of timing differences between financial reporting and tax return income. The effect of the adoption of FAS 109 as of January 1, 1993 did not have a material impact on the financial statements.

EARNINGS PER SHARE: Earnings per common share are computed based on the weighted average shares outstanding. The number of shares used in the computation of earnings per share was 100,000 for all periods presented.

NOTE 2 - SECURITIES HELD TO MATURITY

The amortized cost and fair value of securities held to maturity as of the balance sheet dates were as follows:

                                                         GROSS          GROSS
   SEPTEMBER 30, 1995                 AMORTIZED        UNREALIZED     UNREALIZED          FAIR
      (UNAUDITED)                        COST            GAINS          LOSSES            VALUE
U.S. Treasury securities            $  1,003,949      $   9,488      $        -      $  1,013,437
U.S. Agency securities                22,291,201         59,285        (751,188)       21,599,298
Obligations of states and
  political subdivisions               7,647,092        154,526         (22,096)        7,779,522
Corporate securities                     919,189         17,798            (427)          936,560
Mortgage-backed securities             1,376,107         29,916          (4,535)        1,401,488

                                    $ 33,237,538      $ 271,013      $ (778,246)     $ 32,730,305

______________________________________________________________________

                           (Continued)

                      -68-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 2 - SECURITIES HELD TO MATURITY (CONTINUED)


                                                         GROSS          GROSS
                                      AMORTIZED        UNREALIZED     UNREALIZED          FAIR
    DECEMBER 31, 1994                    COST            GAINS          LOSSES           VALUE
U.S. Treasury securities            $  2,006,741       $      -      $   (31,429)     $  1,975,312
U.S. Agency securities                24,502,695         16,763       (1,473,384)       23,046,074
Obligations of states and
  political subdivisions               6,785,712         33,614         (212,333)        6,606,993
Corporate securities                   1,630,264              -          (31,669)        1,598,595
Mortgage-backed securities             1,611,364              -          (36,313)        1,575,051

                                    $ 36,536,776       $ 50,377      $(1,785,128)     $ 34,802,025

                                                          GROSS            GROSS
    DECEMBER 31, 1993                 AMORTIZED         UNREALIZED      UNREALIZED           FAIR
      (UNAUDITED)                        COST             GAINS           LOSSES             VALUE
U.S. Treasury securities            $  2,511,875       $  81,874        $       -       $  2,593,749
U.S. Agency securities                25,776,357         492,736          (34,950)        26,234,143
Obligations of states and
  political subdivisions               3,395,615         223,158                -          3,618,773
Corporate securities                   1,547,362          62,546                -          1,609,908
Mortgage-backed securities             2,472,968          41,513           (1,456)         2,513,025

                                    $ 35,704,177       $ 901,827        $ (36,406)      $ 36,569,598

There were no sales of securities for the nine months ended September 30, 1995 or during 1994, 1993 or 1992.

U.S. Agency securities includes the amortized cost and fair value of structured notes as follows:

______________________________________________________________________

                           (Continued)

                      -69-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 2 - SECURITIES HELD TO MATURITY (CONTINUED)

                                              AMORTIZED             FAIR
                                                COST                VALUE
September 30, 1995 (unaudited)              $ 10,340,000        $  9,653,000
December 31, 1994                             11,397,000          10,376,000
December 31, 1993                             11,000,000          11,022,000

The interest on these securities is indexed based on formulas tied to Treasury and LIBOR rates. The Company has the ability and intent to hold these securities to maturity. Since full realization of principal is expected, no ultimate loss is anticipated.

The amortized cost and fair value of securities held to maturity at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to all or prepay obligations with or without call or prepayment penalties.

                                                         SEPTEMBER 30, 1995
                                                             (UNAUDITED)
                                                   AMORTIZED              FAIR
                                                     COST                 VALUE
Due in one year or less                         $  2,316,381          $  2,340,470
Due after one year through five years             19,372,728            18,960,133
Due after five years through ten years             9,829,299             9,673,581
Due after ten years                                  343,023               354,633
                                                  31,861,431            31,328,817
Mortgage-backed securities                         1,376,107             1,401,488

                                                $ 33,237,538          $ 32,730,305


______________________________________________________________________

                           (Continued)


                      -70-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 2 - SECURITIES HELD TO MATURITY (CONTINUED)

                                                          DECEMBER 31, 1994
                                                   AMORTIZED              FAIR
                                                     COST                 VALUE
Due in one year or less                         $  6,893,172          $  6,910,843
Due after one year through five years             17,911,446            17,212,350
Due after five years through ten years             9,904,527             8,896,710
Due after ten years                                  216,267               207,071
                                                  34,925,412            33,226,974
Mortgage-backed securities                         1,611,364             1,575,051

                                                $ 36,536,776          $ 34,802,025

Securities with a carrying value of $500,000 were pledged to secure public deposits at September 30, 1995 and December 31, 1994.


NOTE 3 - LOANS

Loans are comprised of the following classifications:

                       SEPTEMBER 30,                    DECEMBER 31,
                           1995                 1994                   1993
                       (unaudited)                                 (unaudited)
Commercial            $  1,248,071          $  1,641,692          $  1,484,896
Real estate             17,262,514            16,650,901            15,179,266
Consumer                 2,846,931             2,394,117             1,921,486

                      $ 21,357,516          $ 20,686,710          $ 18,585,648

Loans on which the accrual of interest has been discontinued, troubled debt restructurings and those loans past due 90 days or more amounted to $49,765, $71,978 and $83,173 as of September 30, 1995 and December 31, 1994 and 1993, respectively.
______________________________________________________________________

                           (Continued)

                      -71-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 3 - LOANS (CONTINUED)

Certain directors and executive officers, including their immediate families and companies in which they have an interest, have engaged in banking transactions with the Company. Loans to such borrowers totaled approximately $73,000, $76,000 and $83,000 at September 30, 1995, December 31, 1994 and 1993, respectively.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses is as follows:

                                           NINE MONTHS ENDED
                                              SEPTEMBER 30,                      DECEMBER 31,
                                           1995          1994          1994          1993           1992
                                               (unaudited)                       (unaudited)    (unaudited)
Balance - January 1                     $ 200,000     $ 200,000     $ 200,000     $ 184,025     $ 200,764

      Provision charged to expense              -             -        18,546        14,944        49,193
      Loans charged off, net
        of recoveries                      (4,308)       (6,302)      (18,546)        1,031       (65,932)

Balance - end of period                 $ 195,692     $ 193,698     $ 200,000     $ 200,000     $ 184,025

There were no impaired loans during the nine months ended September 30, 1995 requiring recognition in conformity with SFAS 114.









______________________________________________________________________

                           (Continued)


                      -72-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment as presented in the consolidated balance sheet is comprised of the following classifications:

                                          SEPTEMBER 30,            DECEMBER 31,
                                              1995            1994             1993
                                          (unaudited)                      (unaudited)
Land                                     $    12,500      $    12,500     $    12,500
Buildings and improvements                 1,080,471        1,080,471         917,410
Furniture and equipment                      863,383          875,586         823,878
                                           1,956,354        1,968,557       1,753,788
Less accumulated depreciation             (1,327,181)      (1,273,010)     (1,201,557)

                                         $   629,173      $   695,547     $   552,231

NOTE 6 - DEPOSITS

The aggregate amount of time certificates of deposit of $100,000 or more totaled $1,675,000 at September 30, 1995 and $2,230,460 at December 31, 1994 and $1,782,000 at December 31, 1993.


NOTE 7 - PENSION PLAN

The Bank has a defined benefit, noncontributory pension plan which provides retirement benefits for substantially all employees. The funding policy is to contribute annually the amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. The plan assets are invested primarily in common stock mutual funds, a bond mutual fund and a money market fund.

The following table sets forth the plan's funded status and the amount included in the consolidated balance sheet:


______________________________________________________________________

                           (Continued)

                      -73-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 7 - PENSION PLAN (CONTINUED)

                                                     SEPTEMBER 30,            DECEMBER 31,
                                                         1995            1994             1993
                                                     (unaudited)                      (unaudited)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
     Vested                                          $ 1,571,454     $ 1,431,648     $ 1,388,460
     Non-vested                                           12,245          11,156          11,260

                                                     $ 1,583,699     $ 1,442,804     $ 1,399,720
























______________________________________________________________________

                           (Continued)


                      -74-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 7 - PENSION PLAN (CONTINUED)

                                                SEPTEMBER 30,              DECEMBER 31,
                                                    1995              1994              1993
                                                (unaudited)                         (unaudited)
Projected benefit obligation for service
   rendered to date                             $ 2,067,447       $ 1,948,012       $ 1,925,909
Plan assets at fair value                         2,700,506         2,306,657         2,448,701

Plan assets in excess of projected
  benefit obligation                                633,059           358,645           522,792
Unrecognized net loss (gain)                       (142,393)          161,543            34,543
Unrecognized prior service cost                      13,448            14,055            14,865
Unrecognized transition asset                      (517,212)         (540,565)         (571,703)

(Accrued) prepaid pension cost                  $   (13,098)      $    (6,322)      $       497

Net pension cost includes the following:

Service cost - benefits earned during
   the year                                     $    63,590       $    88,423       $    73,026
Interest cost on projected benefit
  obligation                                        114,495            41,795           132,921
Actual return on plan assets                       (136,133)           71,414          (291,377)
Net amortization and deferral                       (22,747)         (294,813)           84,933

  Net pension cost                              $    19,205       $     6,819       $      (497)

The weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation were 8% and 5% at September 30, 1995, and December 31 1994 and 7.5% and 5% in 1993 and 1992. The expected long-term rate of return on plan assets was 8% for all years presented.

Pension expense for 1992 was $19,209.

______________________________________________________________________

                           (Continued)

                      -75-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 8 - INCOME TAXES

Income tax expense and related consolidated balance sheet accounts are as follows:

                                 NINE MONTHS ENDED                     YEARS ENDED
                                    SEPTEMBER 30,                      DECEMBER 31,
                                 1995          1994          1994          1993          1992
                                    (unaudited)                        (unaudited)   (unaudited)
Current expense               $ 152,824     $ 223,458     $ 304,554     $ 246,609     $ 226,564
Deferred benefit                 42,127         2,542       (20,064)      (42,434)      (27,714)

                              $ 194,951     $ 226,000     $ 284,490     $ 204,175     $ 198,850

Deferred tax liabilities      $  29,764     $  31,570     $  31,805     $  49,315     $  90,256
Deferred tax assets              46,630        24,277         6,544         3,990         2,496

No valuation allowance was provided on deferred tax assets.

Temporary differences between financial statements and tax returns are due to accretion on investments, depreciation, recognition of loan fees, allowance for loan losses and accrual-to-cash adjustments.

The difference between the financial statement tax provision and amounts computed by applying the federal income tax rate to pretax income is reconciled as follows:











______________________________________________________________________

                           (Continued)


                      -76-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 8 - INCOME TAXES (CONTINUED)

                                          NINE MONTHS ENDED                     YEARS ENDED
                                             SEPTEMBER 30,                      DECEMBER 31,
                                          1995          1994          1994          1993           1992
                                             (unaudited)                         (unaudited)   (unaudited)
Income tax computed at the
  federal tax rate (34%)               $ 285,784     $ 299,334     $ 383,152     $ 374,427     $ 388,305
Tax effect of
  Income from tax-exempt
    securities and loans                 (89,719)      (62,822)      (88,861)      (88,800)     (106,878)
  Alternative minimum tax credit               -        (8,815)      (11,753)      (97,423)      (81,609)
  Other                                   (1,114)       (1,697)        1,952        15,971          (968)

                                       $ 194,951     $ 226,000     $ 284,490     $ 204,175     $ 198,850

NOTE 9 - COMMITMENTS, CONTINGENT LIABILITIES AND CONCENTRATIONS
  OF CREDIT

The Bank grants commercial, installment, and residential loans to customers primarily in the Tuscola County, Michigan, area.
Substantially all loans are secured by specific items of collateral, including real estate, business assets and consumer assets.

Noninterest-bearing deposits and federal funds sold which were held at NBD Bank, N.A. totaled $3,352,000 at September 30, 1995, $5,361,000 at
December 31, 1994 and $5,404,000 at December 31, 1993.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of customers. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include commitments to extend credit, and unused lines of credit and are summarized as follows:

______________________________________________________________________

                           (Continued)

                      -77-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 9 - COMMITMENTS, CONTINGENT LIABILITIES AND CONCENTRATIONS
   OF CREDIT (CONTINUED)

                                          SEPTEMBER 30,           DECEMBER 31,
                                              1995            1994           1993
                                           (unaudited)                   (unaudited)
Financial instruments whose contract
  amounts represent credit risk
  Unused lines of credit                    $ 200,000      $ 147,000     $ 160,000
  Commitments to extend credit                610,000        346,000       107,000

All commitments to extend credit are fixed rate. These commitments are due to expire within 30 - 60 days of issuance and have rates ranging from 7.50% - 8.50%.

The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. State Savings Bancorp, Inc. has experienced little difficulty in accessing collateral when necessary. The amounts of credit shown, therefore, greatly exceed expected losses which are included in the allowance for loan losses.

The Company is subject to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.


NOTE 10 - CAPITAL MATTERS

The Company is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators.
At September 30, 1995 and December 31, 1994, the Company is required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual Tier 1 and total risk-based credit ratios exceeded the required amounts as of September 30, 1995
______________________________________________________________________

                           (Continued)

                      -78-
                     STATE SAVINGS BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 1995 and 1994 and December 31, 1993 and
                        1992 is unaudited)
______________________________________________________________________


NOTE 10 - CAPITAL MATTERS (CONTINUED)

and December 31, 1994. The Company's leverage ratio (Tier I capital to total assets) as of these dates also exceeded minimum requirements.

The ability of the Company to pay dividends to its stockholders is dependent upon dividends paid to the Company by its subsidiary Bank. The Bank is subject to certain statutory and regulatory restrictions on the amount they may pay as dividends. Certain of the Banks capital is not available for the payment of dividends. Capital available for the payment of dividends as of September 30, 1995 and December 31, 1994 approximated $5,331,000 and $4,994,000, respectively.


NOTE 11 - PENDING MERGER

In October 1995, State Savings Bancorp, Inc. signed a definitive agreement for Chemical Financial Corporation (CFI) to acquire the Company. The agreement calls for the shareholders to receive five (5) shares of CFI common stock for each share of Company stock owned. The transaction will be structured as a tax-free exchange and will be accounted for under the pooling-of-interest method. The transaction is expected to be consummated in 1996.

















______________________________________________________________________

                           (Continued)

                      -79-
                  VOTING AND MANAGEMENT INFORMATION


VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF SSBI

     Holders of record of shares of SSBI Common Stock at the close of business on February 13, 1996, will be entitled to vote at the special meeting of shareholders on April 1, 1996, and any adjournment of that meeting. As of January 1, 1996, there were 100,000 shares of SSBI Common Stock issued and outstanding. Each share of SSBI Common Stock is entitled to one vote on each matter presented for shareholder action.

     The following table sets forth information concerning the number of shares of SSBI Common Stock held as of January 1, 1996, by each shareholder who is known to SSBI management to have been the beneficial owner of more than 5% of the outstanding shares of SSBI Common Stock, $20 par value, as of that date:

                                                                                                CHEMICAL COMMON
                                                                                              STOCK TO BE RECEIVED
                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>                                 IN THE MERGER

                                 SOLE            SHARED
                                VOTING          VOTING OR        TOTAL                         TOTAL         PERCENT
NAME AND ADDRESS OF           AND DISPOSI-     DISPOSITIVE     BENEFICIAL     PERCENT        FOLLOWING          OF
BENEFICIAL OWNER              TIVE POWER        POWER<F2>      OWNERSHIP      OF CLASS       MERGER<F3>      CLASS<F4>
F. Douglas Campbell
1924 Boulder Drive
Ann Arbor, Michigan 48104       9,671             3,443         13,114        13.11%           65,570            *

Carleton A. Palmer
4058 Mushroom Road
Deford, Michigan 48729          4,540             4,540          9,080         9.08%           45,400            *

Frances Hatch
1273 Circle Drive
Bad Axe, Michigan 48413         2,254             6,556          8,810         8.81%           44,050            *
_________________________

*    Less than 1%

(Footnotes begin on page 62.)





                      -80-
     The following table shows certain information concerning the number of shares of SSBI Common Stock held as of January 1, 1996, by each of SSBI's directors, each of the named executive officers, and all of SSBI's directors and executive officers as a group:

                                                                                              CHEMICAL COMMON
                                                                                            STOCK TO BE RECEIVED
                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>                              IN THE MERGER

                             SOLE          SHARED
        NAME OF             VOTING        VOTING OR         TOTAL                           TOTAL         PERCENT
      BENEFICIAL         AND DISPOSI-    DISPOSITIVE      BENEFICIAL      PERCENT         FOLLOWING         OF
         OWNER            TIVE POWER      POWER<F2>       OWNERSHIP       OF CLASS        MERGER<F3>     CLASS<F4>
Richard C. Biddinger          100            740             840              *             4,200            *
F. Douglas Campbell         9,671          3,443          13,114           13.11%          65,570            *
Gary J. Crews                 370              -             370              *             1,850            *
Carl O. Holmes              1,981              -           1,981            1.98%           9,905            *
Michael Laethem               160            894           1,054            1.05%           5,270            *
Carleton A. Palmer          4,540          4,540           9,080            9.08%          45,400            *

All directors and
  executive officers
  as a group               16,822          9,617          26,439           26.44%         132,195          1.36%

________________________________

*    Less than 1%

<F1> The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Dispositive power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

<F2> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason



                                      -81-
     of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

<F3> This column reflects the number of shares of Chemical Common
     Stock to be issued to the specified person in exchange for the number of shares of SSBI Common Stock shown in the "Total Beneficial Ownership" column for such person, based upon an Exchange Rate of 5 shares of Chemical Common Stock for each share of SSBI Common Stock.

<F4> This column reflects the percentage of the outstanding shares of
     Chemical Common Stock which the specified person will hold following consummation of the Merger. These percentages were computed with reference to a total of 9,687,957 shares of Chemical Common Stock outstanding, representing the sum of 9,187,957 shares outstanding as of December 1, 1995, and 500,000 shares to be issued in the Merger. This computation does not take fractional shares into account.

INTERESTS OF CERTAIN PERSONS

     As of January 1, 1996, executive officers and directors of SSBI are or may be deemed to be the beneficial owners of a total of 26,439 shares, or 26.44%, of the outstanding shares of SSBI Common Stock. (See "Voting and Management Information--Voting Securities and Principal Shareholders of SSBI.")

     In addition, each of the directors and certain other persons who may be deemed to be Affiliates of SSBI have executed letter agreements with Chemical whereby each such person has agreed to use his or her best efforts to cause the Plan of Merger to be approved by SSBI's shareholders and to cause the Merger to be consummated.

     As of the date of this Prospectus and Proxy Statement, no director or executive officer of SSBI owns shares of Chemical Common Stock. Chemical Bank, as trustee for the Chemical Financial Corporation Pension Plan, holds 454 shares of SSBI Common Stock. No director or executive officer of Chemical has any personal interest in the Merger other than by reason of his or her holdings of Chemical Common Stock. Except as otherwise described in this Prospectus and Proxy Statement, there are no material relationships among the directors, executive officers and principal shareholders of SSBI and the directors, executive officers and principal shareholders of Chemical.





                      -82-
VOTE REQUIRED FOR APPROVAL

     An affirmative vote of the shareholders holding two-thirds of the outstanding shares of SSBI Common Stock is required to approve the Plan of Merger. For purposes of counting votes on approval of the Plan of Merger, abstentions, broker non-votes and other shares not voted will be counted as voted against approval of the Plan of Merger.


                         GENERAL INFORMATION


SHAREHOLDER PROPOSALS

     If the shareholders of SSBI approve the Plan of Merger and Chemical and SSBI consummate the Merger, SSBI shareholders will become Chemical shareholders and there will be no annual meeting of SSBI shareholders in 1997.


EXPERTS

     Certain legal matters in connection with the proposed Merger will be passed upon for Chemical by its counsel, Warner Norcross & Judd LLP, of Grand Rapids, Michigan.

     The financial statements of SSBI at and for the year ended
December 31, 1994, appearing in this Prospectus and Proxy Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement with respect to the shares to be issued, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Chemical Financial Corporation and its subsidiaries incorporated by reference from Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     In connection with its role as financial adviser to SSBI, Austin has rendered a fairness opinion and will receive a fee of $30,000, plus a contingent amount equal to .625% of the transaction value when the Merger is consummated. SSBI estimates that total fees under this arrangement will be approximately $155,000, plus reimbursement for all


                      -83-
reasonable expenses. SSBI has agreed to indemnify Austin against certain liabilities, including certain liabilities which may arise under the securities laws.


SOURCES OF INFORMATION

     The information contained in this Prospectus and Proxy Statement relating to Chemical and SSBI has been furnished by each of them for inclusion herein. Chemical has relied upon SSBI with respect to the accuracy and completeness of the information concerning SSBI. SSBI has relied upon Chemical with respect to the accuracy and completeness of the information concerning Chemical.






































                      -84-























                              APPENDIX A

                     AGREEMENT AND PLAN OF MERGER








































                       AGREEMENT AND PLAN OF MERGER


                                  BETWEEN


                        STATE SAVINGS BANCORP INC.

                                    AND

                      CHEMICAL FINANCIAL CORPORATION

















                       Dated as of October 31, 1995











                             TABLE OF CONTENTS
                                                                       PAGE


ARTICLE I - THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . .A-2

     1.1   APPROVAL OF PLAN OF MERGER. . . . . . . . . . . . . . . . . .A-2
     1.2   THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     1.3   EFFECTIVE TIME OF THE MERGER. . . . . . . . . . . . . . . . .A-2
     1.4   MERGER OF SSBI WITH AND INTO CHEMICAL . . . . . . . . . . . .A-2
     1.5   EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . . . . .A-3
     1.6   ADDITIONAL ACTIONS. . . . . . . . . . . . . . . . . . . . . .A-3
     1.7   SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . .A-3


ARTICLE II - CONVERSION AND EXCHANGE OF SHARES . . . . . . . . . . . . .A-4

     2.1   CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . .A-4
     2.2   UPSET PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .A-4
     2.3   NO FRACTIONAL SECURITIES. . . . . . . . . . . . . . . . . . .A-6
     2.4   ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . .A-6
     2.5   EQUITY ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . . .A-8
     2.6   SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF
           CHEMICAL COMMON STOCK . . . . . . . . . . . . . . . . . . . A-10


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CHEMICAL . . . . . . . A-11

     3.1   AUTHORIZATION, NO CONFLICTS, ETC. . . . . . . . . . . . . . A-11
     3.2   ORGANIZATION AND GOOD STANDING. . . . . . . . . . . . . . . A-12
     3.3   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . A-13
     3.4   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . A-13
     3.5   ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . A-14
     3.6   ABSENCE OF MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . A-14
     3.7   CHEMICAL COMMON STOCK . . . . . . . . . . . . . . . . . . . A-14
     3.8   SEC AND OTHER FILINGS . . . . . . . . . . . . . . . . . . . A-14
     3.9   REGISTRATION STATEMENT, ETC.. . . . . . . . . . . . . . . . A-14
     3.10  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . A-15
     3.11  TRUTH AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. . A-15


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SSBI. . . . . . . . . . A-16

     4.1   AUTHORIZATION, NO CONFLICTS, ETC. . . . . . . . . . . . . . A-16
     4.2   ORGANIZATION AND GOOD STANDING. . . . . . . . . . . . . . . A-17
     4.3   SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . A-17
     4.4   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . A-18
     4.5   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . A-19
     4.6   ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . A-19


                       A-i
     4.7   ABSENCE OF MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . A-19
     4.8   ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . . A-19
     4.9   CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . A-20
     4.10  ABSENCE OF DEFAULTS UNDER CONTRACTS . . . . . . . . . . . . A-20
     4.11  FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
     4.12  REGISTRATION STATEMENT, ETC.. . . . . . . . . . . . . . . . A-21
     4.13  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . A-21
     4.14  TITLE TO PROPERTIES . . . . . . . . . . . . . . . . . . . . A-22
     4.16  CONDITION OF REAL PROPERTY. . . . . . . . . . . . . . . . . A-22
     4.17  LEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
     4.18  LICENSES, PERMITS, ETC. . . . . . . . . . . . . . . . . . . A-23
     4.19  CERTAIN EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . A-23
     4.20  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . A-24
     4.21  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . A-26
     4.22  INVESTMENT BANKERS AND BROKERS. . . . . . . . . . . . . . . A-27
     4.23  RELATED PERSONS . . . . . . . . . . . . . . . . . . . . . . A-28
     4.24  CHANGE IN BUSINESS RELATIONSHIPS. . . . . . . . . . . . . . A-28
     4.25  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . A-28
     4.26  BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . A-28
     4.27  LOAN GUARANTEES . . . . . . . . . . . . . . . . . . . . . . A-28
     4.28  EVENTS SINCE DECEMBER 31, 1994. . . . . . . . . . . . . . . A-29
     4.29  RESERVE FOR LOAN LOSSES . . . . . . . . . . . . . . . . . . A-29
     4.30  LOAN ORIGINATION AND SERVICING. . . . . . . . . . . . . . . A-30
     4.31  PUBLIC COMMUNICATIONS . . . . . . . . . . . . . . . . . . . A-30
     4.32  NO INSIDER TRADING. . . . . . . . . . . . . . . . . . . . . A-30
     4.33  CONTINUITY OF INTEREST. . . . . . . . . . . . . . . . . . . A-30
     4.34  POOLING OF INTERESTS ACCOUNTING QUALIFICATION . . . . . . . A-30
     4.35  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . A-31
     4.36  TRUTH AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. . A-31


ARTICLE V - CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . A-31

     5.1   SSBI DISCLOSURE STATEMENT . . . . . . . . . . . . . . . . . A-31
     5.2   CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME OF THE
           MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
     5.3   REGULAR DIVIDENDS . . . . . . . . . . . . . . . . . . . . . A-38
     5.4   DATA PROCESSING ARRANGEMENTS. . . . . . . . . . . . . . . . A-39
     5.5   AFFILIATES. . . . . . . . . . . . . . . . . . . . . . . . . A-39
     5.6   MAINTENANCE OF INSURANCE. . . . . . . . . . . . . . . . . . A-39
     5.7   COMPETING PROPOSALS . . . . . . . . . . . . . . . . . . . . A-40
     5.8   LOAN LOSS RESERVE . . . . . . . . . . . . . . . . . . . . . A-40
     5.9   AUDIT OF FINANCIAL STATEMENTS . . . . . . . . . . . . . . . A-40


ARTICLE VI - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . A-41

     6.1   REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . A-41
     6.2   OTHER FILINGS . . . . . . . . . . . . . . . . . . . . . . . A-41


                      A-ii
     6.3   PRESS RELEASES. . . . . . . . . . . . . . . . . . . . . . . A-41
     6.4   MISCELLANEOUS AGREEMENTS AND CONSENTS . . . . . . . . . . . A-41
     6.5   EXCHANGE OF FINANCIAL INFORMATION . . . . . . . . . . . . . A-41
     6.6   INVESTIGATION . . . . . . . . . . . . . . . . . . . . . . . A-42
     6.7   ENVIRONMENTAL INVESTIGATION . . . . . . . . . . . . . . . . A-44
     6.8   POOLING QUALIFICATION . . . . . . . . . . . . . . . . . . . A-45

ARTICLE VII - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS . . . . . A-45

     7.1   RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC. . . . . . . A-45
     7.2   OPINION OF LEGAL COUNSEL. . . . . . . . . . . . . . . . . . A-46
     7.3   REQUIRED APPROVALS. . . . . . . . . . . . . . . . . . . . . A-48
     7.4   ORDER, DECREE, ETC. . . . . . . . . . . . . . . . . . . . . A-48
     7.5   PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . A-48
     7.6   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . A-48
     7.7   REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . A-49
     7.8   CERTIFICATE AS TO OUTSTANDING SHARES. . . . . . . . . . . . A-49
     7.9   ESTOPPEL CERTIFICATES . . . . . . . . . . . . . . . . . . . A-49
     7.10  CHANGE OF CONTROL WAIVERS . . . . . . . . . . . . . . . . . A-49
     7.11  POOLING OF INTERESTS ACCOUNTING . . . . . . . . . . . . . . A-49


ARTICLE VIII - CONDITIONS PRECEDENT TO SSBI'S OBLIGATIONS. . . . . . . A-49

     8.1   RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC. . . . . . . A-49
     8.2   OPINION OF LEGAL COUNSEL. . . . . . . . . . . . . . . . . . A-50
     8.3   REQUIRED APPROVALS. . . . . . . . . . . . . . . . . . . . . A-52
     8.4   ORDER, DECREE, ETC. . . . . . . . . . . . . . . . . . . . . A-52
     8.5   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . A-52
     8.6   REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . A-52
     8.7   FAIRNESS OPINION. . . . . . . . . . . . . . . . . . . . . . A-52


ARTICLE IX - ABANDONMENT OF MERGER . . . . . . . . . . . . . . . . . . A-53

     9.1   MUTUAL ABANDONMENT PRIOR TO EFFECTIVE TIME OF THE MERGER. . A-53
     9.2   CHEMICAL'S RIGHTS TO TERMINATE. . . . . . . . . . . . . . . A-53
     9.3   SSBI'S RIGHTS TO TERMINATE. . . . . . . . . . . . . . . . . A-55


ARTICLE X - AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . A-56

     10.1  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . A-56
     10.2  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . A-56


ARTICLE XI - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . A-56

     11.1  SPECIFIC ENFORCEMENT. . . . . . . . . . . . . . . . . . . . A-56
     11.2  LIABILITY FOR BREACH. . . . . . . . . . . . . . . . . . . . A-57

                      A-iii
     11.3  OBLIGATIONS AFTER TERMINATION . . . . . . . . . . . . . . . A-57
     11.4  TERMINATION OF REPRESENTATIONS AND WARRANTIES.. . . . . . . A-57
     11.5  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . A-57
     11.6  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . A-57
     11.7  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . A-58
     11.8  METHOD OF CONSENT OR WAIVER . . . . . . . . . . . . . . . . A-58
     11.9  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . A-58
     11.10 NO ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . A-58
     11.11 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . A-59
     11.12 FURTHER ASSURANCES; PRIVILEGES. . . . . . . . . . . . . . . A-59
     11.13 HEADINGS, ETC.. . . . . . . . . . . . . . . . . . . . . . . A-59
     11.14 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . A-59







































                      A-iv
                                DEFINITIONS
                                                                       PAGE

Acceptance Period. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
Adjusted Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
Adjusted Shareholders' Equity. . . . . . . . . . . . . . . . . . . . . .A-8
Adjustment Factor. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-8
Aggregate Price Per Share of the Comparison Stocks . . . . . . . . . . .A-5
Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
BIF. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
Business Combination . . . . . . . . . . . . . . . . . . . . . . . . . A-40
Call Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
Certificate of Merger. . . . . . . . . . . . . . . . . . . . . . . . . .A-2
Chemical . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Chemical Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Chemical Disclosure Statement. . . . . . . . . . . . . . . . . . . . . A-11
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
Comparison Stocks. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
Comparison Stocks Base Price Per Share . . . . . . . . . . . . . . . . .A-5
Constituent Corporation. . . . . . . . . . . . . . . . . . . . . . . . .A-2
Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . .A-2
Employee Benefit Plan. . . . . . . . . . . . . . . . . . . . . . . . . A-24
Employment-Related Payments. . . . . . . . . . . . . . . . . . . . . . A-24
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
Exchange Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Exercise Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
Federal Bank Holding Company Act . . . . . . . . . . . . . . . . . . . .A-1
Federal Reserve Board. . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Final Statement Date . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
First Floor Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Fixing Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . . . . . A-27
Increase Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Michigan Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Old Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
Phase I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-44
Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40


                       A-v
Prospectus and Proxy Statement . . . . . . . . . . . . . . . . . . . . A-14
Reference Period . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Reference Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . A-14
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
Second Floor Price . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-39
Shareholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .A-2
SSBI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
SSBI Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
SSBI Defined Benefit Plan. . . . . . . . . . . . . . . . . . . . . . . A-25
SSBI Disclosure Statement. . . . . . . . . . . . . . . . . . . . . . . A-16
SSBI Related Person. . . . . . . . . . . . . . . . . . . . . . . . . . A-28
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . .A-2
Upset Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
Upset Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4



































                      A-vi
                       AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger (the "PLAN OF MERGER") is made as of October 31, 1995, between STATE SAVINGS BANCORP INC., a Michigan corporation ("SSBI"), and CHEMICAL FINANCIAL CORPORATION, a Michigan corporation ("CHEMICAL"), 333 East Main Street, Midland, Michigan.

          Chemical and SSBI desire that SSBI become affiliated with Chemical. The affiliation would be effected through the merger of SSBI with and into Chemical in accordance with this Plan of Merger and in accordance with the Business Corporation Act of the State of Michigan, as amended (the "MICHIGAN ACT"). The transactions contemplated by and described in this Plan of Merger are referred to as the "MERGER."

          Chemical is a bank holding company registered as such with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the Bank Holding Company Act of 1956, as amended (the "FEDERAL BANK HOLDING COMPANY ACT"). Chemical has authorized capital stock consisting of 15,000,000 shares of common stock, $10 par value ("CHEMICAL COMMON STOCK"). Each share of Chemical Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of October 16, 1995, there were 9,173,873 shares of Chemical Common Stock issued and outstanding, and 474,287 shares of Chemical Common Stock were reserved for issuance in connection with employee stock option and benefit plans. The number of issued and outstanding shares of Chemical Common Stock is subject to change before the Effective Time of the Merger (as defined in Section 1.3 (EFFECTIVE TIME OF THE MERGER)) by reason of the issuance of additional shares of Chemical Common Stock upon the exercise of employee stock options and the grant or sale of shares to, or for the account of, directors and employees pursuant to other benefit plans, and the issuance of additional shares if and as authorized by Chemical's Board of Directors.

          SSBI is a bank holding company registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. SSBI owns all of the issued and outstanding stock of State Savings Bank of Caro (the "BANK"). SSBI has authorized capital stock consisting of 200,000 shares of common stock, $20 par value ("SSBI COMMON STOCK"). Each share of SSBI Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of the date of this Plan of Merger, there were 100,000 shares of SSBI Common Stock issued and outstanding.

          The respective Boards of Directors of SSBI and Chemical each deem the Merger advisable and in the best interests of its corporation and its respective shareholders. SSBI and Chemical have each adopted this Plan of Merger and authorized the execution, delivery, and performance of this Plan of Merger by resolutions duly adopted by their respective Boards of Directors or duly authorized committees thereof. The Board of Directors of SSBI has directed that this Plan of Merger be submitted to SSBI's shareholders for approval.

          In consideration of the premises and the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                                 ARTICLE I

                              THE TRANSACTION

          Subject to the terms and conditions of this Plan of Merger, the Merger of SSBI with and into Chemical shall be carried out in the following manner:

     1.1 APPROVAL OF PLAN OF MERGER. As soon as practicable after this Plan of Merger has been executed and delivered and the Registration Statement (as described in Section 3.9.1 (DOCUMENT)) has become effective, SSBI shall submit this Plan of Merger to its shareholders at a meeting properly called, noticed, and held for that purpose (the "SHAREHOLDERS' MEETING"). At the Shareholders' Meeting, and in any proxy materials used in connection with the meeting, the Board of Directors of SSBI shall recommend that its shareholders vote for approval of this Plan of Merger. No shares of Chemical Common Stock shall be entitled to vote on approval of this Plan of Merger.

     1.2 THE CLOSING. The Merger shall be consummated as promptly as possible after a closing (the "CLOSING"). The Closing shall be held at the offices of Chemical Financial Corporation, 333 East Main Street, Midland, Michigan, on such date and at such time as may be mutually agreed by the parties, or in the absence of such agreement, on a date specified by either party upon 5 business days' written notice after the last to occur of the following events: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; (ii) the requisite approval of this Plan of Merger by the shareholders of SSBI; and
(iii) delivery of the Closing Report (defined below). Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Chemical or SSBI as set forth in Articles VII and VIII of this Plan of Merger, respectively. Upon completion of the Closing, SSBI and Chemical shall execute and deliver an appropriate certificate of merger in the form and as required by the Michigan Act (the "CERTIFICATE OF MERGER").

     1.3 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Plan of Merger, the Merger shall be consummated as promptly as possible following the Closing by filing the Certificate of Merger in the manner required by law. The "EFFECTIVE TIME OF THE MERGER" shall be a date and time to be specified in the Certificate of Merger, which shall be not later than 3 business days after the Closing.



                       A-2
     1.4 MERGER OF SSBI WITH AND INTO CHEMICAL. SSBI shall be merged with and into Chemical (each sometimes being referred to as a "CONSTITUENT CORPORATION" prior to the Merger) at the Effective Time as provided by the Michigan Act. At the Effective Time of the Merger, the Constituent Corporations shall become a single corporation, which shall be Chemical (the "SURVIVING CORPORATION"). The Surviving Corporation shall have all of the rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Michigan Act.

     1.5 EFFECT OF THE MERGER. From and after the Effective Time of the Merger, the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act with respect to the merger of two domestic corporations where the surviving corporation will be subject to the laws of the State of Michigan.

     1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of SSBI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then SSBI and its directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The directors and officers of the Surviving Corporation are fully authorized in the name of SSBI to take any and all such action as may be contemplated by this Article.

     1.7 SURVIVING CORPORATION. Immediately after the Effective Time of the Merger, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.7.1 NAME. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

          1.7.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of Chemical without change from the Restated Articles of Incorporation in effect immediately prior to the Effective Time of the Merger.




                       A-3
          1.7.3 BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of Chemical as in effect immediately prior to the Effective Time of the Merger.

          1.7.4 DIRECTORS. The directors of the Surviving Corporation shall be the persons who were directors of Chemical immediately prior to the Effective Time of the Merger.

          1.7.5 OFFICERS. The officers of the Surviving Corporation shall be the persons who were officers of Chemical immediately prior to the Effective Time of the Merger.


                                ARTICLE II

                     CONVERSION AND EXCHANGE OF SHARES

     2.1 CONVERSION OF SHARES. At the Effective Time of the Merger, by virtue of the Merger:

          2.1.1 CONVERSION OF SSBI COMMON STOCK. Subject to the provisions of Sections 2.2 (UPSET PROVISIONS), 2.3 (NO FRACTIONAL SECURITIES), 2.4 (ADJUSTMENTS) and 2.5 (CONTINGENT ADJUSTMENTS), each share of SSBI Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into 5 (the "EXCHANGE RATE") validly issued, fully paid, and nonassessable shares of Chemical Common Stock (the "MERGER CONSIDERATION").

          2.1.2 CONVERSION OF CHEMICAL COMMON STOCK. Each share of Chemical Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding without any change.

          2.1.3 SSBI COMMON STOCK NO LONGER OUTSTANDING. Each share of SSBI Common Stock outstanding immediately prior to the Effective Time of the Merger shall be deemed to be no longer outstanding and to represent solely the right to receive shares of Chemical Common Stock as provided in Section 2.1.1 (CONVERSION OF SSBI COMMON STOCK), together with any dividends and other distributions payable as provided in Section 2.4 (ADJUSTMENTS), but subject to the payment of cash in lieu of fractional shares as provided in Section 2.3 (NO FRACTIONAL SECURITIES).

     2.2  UPSET PROVISIONS.

          2.2.1 UPSET CONDITION. The "UPSET CONDITION" shall exist if, as of a date (the "UPSET DATE") when the Closing could be convened pursuant to Section 1.2 (THE CLOSING), either of the following conditions exist:


                       A-4
               (a) The average of the means between the high and low transactions prices of Chemical Common Stock reported on The NASDAQ Stock Market (the "REFERENCE PRICE") during the 20 consecutive trading days immediately preceding the Upset Date (the "REFERENCE PERIOD") as reported in THE WALL STREET JOURNAL, MIDWEST EDITION, is less than $28.00 (the "SECOND FLOOR PRICE"), subject to adjustment under Section 2.4 (ADJUSTMENTS); or

               (b) (i) The Reference Price is less than $30.00 (the "FIRST FLOOR PRICE"), subject to adjustment under Section 2.4 (ADJUSTMENTS), and (ii) the percentage determined by dividing the Reference Price by $35.00 (the "FIXING PRICE") is more than 15 percentage points less than the percentage determined by dividing the Aggregate Price Per Share of the Comparison Stocks (as defined below) on the last day of the Reference Period by the Aggregate Price Per Share of the Comparison Stocks on October 25, 1995 (the "COMPARISON STOCKS BASE PRICE PER SHARE"), subject to adjustment under Section 2.4 (ADJUSTMENTS).

     The "AGGREGATE PRICE PER SHARE OF THE COMPARISON STOCKS" means the sum of the closing prices of all of the Comparison Stocks as reported in THE WALL STREET JOURNAL, MIDWEST EDITION, for each day in question. The "COMPARISON STOCKS" mean the most widely held class of common stock of each of the following corporations (the closing price and trading symbol of each stock on October 25, 1995, are listed below for reference purposes only):

                                                 TRADING       CLOSING
          CORPORATION                            SYMBOL         PRICE
          Citizens Banking Corporation            CBFC        $ 30.75
          First Michigan Bank Corporation         FMBC          27.50
          Michigan Financial Corporation          MFCB          25.75
          Republic Bancorp, Inc.                  RBCN          13.25
          Shoreline Financial Corporation         SLFC          19.125
          Independent Bank Corporation            IBCP          27.75

          Aggregate Price Per Share of                        --------
            Comparison Stocks (subject to
            adjustment)                                       $144.125

     provided, however, that any of these corporations shall be excluded from this definition and from the comparison described in Section 2.2.1(b) if between October 25, 1995, and the end of the Reference Period there is publicly announced a proposed merger, acquisition, or business combination of that corporation, or a tender offer or exchange offer for, or other transaction involving the acquisition of a majority of, that corporation's common stock or assets.

                       A-5
          2.2.2 SSBI'S RIGHTS IN UPSET CONDITION. If the Upset Condition shall then exist, SSBI shall have the right, exercisable at any time prior to 5 p.m. Midland, Michigan time on the fifth business day after the last day of the Reference Period (the "EXERCISE PERIOD"), to either (i) abandon the Merger and terminate this Plan of Merger (by delivering to Chemical within the Exercise Period written notice of its decision to do so) and, upon the delivery of such notice by SSBI, the Merger shall be abandoned and this Plan of Merger shall immediately terminate; (ii) proceed with the Merger on the basis of the Exchange Rate determined pursuant to Section 2.1.1 (CONVERSION OF SSBI COMMON STOCK) (by delivering to Chemical within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Chemical pursuant to this Section 2.2.2 (SSBI'S RIGHTS IN UPSET CONDITION) during the Exercise Period); or (iii) request Chemical to increase the Exchange Rate (by delivering to Chemical within the Exercise Period written notice to such effect (an "INCREASE NOTICE")) to 5.8333 shares of Chemical Common Stock for each share of SSBI Common Stock (the "ADJUSTED RATE").

          2.2.3 CHEMICAL'S RIGHTS IN UPSET CONDITION. If the Upset Condition occurs and Chemical receives an Increase Notice pursuant to
     Section 2.2.2 (SSBI'S RIGHTS IN UPSET CONDITION), Chemical shall either accept or decline the Adjusted Rate by delivering written notice of its decision to SSBI at or before 5 p.m. Midland, Michigan time on the fifth business day after receipt of the Increase Notice (the "ACCEPTANCE PERIOD"). If Chemical accepts the Adjusted Rate within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Exchange Rate shall be equal to the Adjusted Rate. If Chemical declines the Adjusted Rate within the Acceptance Period or fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by SSBI or Chemical effective as of 5 p.m. Midland, Michigan time on the second business day following the expiration of the Acceptance Period; provided, that if Chemical so declines the Adjusted Rate or so fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, SSBI may, by written notice delivered to Chemical at or before 5 p.m. Midland, Michigan time on the fifth business day following the expiration of the Acceptance Period, elect to proceed with the Merger and the transactions contemplated by this Plan of Merger on the basis of the Exchange Rate determined pursuant to Section 2.1.1 (CONVERSION OF SSBI COMMON STOCK) and, upon such election, no abandonment of the Merger or termination of this Plan of Merger shall be deemed to have occurred and this Plan of Merger shall remain in effect in accordance with its terms and the Closing shall thereafter occur in accordance with the terms of this Plan of Merger.



                       A-6
     2.3 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Chemical Common Stock shall be issued upon the surrender for exchange of certificates which represented shares of SSBI Common Stock outstanding immediately prior to the Effective Time of the Merger ("OLD CERTIFICATES") (taking into account all Old Certificates surrendered for exchange by a particular SSBI shareholder) pursuant to Section 2.6 (SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF CHEMICAL COMMON STOCK) and no Chemical dividend or other distribution or stock split shall relate to any fractional shares of Chemical Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Chemical. In lieu of any such fractional shares, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of Chemical Common Stock upon surrender of such Old Certificates for exchange pursuant to Section 2.6 (SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF CHEMICAL COMMON STOCK) will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the mean between the high and low transaction prices of Chemical Common Stock reported on The NASDAQ Stock Market for the last trading date preceding the Effective Time of the Merger.

     2.4 ADJUSTMENTS. The Exchange Rate and related amounts and related computations described in Sections 2.1 (CONVERSION OF SHARES) and 2.2.1 (UPSET PROVISIONS) shall be adjusted in the manner provided in this Section
2.4 (ADJUSTMENTS) upon the occurrence of any of the following events:

          2.4.1 STOCK DIVIDENDS AND DISTRIBUTIONS. If Chemical declares a stock dividend, stock split, or other general distribution of Chemical Common Stock to holders of Chemical Common Stock and the record date for such stock dividend, stock split, or distribution occurs prior to the Effective Time of the Merger, then (a) the Exchange Rate shall be adjusted by multiplying it by that ratio (i) the numerator of which shall be the total number of shares of Chemical Common Stock outstanding immediately after such dividend, split or distribution, and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding immediately prior to such dividend, split or distribution; and (b) the Fixing Price, First Floor Price, and Second Floor Price shall be adjusted by multiplying them by that ratio (i) the numerator of which shall be the total number of shares of Chemical Common Stock outstanding immediately prior to such dividend, split, or distribution, and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding immediately after such dividend, split, or distribution.

          2.4.2 OTHER ACTION AFFECTING CHEMICAL COMMON STOCK. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would materially change the number


                       A-7
     and value of outstanding shares of Chemical Common Stock; a distribution of warrants or rights with respect to Chemical Common Stock; or any other transaction which would have a materially similar effect; then the nature or amount of the consideration to be received by the shareholders of SSBI in exchange for their shares of SSBI Common Stock and the Exchange Rate shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Chemical Common Stock or a consolidation or merger of Chemical with or into another corporation, other than a merger in which Chemical is the surviving corporation and which merger does not result in any reclassification of Chemical Common Stock, holders of SSBI Common Stock would receive, in lieu of each share of Chemical Common Stock to be issued in exchange for SSBI Common Stock, the kind and amount of shares of Chemical stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Chemical Common Stock with respect to each share of Chemical Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

          2.4.3 INTEGRITY OF REFERENCE PERIOD. If Chemical declares a stock dividend, stock split, or other general distribution of Chemical Common Stock to holders of Chemical Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split, or distribution occurs during the Reference Period, then the price of Chemical Common Stock for each day during the Reference Period prior to such ex-dividend or ex-distribution date (determined as provided in Section 2.2.1(a) (UPSET CONDITION) shall be adjusted by multiplying it by that ratio (i) the numerator of which shall be the total number of shares of Chemical Common Stock outstanding immediately prior to such dividend, split, or distribution, and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding immediately after such dividend, split, or distribution.

          2.4.4 EMPLOYEE STOCK OPTIONS, ETC. Notwithstanding the foregoing subsections of this Section 2.4 (ADJUSTMENTS), no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock pursuant to Chemical's Dividend Reinvestment Plan, pursuant to the exercise of stock options under existing stock option plans of Chemical, or upon the grant or sale of shares to, or for the account of, Chemical directors or employees pursuant to other existing benefit plans of Chemical.

          2.4.5 AUTHORIZED BUT UNISSUED SHARES. Notwithstanding the other provisions of this Section 2.4 (ADJUSTMENTS), no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of


                       A-8
     Directors of Chemical, or a duly authorized committee thereof, determines to be fair and reasonable.

          2.4.6 CHANGES IN CAPITAL. Subject only to making any adjustment to the Exchange Rate and related computations prescribed by this Section 2.4 (ADJUSTMENTS), nothing contained in this Plan of Merger is intended to preclude Chemical from amending its articles of incorporation to change its capital structure or from issuing additional shares of Chemical Common Stock, preferred stock, shares of other capital stock, or securities which are convertible into shares of capital stock.

          2.4.7     INCREASE IN OUTSTANDING SHARES OF SSBI COMMON STOCK.
     In the event that the number of shares of SSBI Common Stock outstanding is greater than 100,000 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), then the Exchange Rate shall be adjusted to that ratio determined by multiplying the Exchange Rate by a fraction (i) the numerator of which shall be 100,000 (the total number of shares of SSBI Common Stock outstanding as of the date of this Plan of Merger); and (ii) the denominator of which shall be the total number of shares of SSBI Common Stock outstanding as of the Effective Time of the Merger.

     2.5   EQUITY ADJUSTMENTS.

          2.5.1 MINIMUM ADJUSTED SHAREHOLDERS' EQUITY. If SSBI's Adjusted Shareholders' Equity (as defined below) is less than $9,300,000, then the Exchange Rate shall be adjusted by multiplying it by the Adjustment Factor. For purposes of this Plan of Merger, the "ADJUSTMENT FACTOR" means that fraction equal to SSBI's Adjusted Shareholders' Equity divided by $9,300,000.

          2.5.2 ADJUSTED SHAREHOLDERS' EQUITY. SSBI's "ADJUSTED SHAREHOLDERS' EQUITY" shall be the amount equal to SSBI's consolidated shareholders' equity computed according to generally accepted accounting principles as of the Final Statement Date (as defined below), as set forth on a Closing Balance Sheet (as defined below), adjusted by subtracting the following items, net of tax effects, if and to the extent that they are not reflected in the Closing Balance
     Sheet:

               (a) All transaction-related expenses which SSBI has incurred to date plus a reasonable estimate of the transaction-related expenses SSBI will incur as a result of the Merger (including, without limitation, its legal, accounting, actuarial, tax preparation, and investment bankers fees and expenses);

               (b) Any additional provision to SSBI's loan loss reserve necessary to comply with Section 5.8 (LOAN LOSS RESERVE);


                       A-9
               (c) The amount of any cash dividends declared by SSBI before the Effective Time of the Merger;

               (d) The amount of any bonuses or other compensation awarded or payable to directors and/or employees of either SSBI or the Bank before the Effective Time of the Merger;

               (e) The amount of fees and expenses incurred to date or payable to accountants and other representatives in connection with an audit (conducted pursuant to generally accepted auditing principles) of SSBI's 1994 and 1995 consolidated financial statements; and

               (f)   Any other amounts as may be mutually agreed.

          2.5.3 CLOSING BALANCE SHEET. A consolidated balance sheet of SSBI as of the Final Statement Date (the "Closing Balance Sheet") and a computation of SSBI's Adjusted Shareholders' Equity as of the Final Statement Date shall be the subject of an agreed-upon procedures report (the "Closing Report") by Crowe Chizek & Co. The Closing Balance Sheet shall be prepared in accordance with generally accepted auditing standards in a manner consistent with the audited balance sheet of SSBI as of December 31, 1995.

          2.5.4 FINAL STATEMENT DATE. After the shareholders of SSBI have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained, either party may specify a succeeding month-end as the date of the Closing Balance Sheet (the "FINAL STATEMENT DATE") and direct Crowe Chizek & Co. to prepare the Closing Report by written notice to Crowe Chizek and Co. and the other party, delivered prior to the Final Statement Date specified in such notice. The parties shall use all reasonable best efforts to cause Crowe Chizek & Co. to prepare and deliver to Chemical and SSBI the Closing Report not later than 21 days after the Final Statement Date. In the event the Closing does not occur within one month after the designated Final Statement Date, either party may specify a new Final Statement Date and direct Crowe Chizek & Co. to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date.

    2.6 SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF CHEMICAL COMMON STOCK. After the Effective Time of the Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Chemical Common Stock to which such holders shall be entitled in the following manner:

          2.6.1 TRANSMITTAL MATERIALS. As soon as practicable after the Effective Time of the Merger, Chemical shall send or cause to be sent


                      A-10
     to each record holder of SSBI Common Stock as of the Effective Time of the Merger transmittal materials for use in exchanging that holder's Old Certificates for Chemical Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

          2.6.2 EXCHANGE AGENT. As soon as practicable after the Effective Time of the Merger, Chemical will deliver to Chemical Bank and Trust Company, or such other bank or trust company as Chemical may designate (the "EXCHANGE AGENT"), the number of shares of Chemical Common Stock issuable and the amount of cash payable for fractional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Chemical Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled to such shares.

          2.6.3 DELIVERY OF NEW CERTIFICATES. Chemical shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on SSBI's stock records as of the Effective Time of the Merger, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that:

               (a) RECEIPT OF OLD CERTIFICATES. With respect to each SSBI shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and

               (b) SATISFACTORY FORM. Such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

          2.6.4 DIVIDENDS PENDING SURRENDER. Whenever a dividend is declared by Chemical on Chemical Common Stock which is payable to shareholders of record of Chemical as of a record date on or after the Effective Time of the Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of SSBI shall be entitled to receive a distribution of any such dividend until the physical exchange of that shareholder's Old Certificates for new Chemical Common Stock certificates shall have been effected. Upon the physical exchange of that shareholder's Old Certificates, that shareholder shall be entitled to receive from Chemical an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of Chemical Common Stock represented thereby.



                      A-11
          2.6.5 STOCK TRANSFERS. On or after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of SSBI of the shares of SSBI Common Stock which were issued and outstanding immediately prior to the Effective Time of the Merger.
     If, after the Effective Time of the Merger, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Chemical Common Stock as provided in this Plan of Merger. After the Effective Time of the Merger, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Chemical.

          2.6.6 EXCHANGE AGENT'S DISCRETION. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Chemical Common Stock into which shares of SSBI Common Stock are converted in the Merger and governing the payment for fractional shares of SSBI Common Stock.


                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF CHEMICAL

          Chemical represents and warrants to SSBI that, except as otherwise set forth in a disclosure statement (the "CHEMICAL DISCLOSURE STATEMENT"), which will be delivered to SSBI within 30 days after the date of the execution of this Plan of Merger:

     3.1   AUTHORIZATION, NO CONFLICTS, ETC.

          3.1.1 AUTHORIZATION OF AGREEMENT. The execution, delivery, and performance of this Plan of Merger by Chemical have been duly authorized and approved by all necessary corporate action. This Plan of Merger is legally binding on and enforceable against Chemical in accordance with its terms.

          3.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

               (a) ARTICLES OR BYLAWS. Any provision of Chemical's Restated Articles of Incorporation or Bylaws; or

               (b) STATUTES, JUDGMENTS, ETC. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Chemical or Chemical's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 3.1.4 (REQUIRED APPROVALS).


                      A-12
          3.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not:

               (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Chemical or any of Chemical's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Chemical or any of Chemical's subsidiaries is a party or by which they are bound or affected:

                    (1) Which is material to the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis; or

                    (2) The violation or breach of which could prevent Chemical from consummating the Merger;

               (b) REGULATORY RESTRICTIONS. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under any memorandum of understanding or similar regulatory consent agreement to which Chemical is a party or subject, or by which it is bound or affected; or

               (c) TORTIOUS INTERFERENCE. Subject SSBI or the Bank to liability for tortious interference with contractual rights.

          3.1.4 REQUIRED APPROVALS. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Chemical other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, bylaws and rules of the National Association of Securities Dealers, Inc., and the consents, authorizations, or approvals required under the Federal Bank Holding Company Act.

     3.2 ORGANIZATION AND GOOD STANDING. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Chemical is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. Chemical is not required to be qualified or admitted to conduct business as a foreign corporation in any state in which such qualification or admission is material to its business.


                      A-13
     3.3   CAPITAL STOCK.

          3.3.1 CLASSES AND SHARES. The authorized capital stock of Chemical consists of 15,000,000 shares of common stock, $10 par value, of which, as of October 16, 1995, a total of 9,173,873 shares were legally issued and outstanding.

          3.3.2 NO OTHER CAPITAL STOCK. As of the execution of this Plan of Merger:

               (a) Other than Chemical Common Stock, there is no security or class of securities issued and outstanding which represents or is convertible into capital stock of Chemical; and

               (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Chemical, or agreements to which Chemical is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) stock options awarded pursuant to stock option plans; and (ii) provisions for the grant or sale of shares to, or for the account of, directors and employees pursuant to other benefit plans.

          3.3.3 ISSUANCE OF SHARES. Between September 1, 1995, and the execution of this Plan of Merger, no additional shares of capital stock have been issued by Chemical, except as set forth in, or as contemplated by, this Plan of Merger, except pursuant to the exercise of employee stock options under employee stock option plans, and except upon the grant or sale of shares to, or for the account of, directors and employees pursuant to other benefit plans.

          3.3.4 VOTING RIGHTS. Neither Chemical nor any of Chemical's subsidiaries has outstanding any security or issue of securities:

               (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

               (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

     3.4 FINANCIAL STATEMENTS. The consolidated financial statements of Chemical and Chemical's subsidiaries as of and for the year ended December 31, 1994, as reported on by Chemical's independent accountants, Ernst & Young LLP, and the unaudited consolidated financial statements of Chemical and Chemical's subsidiaries as of and for the quarter ended June 30, 1995, including all schedules and notes relating to such statements, as previously delivered to SSBI, are correct and complete in all material respects. These statements fairly present Chemical's and Chemical's subsidiaries' financial condition and results of operations on a


                      A-14
consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the consolidated balance sheet of Chemical as of December 31, 1994, and the notes thereto neither Chemical nor any of its subsidiaries had, as of that date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which were, or as to which there is a reasonable probability that they could be, materially adverse to the business, income or financial condition of Chemical and its subsidiaries on a consolidated basis.

     3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1994, there has been no material adverse change in the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of Chemical and Chemical's subsidiaries on a consolidated basis.

     3.7 CHEMICAL COMMON STOCK. The shares of Chemical Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and, when issued as contemplated by this Plan of Merger, will be legally issued, fully paid, and nonassessable shares.

     3.8 SEC AND OTHER FILINGS. In the last five years, to Chemical's knowledge, Chemical has filed in a timely manner all required filings with the Securities and Exchange Commission (the "SEC"), including without limitation all reports on Form 10-K and Form 10-Q. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis.

     3.9  REGISTRATION STATEMENT, ETC.

          3.9.1 "DOCUMENT." The term "DOCUMENT," when capitalized in this Plan of Merger, shall collectively mean: (i) the registration statement to be filed by Chemical with the SEC (the "REGISTRATION STATEMENT") in connection with the Chemical Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "PROSPECTUS AND PROXY STATEMENT") to be mailed to SSBI shareholders in connection with the Shareholders' Meeting; and (iii) any other documents to be filed with the SEC or the Federal Reserve Board in connection with the transactions contemplated by this Plan of Merger.


                      A-15
          3.9.2 ACCURATE INFORMATION. None of the information to be supplied by Chemical for inclusion, or included, in any Document will:

               (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

               (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

          3.9.3 COMPLIANCE OF FILINGS. All documents that Chemical is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.10 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by Chemical in connection with this Plan of Merger, including the Chemical Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     3.11  TRUTH AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES.

          3.11.1 TRUE AT THE CLOSING. Chemical further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

          3.11.2 UNTRUE REPRESENTATIONS AND WARRANTIES. During the term of this Plan of Merger, if Chemical becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of Chemical's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

                      A-16
               (a) NOTICE. Chemical shall immediately give detailed written notice thereof to SSBI; and

               (b) REMEDY UNLESS WAIVED. Chemical shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by SSBI.


                                ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SSBI

          SSBI represents and warrants to Chemical that, except as otherwise set forth in a disclosure statement (the "SSBI DISCLOSURE STATEMENT"), which will be delivered to Chemical within 30 days after the date of the execution of this Plan of Merger:

     4.1   AUTHORIZATION, NO CONFLICTS, ETC.

          4.1.1 AUTHORIZATION OF AGREEMENT. The execution, delivery, and performance of this Plan of Merger by SSBI have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against SSBI in accordance with its terms, except that the consummation of the Merger is subject to the approval of SSBI's shareholders as described in Section 1.1 (APPROVAL OF PLAN OF MERGER).

          4.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, delivery, and performance of this Plan of Merger by SSBI, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

               (a) ARTICLES OR BYLAWS. Any provision of SSBI's Articles of Incorporation or Bylaws; or

               (b) STATUTES, JUDGMENTS, ETC. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to SSBI or the Bank as defined in Section 4.3.1 (OWNERSHIP OF SUBSIDIARIES), assuming the timely receipt of each of the approvals referred to in
          Section 4.1.4 (REQUIRED APPROVALS).

          4.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The execution, delivery, and performance of this Plan of Merger by SSBI, and the consummation of the Merger, do not and will not:

               (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent,


                      A-17
          approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of SSBI or the Bank under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which SSBI or the Bank is a party or by which they are bound or affected:

                    (1) Which is material to the business, income, or financial condition of SSBI or the Bank; or

                    (2) The violation or breach of which could prevent SSBI from consummating the Merger;

               (b) REGULATORY RESTRICTIONS. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under any memorandum of understanding or similar regulatory consent agreement to which SSBI or the Bank is a party or subject, or by which it is bound or affected; or

               (c) TORTIOUS INTERFERENCE. Subject Chemical to liability for tortious interference with contractual rights.

          4.1.4 REQUIRED APPROVALS. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by SSBI other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act.

     4.2 ORGANIZATION AND GOOD STANDING. SSBI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. SSBI possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. SSBI is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. SSBI is not required to be qualified or admitted to conduct business as a foreign corporation in any state other than the State of Michigan.

     4.3   SUBSIDIARIES.

          4.3.1 OWNERSHIP OF SUBSIDIARIES. SSBI owns all of the issued and outstanding shares of capital stock of the Bank free and clear of all claims, security interests, pledges, or liens of any kind. The Bank is duly organized, validly existing, and in good standing under the laws of the State of Michigan. SSBI does not have "CONTROL" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or


                      A-18
     indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this
     Section 4.3 (SUBSIDIARIES).

          4.3.2 RIGHTS TO CAPITAL STOCK. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of the Bank.

          4.3.3  QUALIFICATION AND POWER.  The Bank:

               (a) FOREIGN QUALIFICATION. Is not required to be qualified or admitted to conduct business in any state other than the State of Michigan; and

               (b) CORPORATE POWER. Has full corporate power and authority to carry on its business as and where now being conducted.

          4.3.4 FDIC; INSURANCE ASSESSMENTS. The Bank maintains in full force and effect deposit insurance through the Federal Deposit Insurance Corporation ("FDIC") Bank Insurance Fund ("BIF"). The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits. The Bank's deposit insurance assessment rate is the lowest rate applied by the FDIC to BIF insured banks.

          4.3.5 REGULATORY FEES AND CHARGES. The Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

     4.4   CAPITAL STOCK.

          4.4.1 CLASSES AND SHARES. The authorized capital stock of SSBI consists of 200,000 shares of common stock, $20 par value, of which, as of the date and time of the execution of this Plan of Merger, 100,000 shares were issued and outstanding.

          4.4.2 NO OTHER CAPITAL STOCK. There is no security or class of securities authorized or issued which represents or is convertible into capital stock of SSBI. As of the execution of this Plan of Merger, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of SSBI, or agreements to which SSBI is a party or by which it is bound to issue capital stock.

          4.4.3 ISSUANCE OF SHARES. The number of issued and outstanding shares of SSBI Common Stock is not subject to change before the Effective Time of the Merger.




                      A-19
          4.4.4 VOTING RIGHTS. Other than the shares of SSBI Common Stock described in Section 4.4.1 (CLASSES AND SHARES), neither SSBI nor the Bank has outstanding any security or issue of securities:

               (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

               (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

     4.5   FINANCIAL STATEMENTS.

          4.5.1 FINANCIAL STATEMENTS. The unaudited consolidated financial statements of SSBI and the Bank as of and for the each of three years ended December 31, 1992, 1993, and 1994, the audited consolidated financial statements of SSBI and the Bank as of and for the years ended and ending December 31, 1994 and 1995, and the unaudited consolidated financial statements of SSBI and the Bank as of and for each of the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, including all schedules and notes relating to such statements, as previously delivered or to be delivered to Chemical, are and will be correct and complete in all material respects. These statements fairly present and will fairly present SSBI's and the Bank's financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been and will be prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

          4.5.2 CALL REPORTS. The consolidated reports of condition and income of the Bank as of and for each of the years ended December 31, 1992, 1993, and 1994, and as of and for the each of the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, as filed with the FDIC, and the consolidated reports of condition and income of SSBI and the Bank to be filed with the FDIC prior to the Effective Date of the Merger, including all schedules and notes relating to such reports (collectively, the "CALL REPORTS"), are correct and complete and will be correct and complete in all material respects. The Call Reports which have been filed were prepared, and the Call Reports to be filed will be prepared, in conformity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the consolidated balance sheet of SSBI and the Bank as of December 31, 1994, and the notes thereto, neither SSBI nor the Bank had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which are, or as to


                      A-20
which there is a reasonable probability that they could be, materially adverse to the business, income, or financial condition of SSBI or the Bank.

     4.7 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1994, there has been no material adverse change in the business, income, or financial condition of SSBI or the Bank. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of SSBI or the Bank.

     4.8 ABSENCE OF LITIGATION. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to:

          4.8.1 MATERIAL ACTIONS. SSBI, the Bank, or its properties or business which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of SSBI or the Bank;

          4.8.2 DIRECTORS AND OFFICERS. The directors or officers of SSBI or the Bank in their capacities as such; or

          4.8.3 CHALLENGES TO CONSOLIDATION. SSBI, the Bank, or any of their directors or officers which challenges the Consolidation, this Agreement, or the Consolidation Agreement.

There is no factual basis known to SSBI for any such action, suit, proceeding, claim, arbitration, or investigation.

     4.9 CONDUCT OF BUSINESS. SSBI and the Bank have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable (i) federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and (ii) Environmental Laws (as defined in Section 4.21.3(b) (ENVIRONMENTAL LAWS)).

     4.10 ABSENCE OF DEFAULTS UNDER CONTRACTS. There is no existing default by SSBI or the Bank, or any other party, under any contract or agreement to which SSBI or the Bank is a party, or by which they are bound, which could have a material adverse effect on the business, income, or financial condition of SSBI or the Bank.




                      A-21
     4.11  FILINGS.  In the last five years:

          4.11.1 REGULATORY FILINGS. SSBI has filed in a timely manner all filings with regulatory bodies for which filings are required;

          4.11.2 COMPLETE AND ACCURATE. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of SSBI and the Bank on a consolidated basis; and

          4.11.3 COMPLIANCE WITH REGULATIONS. All such filings complied in all material respects with all regulations, forms, and guidelines applicable to such filings.

     4.12  REGISTRATION STATEMENT, ETC.

          4.12.1 ACCURATE INFORMATION. None of the information to be supplied by SSBI for inclusion, or included, in any Document will:

               (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

               (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

          4.12.2 COMPLIANCE OF FILINGS. All documents which SSBI is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     4.13  TAX MATTERS.

          4.13.1 TAX RETURNS. SSBI and the Bank have duly and timely filed all material federal, state, county, and local tax returns which they have by law been required to file, including without limitation those with respect to income, withholding, social security, unemployment, franchise, real property, personal property, and intangibles taxes. Each such tax returns, reports, and statements, as


                      A-22
     amended, is correct and in compliance with all applicable laws and regulations.

          4.13.2 TAX ASSESSMENTS AND PAYMENTS. All taxes and assessments, including any penalties, interest, and deficiencies relating to those taxes and assessments, due and payable by SSBI and the Bank have been paid in full as and when due.

          4.13.3 TAX PROVISION. The provisions made for taxes on the balance sheet of SSBI as of December 31, 1994, are, and on the balance sheet of SSBI as of December 31, 1995, will be, sufficient for the payment of all federal, state, county, and local taxes of SSBI accrued but unpaid as of the dates indicated, whether or not disputed, with respect to all periods through those dates. The provisions made for taxes on the Closing Balance Sheet will be sufficient for the payment of all federal, state, county, and local taxes of SSBI accrued but unpaid as of the Final Statement Date, whether or not disputed, including all accruals and adjustments which may be necessary as of the Final Statement Date.

          4.13.4 TAX AUDITS. The federal consolidated income tax returns of SSBI and the Bank have not been audited by the Internal Revenue Service ("IRS") during any of the last five years. There is no tax audit or legal or administrative proceeding for assessment or collection of taxes pending or, to SSBI's knowledge, threatened with respect to SSBI or the Bank. No claim for assessment or collection of taxes has been asserted with respect to SSBI or the Bank. No waiver of any limitations statute or extension of any assessment or collection period has been executed by or on behalf of SSBI or the Bank.

     4.14 TITLE TO PROPERTIES. SSBI and the Bank have or will have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of SSBI and the Bank as of December 31, 1994, and the Closing Balance Sheet except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          4.14.1 REFLECTED ON BALANCE SHEET. As reflected on the consolidated balance sheet of SSBI and the Bank as of December 31, 1994, or the Closing Balance Sheet (as the case may be) and the notes thereto;

          4.14.2 NORMAL TO BUSINESS. Liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of SSBI and the Bank and which are not material in relation to the business, income, or financial condition of SSBI or the Bank; and



                      A-23
          4.14.3 IMMATERIAL IMPERFECTIONS. Such imperfections of title, easements, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby, or which would not otherwise be material to the business, income, or financial condition of SSBI or the Bank.

     4.15 PHYSICAL ASSETS USED IN BUSINESS. The physical assets owned or leased by SSBI and the Bank constitute all of the physical assets held for use or used in connection with the business of SSBI and the Bank and are adequate to carry on such business as presently conducted. All of SSBI's and the Bank's physical assets and properties are in good operating condition, in a good state of maintenance and repair, and in the possession of SSBI or the Bank.

     4.16 CONDITION OF REAL PROPERTY. No building or improvement on any real property owned, leased, or used by SSBI or the Bank encroaches on any easement or property owned by another, and no building or property owned by another encroaches on any real property owned, leased, or used by SSBI or the Bank or on any easement the benefit of which runs to real property owned, leased, or used by SSBI or the Bank. None of the boundaries of any parcel of real property owned, leased, or used by SSBI or the Bank deviates substantially from those shown on the survey of such parcel, if any, attached to the SSBI Disclosure Statement or from what they appear to be through visual inspection. Neither SSBI nor the Bank is in violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any real property that SSBI or the Bank owns, leases, or uses. All buildings and improvements that SSBI or the Bank owns, leases, or uses are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of SSBI's and the Bank's business as presently conducted. None of the real property owned, leased, or used by SSBI or the Bank is the subject of any condemnation action and there is, to the best of SSBI's knowledge, no proposal under consideration by any public or governmental authority or entity to use any of the real property owned, leased, or used by SSBI or the Bank for some other purpose.

     4.17 LEASES. All leases pursuant to which SSBI or the Bank, as lessee, lease real or personal property which is material to the business of SSBI or the Bank are valid, effective, and enforceable against the lessor in accordance with their respective terms. There is no existing default under any such lease, or any event which with notice or lapse of time, or both, would constitute a default with respect to SSBI or the Bank or, to the best knowledge of SSBI, any other party. No such lease contains a prohibition against assignment by SSBI or the Bank, by operation of law or otherwise, or any other provision which would preclude SSBI or any of its direct or indirect subsidiaries from possessing and using the leased


                      A-24
premises for the same purposes and upon the same rental and other terms upon consummation of the Merger as are applicable to the possession and use by SSBI or the Bank as of the date of this Plan of Merger.

     4.18  LICENSES, PERMITS, ETC.

          4.18.1 ALL LICENSES, PERMITS, ETC. SSBI and the Bank hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their businesses as presently conducted, the lack of which would have a material adverse effect on the business, income, or financial condition of SSBI or the Bank.

          4.18.2  REGULATORY ACTION.  Neither SSBI nor the Bank:

               (a) Has been charged with, or to the best of SSBI's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard; or

               (b) Is the subject of any pending or, to SSBI's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties, or operations.

     4.19  CERTAIN EMPLOYMENT MATTERS.

          4.19.1 EMPLOYMENT POLICIES, PROGRAMS, AND PROCEDURES. The policies, programs and practices of SSBI and the Bank relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment.

         4.19.2 RECORD OF PAYMENTS. There are no existing or outstanding obligations of SSBI or the Bank, whether arising by operation of law, civil or common, by contract, or by past custom, for Employment-Related Payments (as defined in Section 4.19.3 (EMPLOYMENT-RELATED
     PAYMENTS)) to trusts or other funds or to any governmental agency or to any present or former director, officer, employee, or agent (or his or her heirs, survivors, legatees, or legal representatives) which have not been duly recorded on the books and records of SSBI or the Bank and paid when due or duly accrued as a liability.

         4.19.3 "EMPLOYMENT-RELATED PAYMENTS." For purposes of this Plan of Merger, "EMPLOYMENT-RELATED PAYMENTS" include any payment to be made with respect to any contract for employment, unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for fringe benefits, including vacation or holiday pay, sick pay, bonuses and other forms of


                      A-25
     compensation, or for medical insurance or medical expenses, which are payable to present or former directors, officers, employees, or agents, or their survivors, heirs, legatees, or legal representatives.

         4.19.4 EMPLOYMENT CLAIMS. There are no disputes, claims, or charges, pending or threatened alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.

     4.20 EMPLOYEE BENEFIT PLANS. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "EMPLOYEE BENEFIT PLAN"), maintained by or for the benefit of SSBI or the Bank or to which SSBI or the Bank has made payments or contributions on behalf of its employees:

          4.20.1 ERISA COMPLIANCE. SSBI and the Bank, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

          4.20.2 INTERNAL REVENUE CODE COMPLIANCE. SSBI and the Bank, each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in compliance with the applicable provisions of the Internal Revenue Code.

          4.20.3 PROHIBITED TRANSACTIONS. No Employee Benefit Plan and no trust created thereunder has been involved in any nonexempt
     "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          4.20.4 PLAN TERMINATION. No Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service (the "IRS") and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

                      A-26
          4.20.5 MULTIEMPLOYER PLAN. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          4.20.6 DEFINED BENEFIT PLAN. Except for the Retirement Plan for the State Savings Bank of Caro (the "SSBI DEFINED BENEFIT PLAN"), no Employee Benefit Plan in effect as of December 31, 1994, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          4.20.7 PAYMENT OF CONTRIBUTIONS. SSBI and the Bank have made when due all contributions required under any Employee Benefit Plan and under applicable laws and regulations.

          4.20.8 PAYMENT OF BENEFITS. There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from SSBI or the Bank which have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          4.20.9 ACCUMULATED FUNDING DEFICIENCY. No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          4.20.10 FILING OF REPORTS. SSBI has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would be material to the financial condition, net income, business, properties, operations, or prospects of SSBI or the Bank.

     4.21  ENVIRONMENTAL MATTERS.

          4.21.1 OWNED OR OPERATED PROPERTY. With respect to real estate now or previously owned or leased by SSBI or the Bank or now or previously used in the conduct of their businesses (for purposes of this Section, those properties are collectively referred to as "PREMISES"):

               (a) RELEASES, ETC. There have been no releases of Hazardous Substances (as defined below) at or from the Premises and there


                      A-27
          are no Hazardous Substances (beyond natural background levels) on or in the Premises, including groundwater and surface water, except those substances incorporated into structural materials in good condition in buildings on the Premises.

               (b) USES OF PREMISES. During their ownership or operation of the Premises, SSBI and the Bank have not used or allowed any other person to use the Premises for the purpose of disposing of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any Hazardous Substance.

               (c) UNDERGROUND STORAGE TANKS. The Premises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank listed in the SSBI Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws (as defined below).

               (d) ABSENCE OF NOTICE, ETC. Neither SSBI nor the Bank has ever received any notice or communication from, nor ever been required to file any notice or application with, any governmental agency concerning any Hazardous Substances on the Premises.

               (e) ENVIRONMENTAL SUITS AND PROCEEDINGS. There have not been and are not now any violations of any Environmental Laws (as defined below) affecting the Premises, nor has SSBI or the Bank received any notice of any of the foregoing or of any existing or threatened legal action relating to the environmental condition of the Premises or damages or injury related to the environmental condition of the Premises, nor have the Premises been designated in any manner by any government agency as a Hazardous Substance disposal, release, removal or remediation site or candidate for removal or remediation, nor has any lien arising under or in connection with any Environmental Law attached to any of the Premises, nor has any property off the Premises released Hazardous Substances that have migrated to or under the Premises.

          4.21.2 LOAN PORTFOLIO. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, to SSBI's and the Bank's knowledge, no such property contains or is contaminated by any quantity of any Hazardous Substance from any source.





                      A-28
          4.21.3  DEFINITIONS.

               (a) HAZARDOUS SUBSTANCES. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. <Section> 9601 et seq. ("CERCLA"), and Section 2101(1)(q) of the Michigan Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended, M.C.L.
     <Section> 324.20101(1)(q), including, without limitation, radon, polychlorinated biphenyls, asbestos and radioactive material.

               (b) ENVIRONMENTAL LAWS. For purposes of this Plan of Merger, "ENVIRONMENTAL LAWS" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that:

                    (i) Regulate air, water, soil, or waste management, including but not limited to the generation, release, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; or

                    (ii) Regulate or prescribe requirements for air, water, or soil quality; or

                    (iii) Are intended to protect public health or the environment; or

                    (iv) Establish liability for the investigation, removal, or remediation of, or damage caused by, any Hazardous Substance.

     4.22 INVESTMENT BANKERS AND BROKERS. SSBI has employed the investment banking firm of Austin Associates, Inc. SSBI's only financial obligation with respect to investment banking firms is the payment of fees and expenses as described in the SSBI Disclosure Statement. SSBI has not employed any other broker, finder, or investment banker in connection with the Merger. SSBI has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

     4.23 RELATED PERSONS. For purposes of this Plan of Merger, the term "SSBI RELATED PERSON" shall mean any director or executive officer of SSBI or the Bank, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          4.23.1 CONTROL OF MATERIAL ASSETS. Other than in a capacity as a shareholder, director, or executive officer of SSBI or the Bank, no SSBI Related Person owns or controls any material assets or properties which are used in the business of SSBI or the Bank.

                      A-29
          4.23.2 CONTRACTUAL RELATIONSHIPS. Other than ordinary and customary banking relationships, no SSBI Related Person has any contractual relationship with SSBI or the Bank.

          4.23.3 LOAN RELATIONSHIPS. No SSBI Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, SSBI or the Bank in a principal amount of $25,000 or more.

     4.24 CHANGE IN BUSINESS RELATIONSHIPS. Neither SSBI nor the Bank has notice, whether on account of the Merger or otherwise, that (i) any customer, agent, representative, or supplier of SSBI or the Bank intends to discontinue, diminish, or change its relationship with SSBI or the Bank, the effect of which would be material to the business of SSBI or the Bank; or (ii) any executive officer of SSBI or the Bank intends to terminate his or her employment.

     4.25 INSURANCE. SSBI and the Bank each maintains in full force and effect insurance on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $5,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering SSBI's or the Bank's assets, properties, premises, operations, or personnel.

     4.26 BOOKS AND RECORDS. The minutes contained in corporate minute books and files of SSBI and the Bank (since it was acquired by SSBI) properly and accurately record in all material respects all actions actually taken by its shareholders, directors, and committees of directors. The books, accounts, and records of SSBI and the Bank reflect only actual transactions and have been maintained in all material respects in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in compliance with applicable laws and regulations in all material respects.

     4.27 LOAN GUARANTEES. All guarantees of indebtedness owed to the Bank, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and except as would not be material to SSBI or the Bank.

     4.28 EVENTS SINCE DECEMBER 31, 1994. Neither SSBI nor the Bank has, since December 31, 1994:


                      A-30
          4.28.1 BUSINESS IN ORDINARY COURSE. Conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities which do not exceed $10,000.

          4.28.2 STRIKES OR LABOR TROUBLE. Experienced or, to the best knowledge of SSBI, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character which has been or could reasonably be expected to be materially adverse to the business, income, or financial condition of SSBI or the Bank.

          4.28.3 DISCHARGE OF OBLIGATIONS. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on SSBI's December 31, 1994, consolidated financial statements or incurred after that date, other than in the ordinary course of business, except for such liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $10,000.

          4.28.4 MORTGAGE OF ASSETS. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $10,000.

          4.28.5 EXTRAORDINARY TRANSACTIONS. Entered into any transaction involving more than $10,000 in the aggregate, other than in the ordinary course of business, or incurred any other liabilities, obligations, liens, or encumbrances for indebtedness that in the aggregate exceed $10,000.

          4.28.6 CONTRACT AMENDMENT OR TERMINATION. Made or permitted any amendment or termination of any contract to which it is a party and which is material to the business, income, or financial condition of SSBI or the Bank, except as expressly provided in this Plan of Merger.

     4.29 RESERVE FOR LOAN LOSSES. The reserve for loan losses reflected in SSBI's and the Bank's consolidated financial statements for the period ended December 31, 1994, and Call Reports for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, was adequate to meet all reasonably anticipated loan losses, net of recoveries related to loans previously charged off.

     4.30 LOAN ORIGINATION AND SERVICING. In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of


                      A-31
others, the Bank has complied with applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing in all material respects.

     4.31 PUBLIC COMMUNICATIONS. No annual report, quarterly report, proxy material, press release, or other communication previously sent or released by SSBI or the Bank to SSBI's shareholders or the public, and no notice, filing, prospectus, offering memorandum, or other communication filed by SSBI or the Bank with any regulatory agency, was false or misleading with respect to any material fact, or omitted to state any material fact necessary to make the statements therein not misleading.

     4.32 NO INSIDER TRADING. SSBI has reviewed its stock transfer records since December 31, 1994, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, to the best of SSBI's knowledge, no director or officer of SSBI or the Bank and no person related to any such director or officer by blood or marriage and residing in the same household has since December 31, 1994, purchased or sold, or caused to be purchased or sold, any shares of SSBI Common Stock of which such director, officer, or related person is or was the record or beneficial owner during any period when SSBI was in possession of material nonpublic information.

     4.33 CONTINUITY OF INTEREST. There is no plan or intention by any shareholder of SSBI who owns beneficially or of record 5 percent or more of SSBI Common Stock, and, to the best knowledge of SSBI, there is no plan or intention on the part of the remaining shareholders of SSBI who own SSBI Common Stock to sell, exchange, or otherwise dispose of a number of shares of Chemical Common Stock received in the transaction that would reduce the SSBI shareholders' ownership of Chemical Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of all of the formerly outstanding SSBI Common Stock as of the same time. For purposes of this representation, shares of SSBI Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding SSBI Common Stock at the Effective Time of the Merger. Shares of SSBI Common Stock and shares of Chemical Common Stock held by SSBI shareholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

     4.34 POOLING OF INTERESTS ACCOUNTING QUALIFICATION. Neither SSBI nor the Bank owns any shares of Chemical Common Stock, any securities convertible into such stock, or any rights to acquire such stock, except for any which may be held in a fiduciary capacity for a customer as to which SSBI or the Bank has no beneficial interest. Neither SSBI nor the Bank has during the past 2 years acquired any shares of SSBI Common Stock, any securities convertible into such stock, or any other rights to acquire such stock, except for any which may be held in a fiduciary capacity for a


                      A-32
customer as to which SSBI or the Bank has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting, and no more than a normal number of shares have been acquired for such permissible purposes.

     4.35 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by SSBI in connection with this Plan of Merger, including the SSBI Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     4.36  TRUTH AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES.

          4.36.1 TRUE AT THE CLOSING. SSBI further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

          4.36.2 UNTRUE REPRESENTATIONS AND WARRANTIES. During the term of this Plan of Merger, if SSBI becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of SSBI's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

               (a) NOTICE. SSBI shall immediately give detailed written notice thereof to Chemical; and

               (b) REMEDY UNLESS WAIVED. SSBI shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by Chemical.


                                 ARTICLE V

                             CERTAIN COVENANTS

     5.1 SSBI DISCLOSURE STATEMENT. SSBI shall prepare the SSBI Disclosure Statement, which shall be certified with respect to Section 4.35 (TRUE AND COMPLETE INFORMATION) on behalf of SSBI by its chief executive officer and its chief financial officer, and shall deliver two copies of

                      A-33
the SSBI Disclosure Statement to Chemical not later than 30 days after the execution of this Plan of Merger. The SSBI Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. In addition to any exceptions to SSBI's representations set forth in Article IV, the SSBI Disclosure Statement shall contain true and correct copies of each and every document specified below. Not less than 5 days prior to the Closing, SSBI shall deliver to Chemical an update to the SSBI Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, which are not contained in the SSBI Disclosure Statement as initially delivered. The update to the SSBI Disclosure Statement shall be certified with respect to Section 4.35 (TRUE AND COMPLETE INFORMATION) on behalf of SSBI by its chief executive officer and its chief financial officer. A breach of this Plan of Merger for failure to include information in the SSBI Disclosure Statement shall not be cured by including such information in the update; failure to include such omitted information in the update shall, however, be considered a separate breach of this Plan of Merger. The SSBI Disclosure Statement and the update, as of the dates they are delivered, shall contain:

          5.1.1 LABOR AGREEMENTS. All collective bargaining or other contracts or agreements with any labor union or employee group concerning employees of SSBI or the Bank.

          5.1.2 EMPLOYMENT AGREEMENTS. All employment agreements not terminable by SSBI or the Bank upon 60 days' or less notice without penalty or obligation.

          5.1.3 AFFIRMATIVE ACTION PROGRAMS. All affirmative action plans or programs covering employees of SSBI or the Bank.

          5.1.4 EMPLOYMENT POLICIES. All employee handbooks, policy manuals, rules and standards of employment implemented by SSBI or the Bank with regard to their employees and presently in effect.

          5.1.5 RETIRED EMPLOYEE EXPENSES. All plans, agreements, arrangements, or understandings concerning payment of medical expenses, insurance, or other benefits with respect to any former or disabled employee of SSBI or the Bank, or any spouse or child, member of the same household, estate, or survivor of such a former employee.

          5.1.6  EMPLOYEE BENEFIT PLANS.   All Employee Benefit Plans,
     plans, policies or contracts providing for bonuses, pensions, all sales commission schedules, options, stock purchases, deferred compensation, severance or termination pay, retirement payments, profit sharing, or retirement savings, including amendments, any summary plan description relating thereto, and, to the extent


                      A-34
     applicable, the last two annual reports on Form 5500 for each such plan or contract, the latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and any determination letter issued with respect to each amendment to each such Employee Benefit Plan, and all administrative forms for each Employee Benefit Plan.

          5.1.7 EXECUTIVE EMPLOYMENT AND COMPENSATION. Definitive statements identifying and describing in a summary manner each and every written or oral, express or implied contract, agreement, or arrangement pertaining to the employment or compensation of SSBI's and the Bank's directors, officers, or employees who in 1994 received, or in 1995 are contractually entitled to receive, aggregate compensation of $50,000 or more. Each definitive statement shall be separately signed and acknowledged as being true, correct, and complete by each such person.

          5.1.8 JUDGMENTS, ORDERS OR SETTLEMENT AGREEMENTS. All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of SSBI or the Bank which, by their terms, continue to bind or affect SSBI or the Bank.

          5.1.9 DEFAULTED CONTRACTS. Excepting any ordinary and customary banking relationship, all agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments:

               (a) Under which SSBI or the Bank is in default or as to which material provisions, or rights thereunder, have been waived or materially amended or modified; or

               (b) Under which, to the best of SSBI's knowledge, another party is in default under its obligations to SSBI or the Bank, or as to which material provisions, or rights thereunder, have been waived or materially amended or modified.

          5.1.10 LOAN DELINQUENCIES. A list of loans or extensions of credit on the books of the Bank with a principal balance of $25,000 or more and which are more than 60 days contractually delinquent.

          5.1.11 LETTERS OF CREDIT AND LOAN CONTINGENCIES. A listing of all letters of credit and obligations to make loans or extend credit which the Bank cannot reject or terminate without advance notice or penalty in its sole discretion, and upon which the Bank may be or may become liable without action or omission of the Bank after the Closing, identifying and describing such letters of credit and obligations in reasonable detail and excepting (if SSBI chooses to except them) any such letter of credit or obligation with respect to which the Bank's obligation does not exceed $25,000.

                      A-35
          5.1.12 RELATED PERSON CONTRACTS. All agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which are, to the best of SSBI's knowledge, with any SSBI Related Person, excepting any ordinary and customary banking relationship.

          5.1.13 RELATED PERSON LOANS. A list of all outstanding loans or loan commitments from, and all irrevocable letters of credit issued by, SSBI or the Bank in a principal amount of $25,000 or more to any SSBI Related Person.

          5.1.14 DEEDS AND TITLES. All deeds, titles, or other evidences of title to real estate, as well as copies of all surveys, abstracts, and environmental assessments thereof and title insurance policies relating thereto (if any), and complete and correct lists of all items of personal property which had a book value in excess of $10,000 as of December 31, 1994, reflected in the books and records of SSBI or the Bank as being owned (including those reflected in the consolidated balance sheet of SSBI and the Bank as of December 31, 1994), except as since disposed of in the ordinary course of business.

          5.1.15 LEASE AGREEMENTS. All leases or other agreements pursuant to which SSBI or the Bank, as lessee or lessor, lease real or personal property, excepting any lease as to personal property under which the aggregate lease payments with respect to that lease do not exceed $10,000 .

          5.1.16  OTHER AGREEMENTS.

               (a) All contracts or agreements to which SSBI or the Bank is a party or subject which call for aggregate payments in excess of $10,000 with respect to individual items or individual agreements, excepting any ordinary and customary banking relationship.

               (b) All data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by SSBI or the Bank upon 60 days' or less notice without penalty, excepting any agreement which does not require aggregate payments in excess of $10,000.

               (c) All contracts or agreements, whether existing or proposed, for the purchase of equipment, supplies, other personal or real property, or services which call for aggregate payments in excess of $10,000.

               (d) All loan servicing agreements pursuant to which SSBI or the Bank services loans for others.



                      A-36
               (e) All mortgage forward commitments and similar agreements pursuant to which SSBI or the Bank sells to others mortgages which it originates.

               (f) All interest rate swap agreements and other agreements relating to hedging interest rate risks.

          5.1.17 INSURANCE POLICIES. All policies of insurance maintained by SSBI or the Bank with respect to assets, properties, premises, operations, and personnel, and copies of the most recent insurance audit, review, or report (if any).

          5.1.18 CHARTER DOCUMENTS AND BYLAWS. The articles of incorporation and bylaws of SSBI and the Bank, including all amendments to date.

          5.1.19 SHAREHOLDER LIST. A shareholder list as of the most recent date available identifying each shareholder, indicating the number of shares held, and providing the shareholder's record address.

          5.1.20 MANAGEMENT LETTERS. Copies of any letters or memoranda to management or special reports received during each of the last three years by SSBI or the Bank from SSBI's independent public accountants which set forth criticisms of, or advice, suggestions, or recommendations for improvements in, any aspect of the accounting for or operation of SSBI or the Bank.

          5.1.21 CHANGE OF CONTROL. Copies of agreements, contracts, loans, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments which may be accelerated, terminated, or otherwise materially affected by virtue of the change of control of SSBI upon consummation of the Merger.

          5.1.22 LONG-TERM DEBT. Copies of any loan agreements, notes, indentures, security agreements, mortgages, pledge receipts, guaranties, and related documents with respect to all such long-term indebtedness of SSBI or the Bank.

          5.1.23 REGULATORY ORDERS. Copies of any order, decree, memorandum, agreement, or understanding with regulatory agencies binding upon or affecting the operations of SSBI or the Bank or their respective directors or officers in their capacities as such.

          5.1.24 PATENTS, TRADEMARKS, AND COPYRIGHTS. All trademarks, trade names, service marks, patents, or copyrights, whether or not registered or the subject of an application for registration, which are owned by SSBI or the Bank or licensed from a third party.

          5.1.25 ENVIRONMENTAL POLICIES. Copies of all policies formally adopted by the Board of Directors of SSBI and the Bank as currently in

                      A-37
     effect and, with respect to environmental matters, copies of all policies that have been in effect during the last 10 years regarding the performance of environmental investigations of properties accepted as collateral for loans or accepted in trust, including the effective dates of all such policies.

          5.1.26 LITIGATION. A list of all suits, actions, and proceedings (legal, administrative, arbitral, or otherwise), and all claims, investigations, and inquiries (by an administrative agency, governmental body, or otherwise) to which SSBI or the Bank, any of their respective businesses or properties, is a party as plaintiff or defendant or is subject, or any director or officer of SSBI in his capacity as such, together with copies of the complaint, answer, and all material motions and orders filed or entered in connection therewith.

          5.1.27 MESC FORM 1027. A completed and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

     5.2 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME OF THE MERGER. From the execution of this Plan of Merger until the Effective Time of the Merger, SSBI agrees that, except as consented to in writing by Chemical or as otherwise provided in this Plan of Merger, SSBI shall, and it shall cause the Bank to:

          5.2.1 ORDINARY COURSE. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its methods of management or operation in respect of such business or property.

          5.2.2 NO INCONSISTENT ACTIONS. Take no action which would be inconsistent with or contrary to the representations, warranties, and covenants made by SSBI in this Plan of Merger, and take no action which would cause SSBI's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction.

          5.2.3 COMPLIANCE. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and Chemical has been notified of such contest.

          5.2.4 NO AMENDMENTS. Make no change in its articles of incorporation or charter, as the case may be, or its bylaws.



                      A-38
          5.2.5 BOOKS AND RECORDS. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

          5.2.6 NO CHANGE IN STOCK. Make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; enter into no agreement relating to its capital stock; and issue no securities convertible into its capital stock.

          5.2.7 MAINTENANCE. Use all reasonable efforts to maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

          5.2.8 PRESERVATION OF GOODWILL. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          5.2.9 INSURANCE POLICIES. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          5.2.10 POLICIES AND PROCEDURES. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          5.2.11 NEW DIRECTORS OR OFFICERS. Except to reelect persons who are then incumbent directors and officers at annual meetings, not, without first consulting Chemical:

               (a) Increase the number of directors or fill any vacancy on the board of directors; or

               (b)  Elect or appoint any person to an executive office.

          5.2.12  COMPENSATION AND BENEFITS.

               (a) Not increase, or agree to increase, the salary or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any director or officer, or any other class


                      A-39
          or group of employees as a class or group, except for increases, agreements or payments which are reasonable in amount and consistent with the prior year, which are announced and made only after first consulting with Chemical, and bonuses which are paid or accrued before the Final Statement Date and reflected on the Closing Balance Sheet; and

               (b) Not introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger, or necessary or advisable, in the opinion of counsel, to maintain any tax qualified status, except that SSBI may terminate the SSBI Defined Benefit Plan.

          5.2.13 NEW EMPLOYMENT AGREEMENTS. Not enter into any employment agreement which is not terminable by SSBI or the Bank without cost or penalty upon 60 days' or less notice.

          5.2.14 DIVIDENDS. With respect to SSBI only, not declare or pay any dividends, nor make any other distribution, in respect of any shares of its capital stock except as permitted by Section 5.3 (REGULAR DIVIDENDS AND COMPENSATION ADJUSTMENTS).

          5.2.15 BORROWING. Not borrow money except in the ordinary course of business.

          5.2.16 MORTGAGING ASSETS. Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business, except for property or assets, or any group of related properties or assets, which have a fair market value of less than $25,000.

          5.2.17 NOTICE OF ACTIONS. Notify Chemical of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (i) SSBI or the Bank; (ii) SSBI's or the Bank's directors, officers, or employees in their capacities as such; (iii) SSBI's or the Bank's assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

          5.2.18 LARGE EXPENDITURES. Not pay, agree to pay, or incur any liability, except such liabilities which have been accrued on its books as of the execution of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $10,000 individually or in excess of $25,000 in the aggregate with respect to SSBI and the Bank, except pursuant to prior commitments made by SSBI or the Bank that are disclosed in the SSBI Disclosure Statement.


                      A-40
          5.2.19 NEW SERVICE ARRANGEMENTS. Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services to SSBI or the Bank which is not terminable by SSBI or the Bank without penalty upon 60 days' or less notice.

          5.2.20 CAPITAL IMPROVEMENTS. Not open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, except pursuant to prior commitments made by SSBI or the Bank that are disclosed in the SSBI Disclosure Statement.

     5.3 REGULAR DIVIDENDS. SSBI shall not declare, pay or agree to declare or pay any dividend or distribution of any kind upon SSBI Common Stock after the Final Statement Date, except as fully accrued in the Closing Balance Sheet. SSBI shall adjust the record date for its regularly scheduled quarterly dividend, if any (otherwise permissible under this Section 5.3 (REGULAR DIVIDENDS AND COMPENSATION ADJUSTMENTS)), with respect to the period in which the Effective Time of the Merger occurs, if necessary, to assure that SSBI shareholders receive one and only one dividend payable in, or with a record date occurring in, the quarter in which the Effective Time of the Merger occurs, whether with respect to SSBI Common Stock or Chemical Common Stock received in the Merger. In order to assure the availability of pooling of interest accounting treatment for the Merger, SSBI shall declare and pay quarterly cash dividends which are consistent with SSBI's historical practice; without limiting the foregoing:

          5.3.1 SSBI shall notify Chemical of the proposed amount, record date and payment date of each proposed dividend not less than 5 business days prior to its declaration.

          5.3.2 Caro shall not, during any fiscal period, declare or pay cash dividends which exceed the cash dividends declared or paid, as the case may be, during the comparable period of the prior year.

          5.3.3 SSBI shall not, during any fiscal period, declare or pay cash dividends which are less than the cash dividends declared or paid, as the case may be, during the comparable period of the prior year without Chemical's prior written consent. Chemical shall not withhold consent to any proposed reduction in SSBI's dividend unless Chemical determines, in Chemical's reasonable judgment, after consultation with SSBI and Chemical's accountants, that the proposed dividend reduction could be inconsistent with pooling of interests accounting treatment for the Merger.

     5.4 DATA PROCESSING ARRANGEMENTS. Until the Effective Time of the Merger, SSBI shall advise Chemical of all anticipated renewals or extensions of existing data processing services agreements with independent vendors. SSBI agrees to cooperate with Chemical in negotiating with those

                      A-41
vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreed with Chemical, shall not exceed one year from the date of renewal. SSBI agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between SSBI and Chemical.

     5.5 AFFILIATES. The SSBI Disclosure Statement and the update to the SSBI Disclosure Statement shall identify every person who may, to SSBI's knowledge, be deemed to be an "affiliate" of SSBI for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"). SSBI shall cause its counsel to deliver to each person who is identified as an affiliate, on or prior to the Effective Time of the Merger, advice with respect to such person's obligations under the Securities Act and the regulations issued thereunder with respect to disposition of securities of Chemical. Further, SSBI shall use all reasonable efforts to cause each person who is identified as an affiliate to deliver to Chemical on or prior to the Effective Time of the Merger a written agreement, satisfactory to Chemical, that such person shall not offer to sell or otherwise dispose of any shares of Chemical Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the regulations thereunder, or prior to publication of financial results of the post-Merger combined operations of Chemical covering a period of at least 30 days.

     5.6 MAINTENANCE OF INSURANCE. SSBI shall use all reasonable efforts to obtain renewal of the directors' and officers' liability and corporation reimbursement insurance in effect on the execution of this Plan of Merger on terms and conditions reasonably agreeable to SSBI. SSBI shall consult with Chemical regarding any renewals of, and the premiums to be paid for, such insurance prior to taking any action to renew or terminate such insurance. If SSBI's directors and officers liability insurance policy is canceled or not renewed by the issuer during the term of this Plan of Merger, SSBI shall, at Chemical's option, purchase the discovery period coverage offered under the policy.

     5.7 COMPETING PROPOSALS. Neither SSBI nor the Bank, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.7.1 NO SOLICITATION. Neither SSBI nor the Bank, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall solicit, encourage, negotiate, accept, approve or discuss with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving SSBI or the Bank, or any of their

                      A-42
     respective assets or properties, other than the Merger (a "BUSINESS COMBINATION").

          5.7.2 COMMUNICATION OF OTHER PROPOSALS. SSBI shall cause written notice to be delivered to Chemical promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "PROPOSAL") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates or shall contain a copy of SSBI's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, SSBI shall promptly notify Chemical of any material changes in the terms, conditions, and status of any Proposal.

          5.7.3 FURNISHING INFORMATION. Neither SSBI nor the Bank, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall furnish any nonpublic information concerning SSBI or the Bank to any person who is not affiliated or under contract with SSBI or Chemical, except as required by applicable law or regulations.

     5.8 LOAN LOSS RESERVE. SSBI's provision for loan losses as reflected on the Closing Balance Sheet shall not be less than 0.97% of total loans reflected on the Closing Balance Sheet. Between the date of execution of this Plan of Merger and the Effective Time of the Merger, SSBI agrees to cause the Bank to make loans consistent with the Bank's current lending policies and past practice, to make additional provisions for new problem loans that arise during such period consistent with the Bank's current policies and past practice, and to charge off nonperforming loans in accordance with regulatory requirements and the Bank's past charge-off practices.

     5.9 AUDIT OF FINANCIAL STATEMENTS. SSBI agrees to engage and pay for Crowe Chizek & Co. to conduct an audit of its 1995 and 1994 financial statements and to prepare the Closing Report in accordance with generally accepted auditing principles.


                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

     6.1 REGISTRATION STATEMENT. As soon as is reasonably practical, Chemical agrees to prepare and file with the SEC under the Securities Act the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Chemical of the shares of Chemical Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Chemical agrees to provide SSBI with the


                      A-43
opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Chemical agrees to provide SSBI with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Chemical agrees to notify SSBI of any stop orders or threatened stop orders with respect to the Registration Statement. SSBI agrees to provide all necessary information pertaining to SSBI and the Bank promptly upon request, and to use its best efforts to obtain the cooperation of SSBI's independent accountants and attorneys, in connection with the preparation of the Registration Statement.

     6.2 OTHER FILINGS. Chemical agrees to prepare and file, as soon as is reasonably practical, with the Federal Reserve Board, all Documents required in connection with the transactions contemplated by this Plan of Merger. Chemical agrees to provide SSBI with the opportunity to review and comment upon such documents before filing and to provide SSBI with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

     6.3 PRESS RELEASES. SSBI and Chemical shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Plan of Merger.

     6.4 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. Chemical and SSBI will use reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

     6.5 EXCHANGE OF FINANCIAL INFORMATION. Subject to Section 6.6 (INVESTIGATION):

          6.5.1 QUARTERLY INFORMATION. SSBI and Chemical shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared for distribution to shareholders after the date of this Plan of Merger.

          6.5.2 SSBI INFORMATION. After the execution of this Plan of Merger until the Effective Time of the Merger, SSBI shall promptly deliver to Chemical copies of:

               (a) Each monthly internal financial report prepared with respect to SSBI and the Bank on a consolidated or unconsolidated basis. SSBI represents and warrants that such information shall


                      A-44
          be consistent with the fundamental information as used for internal purposes by SSBI in the management of its consolidated business; and

               (b) Each financial report or statement submitted to regulatory authorities for SSBI and the Bank.

          6.5.3 SEC FILINGS. After the execution of this Plan of Merger until the Effective Time of the Merger, Chemical shall promptly deliver to SSBI copies of all reports on Form 10-K and Form 10-Q, and all other reports filed with the SEC.

     6.6   INVESTIGATION.

          6.6.1 CHEMICAL'S ACCESS TO INFORMATION. For the purpose of permitting an examination of SSBI and the Bank by such of Chemical's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of Chemical's evaluation of the Merger, provided that Chemical shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, SSBI shall:

               (a) Permit, and shall cause the Bank to permit, full access to their respective properties, books, and records at reasonable times;

               (b) Use reasonable efforts to cause its and the Bank's directors, officers, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Chemical's directors, officers, attorneys, accountants, and representatives; and

               (c) Furnish to Chemical, upon request, any information reasonably requested respecting its and the Bank's properties, assets, business, and affairs.

          6.6.2 SSBI'S ACCESS TO INFORMATION. For the purpose of permitting an examination of Chemical by such of SSBI's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of SSBI's evaluation of the Merger, provided that SSBI shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, Chemical shall:

               (a) Permit reasonable access to its properties, books, and records at reasonable times;

               (b) Use reasonable efforts to cause its directors, officers, employees, accountants, and attorneys to cooperate fully; and

                      A-45
               (c) Furnish to SSBI, upon request, any information reasonably requested respecting its properties, assets, business, and affairs.

          6.6.3 CONSENT TO DISCLOSE. Chemical and SSBI each acknowledge that certain information may not be disclosed without the prior written consent of persons not affiliated with SSBI or Chemical. If such information is requested, then the party of whom it is requested shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          6.6.4 CONFIDENTIALITY. Except as provided in Section 6.6.6 (OTHER INFORMATION), while this Plan of Merger is in effect and at all times thereafter, Chemical and SSBI each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys, accountants, and financial advisers for, such party who are reasonably believed to have a need for such information in connection with the Merger), and not to make any business use not related to the Merger of, any financial statements, schedules, contracts, agreements, instruments, papers, documents, or other information relating to the other party and the other party's subsidiaries which it may come to know as a direct result of a disclosure by the other party or the other party's subsidiaries, or which may come into its possession directly as a result of and during the course of such investigation.

          6.6.5 RETURN OF MATERIALS. Upon the termination of this Plan of Merger, Chemical and SSBI each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all notes and summaries of such written materials, in connection with such investigation, including any and all copies of any of the foregoing. Chemical and SSBI each agree to preserve intact all such materials which are returned to them and to make such materials reasonably available upon request or subpoena for a period of not less than five years from the termination of this Plan of Merger or such longer or shorter period of time as they may mutually agree.

          6.6.6 OTHER INFORMATION. The provisions of this Section 6.6 (INVESTIGATION) shall not preclude Chemical or SSBI, or their respective subsidiaries, from using or disclosing information which is: (i) readily ascertainable from public information or trade sources; (ii) known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger or received from a third party not under any obligation to SSBI or Chemical, or their respective subsidiaries, to keep such information confidential; or (iii) reasonably required to be included


                      A-46
     in any filing or application required by any governmental or regulatory agency. Chemical shall permit SSBI to review Chemical's application or applications to the Federal Reserve Board prior to filing and SSBI may reasonably request that sensitive or competitive information be separately filed as confidential in accordance with instructions, rules, and regulations issued by such agencies.

          6.6.7 INSIDER TRADING. Chemical and SSBI shall take responsible steps to assure that any person who receives nonpublic information concerning the other party pursuant to this Section 6.6 (INVESTIGATION) will not buy or sell, or advise other persons to buy or sell, the other party's stock until such information is disclosed by the other party to the public.

     6.7 ENVIRONMENTAL INVESTIGATION. Chemical may engage an environmental consultant to conduct a preliminary environmental assessment, including soil and water sampling, ("PHASE I") of each of the parcels of real estate used in the operation of SSBI's or the Bank's businesses and, at Chemical's option, any other real estate owned. SSBI and the Bank shall provide reasonable assistance, including site access, to the consultant for purposes of conducting the Phase I assessments. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties set forth in Section 4.21 (ENVIRONMENTAL MATTERS), without regard to any exceptions that may be contained in the SSBI Disclosure Statement, then Chemical may obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable Environmental Laws. Chemical shall forward copies of any such estimates to SSBI upon receipt.

          6.7.1 MUTUAL AGREEMENT. Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All work plans for any post-Phase I assessment activities, or any removal or remediation actions that may be performed, shall be mutually satisfactory to Chemical and SSBI. If the work plans or removal or remediation actions would entail a material cost to complete, Chemical and SSBI shall discuss a mutually acceptable modification to this Plan of Merger. Chemical and SSBI shall cooperate in the review, approval, and implementation of all work plans.

          6.7.2 CHEMICAL'S RIGHT TO ABANDON. If the parties are unable to agree upon a course of action for further investigation and


                      A-47
     remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Chemical and its subsidiaries would be subject as owner or operator of the property involved can be quantified and limited to an immaterial amount, then Chemical may abandon this Plan of Merger pursuant to Section 9.2.10 (ENVIRONMENTAL CONDITIONS).

     6.8 POOLING QUALIFICATION. Chemical and SSBI each agree that, except as expressly provided in this Plan of Merger, while this Plan of Merger is in effect, it shall not take or fail to take, or cause to be taken or fail to cause to be taken, any action if the result would be or present a material risk that the Merger would become disqualified for the pooling of interests method of accounting by Chemical, including without limitation:

          6.8.1 NO STOCK PURCHASES. Neither Chemical nor any of Chemical's subsidiaries, nor SSBI nor the Bank, respectively, shall acquire any shares of Chemical Common Stock, SSBI Common Stock, any securities convertible into such stock or any other rights to acquire such stock, except in a fiduciary capacity for a customer as to which it has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting and provided that no more than a permitted number of shares have been acquired for such permissible purposes; and

          6.8.2 NO CHANGE OF EQUITY INTEREST. Neither Chemical nor SSBI, respectively, shall in any manner change the equity interest of Chemical Common Stock or SSBI Common Stock, respectively, between the date of this Plan of Merger and the consummation of the Merger, including without limitation distributions (other than ordinary and customary cash dividends) to shareholders and additional issuances, exchanges, and retirements of securities.


                                ARTICLE VII

              CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS

     All obligations of Chemical under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Chemical), prior to or at the Closing, of each of the following conditions:

     7.1   RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

          7.1.1 REPRESENTATIONS AND WARRANTIES. SSBI's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall


                      A-48
     not then be material relative to the business, income, or financial condition of SSBI and the Bank on a consolidated basis. For purposes of this Section 7.1.1 (REPRESENTATIONS AND WARRANTIES), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

          7.1.2 COMPLIANCE WITH AGREEMENTS. SSBI and the Bank shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by SSBI and the Bank prior to or at the Closing in all material respects.

          7.1.3 CERTIFICATES. Compliance with Sections 7.1.1 (REPRESENTATIONS AND WARRANTIES) and 7.1.2 (COMPLIANCE WITH AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of SSBI and, with respect to agreements, conditions, and covenants pertaining to the Bank, by appropriate officers of the Bank, dated as of the date of the Closing, certifying the foregoing in such detail as Chemical may reasonably request, describing any exceptions to such compliance in such certificates.

     7.2 OPINION OF LEGAL COUNSEL. SSBI shall have delivered to Chemical an opinion of Bodman, Longley & Dahling, counsel for SSBI, dated as of the date of the Closing and reasonably satisfactory to counsel for Chemical, to the effect that:

          7.2.1 DUE AUTHORIZATION. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided herein by SSBI have been duly authorized, approved, and adopted by all requisite action of SSBI's Board of Directors and its shareholders.

          7.2.2 ORGANIZATION. SSBI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. SSBI has the corporate power to carry on its business substantially as and where it is now being conducted.

          7.2.3 CAPITAL STOCK. The authorized capital stock of SSBI as of the close of business on the day preceding the Closing consists of 200,000 shares of common stock, $20 par value, of which 100,000 shares are then legally issued and outstanding, fully paid and non-assessable.

          7.2.4  ISSUANCE OF SHARES.  Except as disclosed in such opinion:

               (a) Since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by SSBI.

                      A-49
               (b) To counsel's knowledge after reasonable investigation, there are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of SSBI, or agreements to which SSBI is a party or by which it is bound to issue capital stock, except as set forth in the SSBI Disclosure Statement or in such opinion.

          7.2.5 ORGANIZATION OF SUBSIDIARIES. State Savings Bank of Caro is duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Bank possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws. The Bank is not required to be qualified or admitted to conduct business in any state other than the State of Michigan.

          7.2.6 OWNERSHIP OF SUBSIDIARIES. SSBI owns all of the issued and outstanding shares of capital stock of State Savings Bank of Caro, free and clear of all claims, security interests, pledges, or liens of any kind. To the best of counsel's knowledge, SSBI does not have Control, either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section 7.2.6. There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of the Bank, or agreements to which SSBI or the Bank is a party or by which it is bound to issue capital stock of the Bank.

          7.2.7 VALID AND BINDING. This Plan of Merger constitutes the valid and binding obligation of SSBI, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

          7.2.8 ALL ACTIONS TAKEN. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by SSBI and by the Bank at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

          7.2.9 NO CONFLICT, BREACH, OR VIOLATION. The execution, delivery, and performance of this Plan of Merger by SSBI, and the consummation by SSBI of the transactions contemplated by this Plan of Merger, did not, do not and will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of SSBI; (ii) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to SSBI or the Bank; or (iii) to the best of counsel's


                      A-50
     knowledge, any mortgage, agreement, lease, commitment, indenture, or other instrument applicable to SSBI or the Bank. All consents and approvals of the transactions contemplated by this Plan of Merger which, to counsel's knowledge, are required from any person pursuant to any contract or agreement to which SSBI or the Bank is a party or subject, or by which SSBI or the Bank is bound, have been obtained, except as disclosed in the SSBI Disclosure Statement or in such opinion.

          7.2.10 NO LITIGATION. Except as disclosed in the SSBI Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of SSBI or the Bank in their capacities as such; or (ii) SSBI or the Bank, or its or their respective properties or businesses, which challenges the Merger, or which may result in any liability to SSBI or the Bank which would have a material adverse effect on the business, income, or financial condition of SSBI or the Bank.

          In rendering its opinion, Bodman, Longley & Dahling may reasonably rely on certificates of governmental officials and officers of SSBI or the Bank. Any certificates or legal opinions upon which SSBI's counsel may rely shall also be addressed to Chemical and Chemical shall be entitled to rely thereon. As to any matter with respect to which SSBI's counsel relies upon a legal opinion rendered by other counsel, SSBI's counsel shall state that SSBI's counsel has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

     7.3   REQUIRED APPROVALS.  Chemical shall have received:

          7.3.1 REGULATORY. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by SSBI and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.

          7.3.2 SHAREHOLDER. Evidence reasonably satisfactory to Chemical of the requisite approval of the shareholders of SSBI of this Plan of Merger and the Merger.

     7.4 ORDER, DECREE, ETC. Neither Chemical nor SSBI shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     7.5 PROCEEDINGS. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to SSBI or the Bank or its or their respective properties or


                      A-51
businesses which may result in any liability to SSBI or the Bank which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of SSBI and the Bank on a consolidated basis; (ii) against directors or officers of SSBI in their capacity as such; or (iii) which challenges the Merger or this Plan of Merger.

     7.6 TAX MATTERS. Chemical shall have received an opinion of its counsel, reasonably satisfactory in form and substance, substantially to the effect that:

          7.6.1 The Merger of SSBI with and into Chemical will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Chemical and SSBI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          7.6.2 The basis of the SSBI assets in the hands of Chemical will be the same as the basis of those assets in the hands of SSBI immediately prior to the Merger.

          7.6.3 No gain or loss will be recognized to Chemical on the receipt by Chemical of the assets of SSBI in exchange for Chemical Common Stock and the assumption by Chemical of the liabilities of SSBI.

          7.6.4 The holding period of the assets of SSBI in the hands of Chemical will include the holding period during which such assets were held by SSBI.

     7.7 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     7.8 CERTIFICATE AS TO OUTSTANDING SHARES. Chemical shall have received one or more certificates signed by the secretary of SSBI on behalf of SSBI, certifying the total number of shares of capital stock of SSBI issued and outstanding as of the close of business on the day immediately preceding the Closing, all in such form as Chemical may reasonably request.

     7.9 ESTOPPEL CERTIFICATES. SSBI shall have obtained and delivered to Chemical, in form and substance reasonably satisfactory to Chemical, estoppel certificates from all landlords under leases pursuant to which SSBI or the Bank leases real property as lessee.

     7.10 CHANGE OF CONTROL WAIVERS. Chemical shall have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of SSBI upon consummation of the Merger under any agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other

                      A-52
instruments described in Section 5.1.21 (CHANGE OF CONTROL), all in form and substance reasonably satisfactory to Chemical.

     7.11 POOLING OF INTERESTS ACCOUNTING. Chemical shall have received such assurance from Ernst & Young LLP, satisfactory in form and substance, that the Merger will be treated as a pooling of interests for accounting purposes, subject to satisfaction of post-Merger conditions.


                               ARTICLE VIII

                CONDITIONS PRECEDENT TO SSBI'S OBLIGATIONS

          All obligations of SSBI under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of SSBI), prior to or at the Closing, of each of the following conditions:

     8.1   RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

          8.1.1 REPRESENTATIONS AND WARRANTIES. Chemical's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material to Chemical and its subsidiaries on a consolidated basis. For purposes of this Section 8.1.1 (REPRESENTATIONS AND WARRANTIES), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

          8.1.2 COMPLIANCE WITH AGREEMENTS. Chemical shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Chemical prior to or at the Closing in all material respects.

          8.1.3  CERTIFICATES.  Compliance with Sections 8.1.1
     (REPRESENTATIONS AND WARRANTIES) and 8.1.2 (COMPLIANCE WITH
     AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of Chemical, dated as of the date of the Closing, certifying the foregoing in such detail as SSBI may reasonably request, describing any exceptions to such compliance in such certificates.

     8.2 OPINION OF LEGAL COUNSEL. Chemical shall have delivered to SSBI an opinion of Warner Norcross & Judd LLP, counsel for Chemical, dated as of the date of the Closing and reasonably satisfactory to counsel for SSBI, to the effect that:


                      A-53
          8.2.1 DUE AUTHORIZATION. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the issuance of shares of Chemical Common Stock pursuant to this Plan of Merger have been duly authorized, approved, and adopted by all requisite action of Chemical's Board of Directors.

          8.2.2 ORGANIZATION. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

          8.2.3 CAPITAL STOCK. The authorized capital stock of Chemical as of October 16, 1995, consists of 15,000,000 shares of common stock, $10 par value, of which a total of 9,173,873 shares were legally issued and outstanding.

          8.2.4 ISSUANCE OF SHARES. Since October 16, 1995, except as set forth in such opinion, to counsel's knowledge:

               (a) No additional shares of capital stock have been issued by Chemical, except for shares issued pursuant to the exercise of employee stock options under employee stock option plans, and except for shares issued in connection with the grant or sale of shares to, or for the account of, directors and employees pursuant to other benefit plans.

               (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Chemical, or agreements to which Chemical is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) stock options awarded pursuant to employee stock option plans; (ii) provisions for the grant or sale of shares to, or for the account of, directors and employees pursuant to other benefit plans; and
          (iii) as set forth in the Chemical Disclosure Statement or in such opinion.

          8.2.5 VALID AND BINDING. This Plan of Merger constitutes the valid and binding obligation of Chemical in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

          8.2.6 ALL ACTIONS TAKEN. All actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by Chemical and Chemical's subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.



                      A-54
          8.2.7  NO CONFLICT, BREACH, OR VIOLATION.   The execution,
     delivery and performance of this Plan of Merger by Chemical, and the consummation by Chemical of the transactions contemplated by this Plan of Merger, did not, do not and will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Restated Articles of Incorporation or Bylaws of Chemical; or (ii) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Chemical. All consents and approvals of the transactions contemplated by this Plan of Merger which, to counsel's knowledge, are required from any person pursuant to any contract or agreement to which Chemical or any of Chemical's subsidiaries is a party or subject, or by which Chemical or any of Chemical's subsidiaries is bound, have been obtained, except as disclosed in the Chemical Disclosure Statement or in such opinion.

          8.2.8 NO LITIGATION. Except as disclosed in the Chemical Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Chemical, or its properties or businesses, which challenges the Merger, or which may result in any liability to Chemical which would have a material adverse effect on the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis.

          8.2.9 ISSUANCE OF SHARES AUTHORIZED. The shares of Chemical Common Stock to be issued by Chemical as contemplated by this Plan of Merger are duly authorized, and, when issued as provided in this Plan of Merger, will be legally issued, fully paid, and nonassessable.

          In rendering its opinion, Warner Norcross & Judd LLP may reasonably rely on certificates of governmental officials and officers of Chemical and Chemical's subsidiaries, and certificates of Chemical's transfer agent. Any certificates or legal opinions upon which Warner Norcross & Judd LLP may rely shall also be addressed to SSBI and SSBI shall be entitled to rely on them. As to each matter with respect to which Warner Norcross & Judd LLP relies upon a legal opinion rendered by other counsel, Warner Norcross & Judd LLP shall state that Warner Norcross & Judd LLP has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

     8.3   REQUIRED APPROVALS.  SSBI or Chemical shall have received:

          8.3.1 REGULATORY APPROVALS. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by SSBI and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.



                      A-55
          8.3.2 SSBI SHAREHOLDERS. The requisite approval of the shareholders of SSBI of this Plan of Merger and the Merger.

     8.4 ORDER, DECREE, ETC. Neither Chemical nor SSBI shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     8.5 TAX MATTERS. SSBI shall have received an opinion of counsel for Chemical, reasonably satisfactory in form and substance to SSBI's counsel, substantially to the effect that:

          8.5.1 No gain or loss will be recognized by the shareholders of SSBI who receive shares of Chemical Common Stock in exchange for all of their shares of SSBI Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

          8.5.2 The basis of the Chemical Common Stock to be received by shareholders of SSBI will, in each instance, be the same as the basis of the respective shares of SSBI Common Stock surrendered in exchange therefor.

          8.5.3 The holding period of the Chemical Common Stock received by shareholders of SSBI will, in each instance, include the period during which the SSBI Common Stock surrendered in exchange therefor was held, provided that the SSBI Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of SSBI at the Effective Time of the Merger.

     8.6 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     8.7 FAIRNESS OPINION. SSBI shall have received opinions from Austin Associates, Inc., or another financial expert reasonably acceptable to SSBI, dated approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to SSBI's shareholders from a financial point of view as of that date and such opinion or opinions shall not have been subsequently withdrawn.


                                ARTICLE IX

                           ABANDONMENT OF MERGER

          This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (notwithstanding that approval of this Plan of Merger by the shareholders of SSBI may have previously been obtained) as follows:


                      A-56
     9.1 MUTUAL ABANDONMENT PRIOR TO EFFECTIVE TIME OF THE MERGER. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the Boards of Directors, or duly authorized committees thereof, of Chemical and SSBI.

     9.2 CHEMICAL'S RIGHTS TO TERMINATE. This Plan of Merger may be terminated and the Merger abandoned by Chemical under any of the following circumstances:

          9.2.1 SSBI DISCLOSURE STATEMENT; PRECLOSING INVESTIGATION, ETC. Chemical shall have reasonably determined that:

               (a) Any exception to SSBI's representations and warranties or any other information set forth in the SSBI Disclosure Statement is unacceptable to Chemical;

               (b) Based upon Chemical's preclosing investigation of SSBI, there exists any set of facts or circumstances materially adverse to the financial condition, net income, business, properties, operations, or prospects of SSBI or the Bank; or

               (c) SSBI or the Bank is exposed to risks or the Merger would expose Chemical to risks that in the reasonable judgment of Chemical are not acceptable economic and business risks;

     provided that Chemical notifies SSBI of such abandonment and termination not later than the last to occur of (i) 21 days after Chemical receives the SSBI Disclosure Statement, and (ii) 30 days after the date of the execution of this Plan of Merger.

          9.2.2 BREACH OF WARRANTY. One or more of the representations and warranties made by SSBI in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material relative to the business, income, or financial condition of SSBI and the Bank on a consolidated basis.

          9.2.3 BREACH OF COVENANT. SSBI shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, Chemical shall have given SSBI specific notice of the breach or breaches in writing and SSBI shall have not cured such breach or breaches to the reasonable satisfaction of Chemical within 30 days of receipt of such notice.

          9.2.4 UPSET DATE. The Merger has not yet become effective on or before September 30, 1996.




                      A-57
          9.2.5 INJUNCTION. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

          9.2.6 NO SHAREHOLDER APPROVAL. The shareholders of SSBI have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose, and such meeting has been finally adjourned.

          9.2.7 NO REGULATORY APPROVAL. The Federal Reserve Board or its delegate shall have refused to approve the Merger.

          9.2.8 ADVERSE CHANGE. There has occurred any change from that which existed on December 31, 1994, in the financial condition of SSBI or the Bank which is materially adverse to the business, income, or financial condition of SSBI and the Bank on a consolidated basis.

          9.2.9 AFFILIATE AGREEMENTS. SSBI has failed to obtain from each person who is or becomes an affiliate of SSBI on or after the date of this Plan of Merger a duly authorized and executed Affiliate Agreement, substantially in the form attached as Exhibit A to this Plan of Merger, to be delivered to Chemical (i) within 30 days of the date of this Plan of Merger with respect to all persons who are affiliates of SSBI on the date of this Plan of Merger; and (ii) within 30 days of the date on which a person becomes an affiliate of SSBI with respect to all persons who become affiliates after the date of this Plan of Merger.

          9.2.10 ENVIRONMENTAL CONDITIONS. If any environmental conditions are found, suspected, or indicated by any environmental assessments obtained pursuant to the investigation permitted under
     Section 6.7 (ENVIRONMENTAL INVESTIGATION) which are contrary to SSBI's representations and warranties set forth in Section 4.21 (ENVIRONMENTAL MATTERS), without regard to exceptions contained in SSBI Disclosure Statement, and the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger; provided, that Chemical gives SSBI 5 days' written notice of its intent to terminate this Plan of Merger pursuant to this Section
     9.2.10 (ENVIRONMENTAL CONDITIONS).

          9.2.11 POOLING QUALIFICATION. At any time after Ernst & Young LLP shall have advised Chemical that the Merger is unlikely to qualify for treatment as a pooling of interests for accounting purposes.

     9.3 SSBI'S RIGHTS TO TERMINATE. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of SSBI under any of the following circumstances:

                      A-58
          9.3.1 BREACH OF WARRANTY. One or more of the representations and warranties made by Chemical in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material to the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis.

          9.3.2 BREACH OF COVENANT. Chemical shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, SSBI shall have given Chemical specific notice of the breach or breaches in writing and Chemical shall have not cured such breach or breaches to the reasonable satisfaction of SSBI within 30 days of receipt of such notice.

          9.3.3 UPSET DATE. The Merger has not yet become effective on or before September 30, 1996.

          9.3.4 INJUNCTION. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

          9.3.5 NO SHAREHOLDER APPROVAL. The shareholders of SSBI have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose at which the holders of not less than 90 percent of the outstanding shares of SSBI Common Stock are present in person or represented by proxy, and such meeting has been finally adjourned.

          9.3.6 NO REGULATORY APPROVAL. The Federal Reserve Board or its delegate shall have refused to approve the Merger; provided, that Chemical shall have first had the opportunity to initiate and fully pursue its rights to appeal from, or seek judicial review of, any such refusal. In the event of such appeal or review, and if such appeal or review results in a substantial affirmance of such refusal, then for purposes of this Section 9.3.6 such refusal shall be deemed not to have been made until the termination of such appeal or review.

          9.3.7 ADVERSE CHANGE. There has occurred any change from that which existed on December 31, 1994, in the financial condition of Chemical which is materially adverse to the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis.

          9.3.8 CHEMICAL DISCLOSURE STATEMENT. The cumulative effect of any exceptions to Chemical's representations and warranties or any other information set forth in the Chemical Disclosure Statement shall be materially adverse to the business, income, or financial condition of Chemical and its subsidiaries on a consolidated basis; provided that SSBI notifies Chemical of such abandonment and termination not

                      A-59
     later than the last to occur of (i) 21 days after SSBI receives the Chemical Disclosure Statement, and (ii) 30 days after the date of the execution of this Plan of Merger.


                                 ARTICLE X

                           AMENDMENT AND WAIVER

     10.1 AMENDMENT. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Chemical and SSBI, or by their respective duly authorized officers, at any time prior to the Effective Time of the Merger.

     10.2 WAIVER. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.


                                ARTICLE XI

                               MISCELLANEOUS

     11.1 SPECIFIC ENFORCEMENT. The parties each agree that, in the event of a breach by either party to this Agreement, money damages will be inadequate and not susceptible of computation because of the unique nature of SSBI. Therefore, the parties each agree that a court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Agreement by injunctive order or such other equitable means as may be determined in the court's discretion.

     11.2   LIABILITY FOR BREACH.

          11.2.1 EXPENSES PAID BY SSBI. In the event that this Agreement shall be terminated prior to the Effective Time by Chemical pursuant to Section 9.2.2 (BREACH OF WARRANTY), or pursuant to Section 9.2.3 (BREACH OF COVENANT), then, in addition to any other remedies that may be available in law or in equity, SSBI shall pay all of Chemical's reasonable out-of-pocket expenses incurred in connection with the


                      A-60
     Merger or this Agreement (not including any investment bankers' fees) and shall indemnify and hold Chemical harmless from and against any actions, assessments, losses, costs, damages, or expenses (including reasonable attorneys' fees).

          11.2.2 EXPENSES PAID BY CHEMICAL. In the event this Agreement shall be terminated prior to the Effective Time by SSBI pursuant to
     Section 9.3.1 (BREACH OF WARRANTY), or pursuant to Section 9.3.2 (BREACH OF COVENANT), then, in addition to any other remedies that may be available in law or in equity, Chemical shall pay all of SSBI's reasonable out-of-pocket expenses incurred in connection with the Merger or this Agreement (not including any investment bankers' fees) and shall indemnify and hold SSBI harmless from and against any actions, assessments, losses, costs, damages, or expenses (including reasonable attorneys' fees).

     11.3 OBLIGATIONS AFTER TERMINATION. In the event the Merger is not consummated and this Plan of Merger is terminated and the Merger is abandoned pursuant to Article IX the obligations of Chemical and SSBI under Sections 6.6.4 (CONFIDENTIALITY), 6.6.5 (RETURN OF MATERIALS), 11.2 (Liability for Breach) and 11.5 (EXPENSES) shall continue.

     11.4   TERMINATION OF REPRESENTATIONS AND WARRANTIES.   All
representations and warranties contained in this Plan of Merger shall expire with, and be terminated and extinguished by the consummation of the Merger at the Effective Time of the Merger.

     11.5 EXPENSES. Except as otherwise provided in this Plan of Merger, SSBI and Chemical shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and all filing fees pertaining to the Registration Statement shall be paid by Chemical. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by SSBI.

     11.6 NOTICES. Except as otherwise provided in this Plan of Merger, all notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by facsimile transmission or express delivery service (all fees prepaid) as follows:










                      A-61
        If to Chemical:                         With a copy to:

     Chemical Financial Corporation          Warner Norcross & Judd LLP
     Attention:  Alan W. Ott,                Attention:  Gordon R. Lewis
                 Chairman, President         900 Old Kent Building
                 and Chief Executive         111 Lyon Street, N.W.
                 Officer                     Grand Rapids, Michigan 49503-2489
     333 East Main Street                    Fax:  (616) 752-2500
     Midland, Michigan 48640-0569
     Fax:  (517) 839-5337

        If to SSBI:                             With a copy to:

     State Savings Bancorp Inc.              Bodman, Longley & Dahling
     Attention: Carl O. Holmes,              Attention: Lloyd C. Fell
                Secretary and Treasurer      229 Court Street
     240 North State Street                  P.O. Box 405
     Caro, Michigan 48723-0146               Cheboygan, Michigan 49721-0405
     Fax:  (517) 673-2731                    Fax:  (616) 627-2802

     11.7 GOVERNING LAW. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

     11.8 METHOD OF CONSENT OR WAIVER. Any consent under this Plan of Merger or any waiver of conditions or covenants as may be provided for in this Plan of Merger, subject to all of the other requirements contained in this Plan of Merger, shall be evidenced in writing, properly executed by the Chairman, the President, or one of the Vice Presidents of the party so electing under this Plan of Merger.

     11.9 ENTIRE AGREEMENT. Except as otherwise expressly provided in this Plan of Merger, this Plan of Merger and the related agreements referred to in this Plan of Merger (including without limitation the SSBI Disclosure Schedule and the Chemical Disclosure Schedule, and the respective updates thereto) contains the entire agreement between the parties with respect to the transactions contemplated under this Plan of Merger, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The parties have not relied upon any statements or representations pertaining to the other, whether oral or written, other than as provided for in this Plan of Merger, the SSBI Disclosure Statement, or the Chemical Disclosure Statement (and the respective updates thereto). The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon the parties to this Plan of Merger and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than the parties to this Plan of Merger any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.



                      A-62
     11.10 NO ASSIGNMENT. Neither party may assign any of its rights or obligations under this Plan of Merger to any other person.

     11.11 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

     11.12 FURTHER ASSURANCES; PRIVILEGES. Either party to this Plan of Merger shall, at the request of the other party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger. Each party shall use reasonable efforts to preserve for itself and the other party each available legal privilege with respect to confidentiality of their negotiations and related communications, including the attorney-client privilege.

     11.13 HEADINGS, ETC. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     11.14 SEVERABILITY. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.


          IN WITNESS WHEREOF, the undersigned parties have duly executed this Plan of Merger as of the date first written above.


                                      CHEMICAL FINANCIAL CORPORATION


                                      By /S/ ALAN W. OTT
                                         Alan W. Ott, Chairman, President and
                                         Chief Executive Officer


                                      STATE SAVINGS BANCORP INC.


                                      By /S/ F. DOUGLAS CAMPBELL
                                         F. Douglas Campbell, President



                      A-63























                              APPENDIX B

                  OPINION OF AUSTIN ASSOCIATES, INC.




























   [LOGO]           AUSTIN ASSOCIATES, INC.         7205 WEST CENTRAL AVENUE
               FINANCIAL INSTITUTION CONSULTANTS    TOLEDO OH  43617
                                                    (419) 841-8521
                                                    FAX: (419) 841-8380



   February 26, 1996

Board of Directors
State Savings Bancorp, Inc.
240 North State Street
Caro, Michigan 48723

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to State Savings Bancorp, Inc. ("SSBI") and its shareholders of the terms of the Agreement and Plan of Merger dated October 31, 1995 ("Agreement") between SSBI and Chemical
Financial Corporation ("Chemical"). The terms of the Agreement provide for the merger of SSBI with and into Chemical.

     The terms of the Agreement provide for each outstanding share of SSBI common stock to be converted into 5 shares of Chemical common stock (the "Exchange Rate"), subject to adjustment, as fully described in the Agreement. Chemical will pay cash for fractional shares. The Exchange Rate will be reduced proportionately to the extent that SSBI's "Adjusted Shareholders' Equity" (as defined in the Plan of Merger) is less than $9,300,000 as of a date not more than one month before the closing of the transaction contemplated by the Plan of Merger. SSBI and Chemical each has the right to abandon the Merger under certain conditions.

     In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of SSBI and Chemical, including but not limited to the following: (i) the Proxy Statement; (ii) the financial statements of SSBI and Chemical for the period 1990 through September 30, 1995; (iii) certain other publicly available information on SSBI and Chemical;
(iv) publicly available information regarding the performance of certain other companies whose business activities were believed by us to be generally comparable to those of SSBI and Chemical; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

     In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We


                       B-1
have made no independent verification as to the status of individual loans made by SSBI or Chemical, and have instead relied upon representations and information concerning loans of SSBI and Chemical in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to SSBI or Chemical, or to SSBI shareholders receiving Chemical stock. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to SSBI and its shareholders.

     Based upon our analysis and subject to the qualifications described herein, we believe that, as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to SSBI and its shareholders.

     For our services in rendering this opinion, SSBI will pay us a fee and indemnify us against certain liabilities, including liabilities under the securities laws.

     We consent to the use of this opinion in the Prospectus and Proxy Statement which is part of Chemical's Registration Statement on Form S-4 and to the references to us under the heading "Experts" and elsewhere in the Prospectus and Proxy Statement.


   /s Austin Associates, Inc.
Austin Associates, Inc.






















                       B-2
                             TABLE OF CONTENTS
                                                                       PAGE
    INTRODUCTION AND SUMMARY . . . . . . . . . . . . . . . . . . . . . . .1
         Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . .1
         Chemical Financial Corporation. . . . . . . . . . . . . . . . . .2
         State Savings Bancorp, Inc. . . . . . . . . . . . . . . . . . . .2
         Summary of Certain Aspects of the
          Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
         Market Value of Shares. . . . . . . . . . . . . . . . . . . . . .6
         Selected Financial Data . . . . . . . . . . . . . . . . . . . . .7
         Comparative Per Share Data. . . . . . . . . . . . . . . . . . . 10
         Chemical Financial Corporation
          Summary of Recent Financial Information. . . . . . . . . . . . 11
    GENERAL MEETING INFORMATION. . . . . . . . . . . . . . . . . . . . . 14
         Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         Voting by Proxy . . . . . . . . . . . . . . . . . . . . . . . . 14
         Proxy Solicitation. . . . . . . . . . . . . . . . . . . . . . . 14
         Voting Rights and Record Date . . . . . . . . . . . . . . . . . 15
         Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Background of the Merger. . . . . . . . . . . . . . . . . . . . 16
         Reasons for the Transaction . . . . . . . . . . . . . . . . . . 16
         Opinion of Financial Adviser. . . . . . . . . . . . . . . . . . 17
         Conversion of SSBI Shares . . . . . . . . . . . . . . . . . . . 20
         Stock Price Condition . . . . . . . . . . . . . . . . . . . . . 21
         Minimum Adjusted Shareholders'
          Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Distribution of Chemical Common
          Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Effective Time of the Merger. . . . . . . . . . . . . . . . . . 25
         Business of SSBI Pending the
          Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Management After the Merger . . . . . . . . . . . . . . . . . . 26
         Conditions to the Merger and
          Abandonment. . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Description of Chemical Capital
          Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Comparison of Rights of Chemical
          Shareholders
          and SSBI Shareholders. . . . . . . . . . . . . . . . . . . . . 29
         Provisions Affecting Control of
          Chemical . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Indemnification and Limitation of
          Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         Agreements of Affiliates. . . . . . . . . . . . . . . . . . . . 33
         Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . 34
         Federal Income Tax Consequences . . . . . . . . . . . . . . . . 34





    STATE SAVINGS BANCORP, INC.. . . . . . . . . . . . . . . . . . . . . 36
         Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Market Price and Dividends. . . . . . . . . . . . . . . . . . . 37
         SSBI's Management's Discussion and Analysis
          of Financial Condition and Results of Operations
          as of and for the Years Ended December 31,
          1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . . 37
         SSBI's Management's Discussion and Analysis of
          Financial Condition and Results of Operations for
          Periods Ended September 30, 1995 and 1994. . . . . . . . . . . 53
         Summary of Recent Financial Information
          (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . 55
         SSBI Consolidated Financial Statements. . . . . . . . . . . . . 57
    VOTING AND MANAGEMENT INFORMATION. . . . . . . . . . . . . . . . . . 80
         Voting Securities and
          Principal Shareholders
          of SSBI. . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
         Interests of Certain Persons. . . . . . . . . . . . . . . . . . 82
         Vote Required for Approval. . . . . . . . . . . . . . . . . . . 83
    GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . 83
         Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . 83
         Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
         Sources of Information. . . . . . . . . . . . . . . . . . . . . 84
    Appendix A--Agreement and Plan of Merger
    Appendix B--Opinion of Austin Associates, Inc.



























                       NO PERSON IS AUTHORIZED TO GIVE ANY
                       INFORMATION OR TO MAKE ANY
                       REPRESENTATION NOT CONTAINED IN
                       THIS PROSPECTUS AND PROXY STATEMENT
                       IN CONNECTION WITH THE OFFERING AND
                       SOLICITATION MADE HEREBY.  IF GIVEN
                       OR MADE, SUCH INFORMATION OR
                       REPRESENTATION SHOULD NOT BE RELIED
                       UPON AS HAVING BEEN AUTHORIZED.
                       NEITHER THE DELIVERY OF THIS
                       PROSPECTUS AND PROXY STATEMENT NOR
                       ANY DISTRIBUTION OF THE SECURITIES
                       THIS PROSPECTUS AND PROXY STATEMENT
                       OFFERS SHALL, UNDER ANY
                       CIRCUMSTANCES, CREATE ANY
                       IMPLICATION THAT THERE HAS BEEN NO
                       CHANGE IN THE INFORMATION CONTAINED
                       HEREIN OR IN THE AFFAIRS OF
                       CHEMICAL OR SSBI SINCE THE DATE
                       HEREOF.
                             _________________





                              PROSPECTUS AND
                              PROXY STATEMENT



                    SPECIAL MEETING OF SHAREHOLDERS OF
                        STATE SAVINGS BANCORP, INC.

                  IN CONNECTION WITH AN OFFERING OF UP TO
                              584,000 SHARES

                                 CHEMICAL
                           FINANCIAL CORPORATION
                        COMMON STOCK, $10 PAR VALUE




                    [CHEMICAL FINANCIAL CORPORATION LOGO]







           PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chemical is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.

     Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses


                     II - 1
(including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

     A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

     Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (1) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (2) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

     The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

     The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.







                     II - 2
ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement:

NUMBER                             EXHIBIT

  2 AGREEMENT AND PLAN OF MERGER. Attached as Appendix A to the Prospectus and Proxy Statement.

  3(a)         RESTATED ARTICLES OF INCORPORATION AND AMENDMENTS.
               Previously filed as Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. Here incorporated by reference.

  3(b) BYLAWS AND AMENDMENTS. Previously filed as Exhibit 4(b) to the registrant's Form S-8 Registration Statement No. 33-47356 filed with the Commission on
               April 28, 1992.   Here incorporated by reference.

  4 LONG-TERM DEBT. The registrant is a party to several long-term debt agreements which at the time of this Registration Statement do not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of the other parties thereto to the Securities and Exchange Commission upon request.

   5*          OPINION OF COUNSEL REGARDING THE LEGALITY OF THE
               SECURITIES BEING REGISTERED.

   8*          OPINION OF COUNSEL REGARDING CERTAIN TAX MATTERS.

10(a)          AMENDED AWARD AND STOCK OPTION PLAN OF 1987.
               Previously filed as an exhibit to the registrant's Form S-8 Registration Statements Nos. 33-15064 and 33-47356, filed with the Commission on June 17, 1987, and April 28, 1992, respectively. Here incorporated by reference.

10(b) AMENDED STOCK OPTION PLAN OF 1983. Previously filed as an exhibit to the registrant's Form S-8 Registration Statement No. 2-84987 filed with the Commission on
               March 28, 1984.   Here incorporated by reference.

10(c) PLAN FOR DEFERRAL OF DIRECTORS' FEES. Previously filed as Exhibit 10(c) to the registrant's Form S-4
               Registration Statement No. 33-64944 filed with the
               Commission on June 24, 1993. Here incorporated by reference.

                     II - 3
NUMBER                             EXHIBIT

10(d) CHEMICAL FINANCIAL CORPORATION SUPPLEMENTAL PENSION PLAN. Previously filed as Exhibit 10(c) to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 12, 1993. Here incorporated by reference.

11             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS.
               Previously filed as an exhibit to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1994, and as an exhibit to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. Here incorporated by reference.

21 SUBSIDIARIES OF THE REGISTRANT. Previously filed as an exhibit to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1994. Here incorporated by reference.

   23(a)*      CONSENT OF COUNSEL.  Included in Exhibit 5 to this
               Registration Statement.

   23(b)*      CONSENT OF  ERNST & YOUNG LLP (CHEMICAL FINANCIAL
               STATEMENTS).

   23(c)*      CONSENT OF CROWE, CHIZEK AND COMPANY LLP (SSBI
               FINANCIAL STATEMENTS).

   23(d)* CONSENT OF AUSTIN ASSOCIATES, INC. Included in Appendix B to the Prospectus and Proxy Statement.

   24*         POWERS OF ATTORNEY

99(a) FORM 8-A OF CHEMICAL FINANCIAL CORPORATION. Previously filed with the Commission on January 2, 1976. Here incorporated by reference.

   99(b)*      FORM OF AFFILIATES AGREEMENT.

   99(c)*      FORM OF PROXY.

   99(d)*      PRESIDENT'S LETTER.

   ____________________
   *Previously filed.



                     II - 4
     (b) FINANCIAL STATEMENT SCHEDULES. Financial statement schedules have been omitted because they are not applicable.

     (c)  OPINION OF FINANCIAL ADVISER.  The opinion of Austin
Associates, Inc. appears as Appendix B to the Prospectus and Proxy
Statement.













































                     II - 5
ITEM 22.  UNDERTAKINGS.

     (1) "The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section
         10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar vlaue of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statmeent or any material change to such information in the registration statement;"

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement


                     II - 6

shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (b)  The Registrant undertakes that every prospectus:
     (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the

                     II - 7
Prospectus and Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.







































                     II - 8
                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on February 26, 1996.


                              CHEMICAL FINANCIAL CORPORATION
                              (Registrant)


                              By /S/ ALAN W. OTT
                                 Alan W. Ott
                                 Chairman of the Board, Chief Executive
                                   Officer and President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   February __, 1996                 __________________________________
                                     James A. Currie
                                     Director


   February __, 1996                 ___________________________________
                                     Michael L. Dow
                                     Director


   February 26, 1996                 /S/ ALAN W. OTT
                                     Alan W. Ott
                                     Chairman of the Board, Chief Executive
                                      Officer and President (Principal
                                      Executive Officer)


   February 26, 1996                 */S/ FRANK P. POPOFF
                                      Frank P. Popoff
                                      Director


   February 26, 1996                 */S/ LAWRENCE A. REED
                                      Lawrence A. Reed
                                      Director



   February 26, 1996                 */S/ WILLIAM S. STAVROPOULOS
                                      William S. Stavropoulos
                                      Director


   February 26, 1996                 /S/ LORI A. GWIZDALA
                                     Lori A. Gwizdala
                                     Senior Vice President, Treasurer and
                                      Chief Financial Officer (Principal
                                      Financial and Accounting Officer)


                                     *By /S/ LORI A. GWIZDALA
                                         Lori A. Gwizdala
                                         Attorney-in-Fact





































                                EXHIBIT INDEX

NUMBER                             EXHIBIT

  2            AGREEMENT AND PLAN OF MERGER.  Attached as
               Appendix A to the Prospectus and Proxy Statement.

  3(a)         RESTATED ARTICLES OF INCORPORATION AND AMENDMENTS.
               Previously filed as Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. Here incorporated by reference.

  3(b) BYLAWS AND AMENDMENTS. Previously filed as Exhibit 4(b) to the registrant's Form S-8 Registration Statement No. 33-47356 filed with the Commission on
               April 28, 1992.   Here incorporated by reference.

  4 LONG-TERM DEBT. The registrant is a party to several long-term debt agreements which at the time of this Registration Statement do not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of the other parties thereto to the Securities and Exchange Commission upon request.

   5*          OPINION OF COUNSEL REGARDING THE LEGALITY OF THE
               SECURITIES BEING REGISTERED.

   8*          OPINION OF COUNSEL REGARDING CERTAIN TAX MATTERS.

10(a)          AMENDED AWARD AND STOCK OPTION PLAN OF 1987.
               Previously filed as an exhibit to the registrant's Form S-8 Registration Statements Nos. 33-15064 and 33-47356, filed with the Commission on June 17, 1987, and April 28, 1992, respectively. Here incorporated by reference.

10(b) AMENDED STOCK OPTION PLAN OF 1983. Previously filed as an exhibit to the registrant's Form S-8 Registration Statement No. 2-84987 filed with the
               Commission on March 28, 1984.   Here incorporated
               by reference.

10(c) PLAN FOR DEFERRAL OF DIRECTORS' FEES. Previously filed as Exhibit 10(c) to the registrant's Form S-4 Registration Statement No. 33-64944 filed with the Commission on June 24, 1993. Here incorporated by reference.



NUMBER                             EXHIBIT

10(d) CHEMICAL FINANCIAL CORPORATION SUPPLEMENTAL PENSION PLAN. Previously filed as Exhibit 10(c) to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 12, 1993. Here incorporated by reference.

11             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS.
               Previously filed as an exhibit to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1994, and as an exhibit to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. Here incorporated by reference.

21 SUBSIDIARIES OF THE REGISTRANT. Previously filed as an exhibit to the registrant's Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1994. Here incorporated by reference.

   23(a)*      CONSENT OF COUNSEL.  Included in Exhibit 5 to this
               Registration Statement.

   23(b)*      CONSENT OF  ERNST & YOUNG LLP (CHEMICAL FINANCIAL
               STATEMENTS).

   23(c)*      CONSENT OF CROWE, CHIZEK AND COMPANY LLP (SSBI
               FINANCIAL STATEMENTS).

   23(d) CONSENT OF AUSTIN ASSOCIATES, INC. Included in the Opinion of Austin Associates, Inc. included as Appendix B to the Prospectus and Proxy Statement

   24*         POWERS OF ATTORNEY

99(a) FORM 8-A OF CHEMICAL FINANCIAL CORPORATION. Previously filed with the Commission on January 2, 1976. Here incorporated by reference.

   99(b)*      FORM OF AFFILIATES AGREEMENT.

   99(c)*      FORM OF PROXY.

   99(d)*      PRESIDENT'S LETTER.
   __________________
   *Previously filed.